CONFIDENTIAL -- FOR USE OF THE COMMISSION ONLY

                          SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange  Act of
1934
                           (Amendment No. 4)
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]       Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]       Definitive Proxy Statement
[ ]       Definitive Additional Materials
[ ]       Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

          SERAGEN, INC.

         (Name of Registrant as Specified In Its Charter)



(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]       No fee required.
[ ]       Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

   1)  Title of each class of securities to which transaction applies:
         N/A

   2)  Aggregate number of securities to which transaction applies:
         N/A

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state now it was determined):
         N/A

   4)  Proposed maximum aggregate value of transaction:
         $5,000,000

   5)  Total fee paid:
         $1,000.00

[X]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

   1)  Amount previously paid:
       ______________________________________

    2) Form, Schedule or Registration Statement No:
       ______________________________________

    3) Filing party:
       ______________________________________

   4)  Date filed:
       ______________________________________

                              [LOGO]

                                                 November 4, 1997

Dear Seragen Shareholder:

   You are cordially invited to attend the 1997 Annual Meeting of Shareholders to be held at the offices of the Company, 97 South Street, Hopkinton, Massachusetts, on December 16, 1997 at 12:00 noon, local time.

  At the Annual Meeting, six members will be elected to the Board of Directors. In addition, the Company will seek shareholder approval and ratification of a proposal (a) to sell to Boston University or its nominee for $5 million the Company's operating division, which includes substantially all of the Company's assets and personnel other than (i) its patents (which have been previously pledged to secure certain dividend obligations) and other intellectual property
(ii) certain management personnel, and (iii) assets utilized by the retained management personnel in the performance of their duties, and (b) to enter into a related contract service arrangement with Boston University. The Company also will seek shareholder approval of a proposal to amend the Company's 1992 Long Term Incentive Plan to increase the number of shares available under the plan from 2,300,000 to 16,000,000. Finally, the Company will seek shareholder ratification of the selection of Arthur Andersen LLP as independent auditors for the Company for the fiscal year ending December 31, 1997. The Board of Directors recommends the approval of each of these proposals.

   Directors will be elected by a plurality of the votes cast for the election of directors. Approval of the proposal to sell the Company's operating facilities to Boston University requires the affirmative vote of a majority of the outstanding stock of the Company entitled to vote on the transaction. In addition, the Board of Directors has determined to seek ratification of the transaction by a majority of the shareholders who do not have a significant connection with Boston University. If the transaction is not ratified by a majority of the outstanding shares of capital stock entitled to vote on the transaction, excluding shares owned by or the voting of which is controlled by Boston University, Leon C. Hirsch, Turi Josefsen, or their affiliates, the Board of Directors will reconsider whether to proceed with the transaction. Boston University is the Company's largest shareholder and owns approximately 42% of the total voting power of the Company. Mr. Hirsch and Ms. Josefsen may be deemed to be affiliated with Boston University. Approval of the amendments to the Company's 1992 Long Term Incentive Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Ratification of Arthur Andersen LLP as the Company's independent auditors requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

  In addition to the formal items of business to be brought before the Annual Meeting, I will report on the Company's recent operations. This will be followed by a question and answer period.

   Your participation in Seragen's affairs is important, regardless of the number of shares you hold. To ensure your representation, even if you cannot attend the Annual Meeting, please sign, date and return the enclosed proxy promptly.

   We look forward to seeing you on December 16th.

                                      Sincerely,


                                      By:   /s/ Reed R. Prior
                                      -----------------------
                                      Reed R. Prior
                                      Chairman, Chief Executive
                                      Officer and Treasurer

                            [LOGO]

                          SERAGEN, INC.

          NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS
                        November 4, 1997

   Notice is hereby given that the 1997 Annual Meeting of Shareholders of Seragen, Inc. will be held at the offices of the Company, 97 South Street, Hopkinton, Massachusetts, on December 16, 1997 at 12:00 noon, for the following purposes:

   1. To elect six directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified or until their earlier resignation or removal.

   2. To approve and ratify the sale of the Company's operating division (which includes substantially all of the Company's assets and personnel other than (i) its patents (which have been previously pledged to secure certain dividend obligations) and other intellectual property,
        (ii) certain management personnel, and (iii) assets utilized by the retained management personnel in the performance of their duties) to Boston University, or its nominee, pursuant to the terms and conditions of an Asset Purchase Agreement dated as of February
        14, 1997, as amended effective May 16, 1997, August 25, 1997, and October 21, 1997, and a Service Agreement dated as of February 14, 1997, between the Company and Boston University.

   3. To approve an amendment to the Company's 1992 Long Term Incentive Plan to increase the number of shares available under that plan from 2,300,000 to 16,000,000.

   4. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1997.

   5. To transact such other business as properly may come before the Annual Meeting or any adjournments thereof.

   YOUR VOTE IS PARTICULARLY IMPORTANT BECAUSE WITH RESPECT TO
PROPOSAL 2
THE BOARD OF DIRECTORS HAS DETERMINED TO SEEK RATIFICATION BY
AFFIRMATIVE VOTE
OF A MAJORITY OF THE DISINTERESTED SHARES ISSUED AND OUTSTANDING
AND ENTITLED
TO VOTE.  IF THE SPECIFIED VOTE IS NOT OBTAINED, THE BOARD OF DIRECTORS
WILL
RECONSIDER WHETHER TO PROCEED WITH THE TRANSACTION.

   The Board of Directors has fixed the close of business on October 28, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. All shareholders are cordially invited to attend the Annual Meeting. However, to ensure your representation, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the card. A return addressed envelope is enclosed for your convenience.

                                 By Order of the Board of Directors,

                                      By:    /s/ Reed R. Prior
                                      ------------------------
                                      Reed R. Prior,
                                      Chairman, Chief Executive
                                      Officer and Treasurer

                                      Seragen, Inc.
                                      97 South Street
                                      Hopkinton, Massachusetts 01748
                                      November 4, 1997

                              SERAGEN, INC.
                             97 South Street
                     Hopkinton, Massachusetts 01748

                              PROXY STATEMENT

                            GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Seragen, Inc. (the "Company") of proxies to be voted at the 1997 Annual Meeting of Shareholders of the Company (the "Annual Meeting") on December 16, 1997, and at any and all adjournments thereof.

     At the Annual Meeting, shareholders will be asked to approve and ratify the sale of the Company's operating division to Boston University, or its nominee, pursuant to the terms and conditions of an Asset Purchase Agreement, dated as of February 14, 1997, as amended effective May 16, 1997, August 25, 1997, and October 21, 1997 (the "Asset Purchase Agreement"), and a Service Agreement, dated as of February 14, 1997 (the "Service Agreement"), between the Company and Boston University. The following considerations may be of importance to shareholders in connection with their consideration of the proposed transaction between the Company and Boston University:

       - pursuant to the transaction, the Company will sell or transfer to Boston University substantially all of its assets and personnel other than (i) its patents (which have been previously pledged to secure certain dividend obligations) and other intellectual property, (ii) certain of its management personnel, and (iii) assets used by its retained management personnel in the discharge of their duties;

     - the Company's Board of Directors has not received any independent valuation of the assets to be sold to Boston University;

     - ratification of the transaction by the Company's shareholders will afford the directors the protections available under Section 144 of the Delaware General Corporation Law ("DGCL Section 144;"
           see "Sale of the Operating Division to Boston University -- Approvals Required for the Operating Division Sale; Shareholder Approval and Interest of Controlling Shareholder in the Transaction"); and

     - the Company's shareholders will not have appraisal rights with respect to the transaction.

For a complete discussion of the proposed transaction with Boston University, including of the considerations set forth above, see "Sale of the Operating Division to Boston University."

     This Proxy Statement, the accompanying proxy card and the Annual Report to Shareholders are being mailed to shareholders on or about November 4, 1997. Business at the Annual Meeting will be conducted in accordance with the procedures determined by the presiding officer and will generally be limited to matters properly brought before the Annual Meeting by or at the suggestion of the Board of Directors or by a shareholder pursuant to provisions of the Company's Bylaws requiring advance notice and disclosure of relevant information.

     The voting securities of the Company outstanding on October 28, 1997, the record date for the Annual Meeting, consisted of 20,853,893 shares of common stock, $.01 par value per share (the "Common Stock"), each share of which is entitled to one vote, and 23,800 shares of Series B Preferred Stock (the "Series B Shares"), each share of which is entitled to 250 votes on each matter submitted to a vote of shareholders. The last reported sale price of the Company's Common Stock as of October 28, 1997 was $0.625. There is no public market for the Series B Shares. Holders of Series A Preferred Stock ("Series A Shares") and Series C Preferred Stock ("Series C Shares") are not entitled to vote on any of the matters intended to be submitted to a vote at the Annual Meeting. Shareholders do not have cumulative voting rights.
With respect to the tabulation of votes, abstentions and broker non-votes will have no effect on the vote with respect to Proposals 1, 3, and 4, but will be counted as "no" votes with respect to Proposal 2.

                        TABLE OF CONTENTS

                                                                        Page


THE ANNUAL MEETING . . . . . . . . . . . . . . . . . . . . . .            1
   VOTING OF PROXIES . . . . . . . . . . . . . . . . . . . . .            1
   ATTENDANCE AT ANNUAL MEETING. . . . . . . . . . . . . . . .            1

ELECTION OF DIRECTORS
PROPOSAL 1 . . . . . . . . . . . . . . . . . . . . . . . . . .            2
   THE BOARD OF DIRECTORS AND ITS COMMITTEES . . . . . . . . .            4
        Board Meetings . . . . . . . . . . . . . . . . . . . .            4
        Certain Committees of the Board. . . . . . . . . . . .            4
        Director Compensation. . . . . . . . . . . . . . . . .            4
        Other Director Arrangements. . . . . . . . . . . . . .            5
   EXECUTIVE OFFICERS OF THE COMPANY . . . . . . . . . . . . .            5
        Management Restructuring . . . . . . . . . . . . . . .            6
        Terms of Office; Relationships . . . . . . . . . . . .            6
   EXECUTIVE COMPENSATION. . . . . . . . . . . . . . . . . . .            7
        Option Grants. . . . . . . . . . . . . . . . . . . . .            9
        Fiscal Year-End Option Values. . . . . . . . . . . . .           10
        Compensation Committee Report on Option Repricing. . .           10
        Option Repricings. . . . . . . . . . . . . . . . . . .           11
        Compensation Committee Report on Executive Compensation          11
        Performance Graph. . . . . . . . . . . . . . . . . . .           14
        Employment and Consulting Agreements; Change in Control
             Arrangements. . . . . . . . . . . . . . . . . . .           15
        Compensation Committee Interlocks and Insider Participation      17
   CERTAIN TRANSACTIONS. . . . . . . . . . . . . . . . . . . .           19
   SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE . .           22
   COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
   MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . . . .           23

SALE OF THE OPERATING DIVISION TO BOSTON UNIVERSITY
PROPOSAL 2 . . . . . . . . . . . . . . . . . . . . . . . . . .           27
   GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . .           27
        Risks. . . . . . . . . . . . . . . . . . . . . . . . .           29
        Background of the Sale . . . . . . . . . . . . . . . .           29
        Boston University. . . . . . . . . . . . . . . . . . .           29
   DESCRIPTION OF THE ASSET PURCHASE AGREEMENT . . . . . . . .           30
        Transferred Assets . . . . . . . . . . . . . . . . . .           30
        Purchase Price for Assets. . . . . . . . . . . . . . .           31
        Consummation of Operating Division Sale. . . . . . . .           31
        Indemnification. . . . . . . . . . . . . . . . . . . .           32
   DESCRIPTION OF THE SERVICE AGREEMENT. . . . . . . . . . . .           33
        Services to be Provided. . . . . . . . . . . . . . . .           33
        Employee Matters . . . . . . . . . . . . . . . . . . .           33
        Term . . . . . . . . . . . . . . . . . . . . . . . . .           33
        Disposition of Operating Division Assets . . . . . . .           34
        Payment for Services . . . . . . . . . . . . . . . . .           34
        Obligations Related to Services. . . . . . . . . . . .           34
        Boston University's Operating Income . . . . . . . . .           35

   REASONS FOR AND EFFECTS OF THE SALE OF THE OPERATING DIVISION         36
        Advisability of Sale of Operating Division; Board
             Deliberations . . . . . . . . . . . . . . . . . .           36
        Tax Consequences . . . . . . . . . . . . . . . . . . .           39
        Accounting Treatment . . . . . . . . . . . . . . . . .           40
        Pro Forma Financial Information. . . . . . . . . . . .           40
        Selected Financial Data. . . . . . . . . . . . . . . .           41
        Effect on Security Holders . . . . . . . . . . . . . .           44
        Market Price of the Company's Common Stock . . . . . .           44
   APPROVALS REQUIRED FOR THE OPERATING DIVISION SALE. . . . .           44
        Regulatory Approvals . . . . . . . . . . . . . . . . .           44
        Shareholder Approval and Interest of Controlling Shareholder
             in the Transaction. . . . . . . . . . . . . . . .           44

AMENDMENT OF THE 1992 LONG TERM INCENTIVE PLAN
PROPOSAL 3 . . . . . . . . . . . . . . . . . . . . . . . . . .           46
   AMENDMENTS TO THE INCENTIVE PLAN. . . . . . . . . . . . . .           46
   DESCRIPTION OF INCENTIVE PLAN . . . . . . . . . . . . . . .           47
        Purposes Of The Incentive Plan . . . . . . . . . . . .           47
        Administration . . . . . . . . . . . . . . . . . . . .           47
        Eligibility. . . . . . . . . . . . . . . . . . . . . .           47
        Shares Available For Awards. . . . . . . . . . . . . .           47
        Awards Under The Incentive Plan. . . . . . . . . . . .           47
        Change in Control Provisions . . . . . . . . . . . . .           49
        Adjustments. . . . . . . . . . . . . . . . . . . . . .           49
        Amendments of the Incentive Plan . . . . . . . . . . .           50
        Duration of the Incentive Plan . . . . . . . . . . . .           50
   INCENTIVE PLAN BENEFITS . . . . . . . . . . . . . . . . . .           50
   REASONS FOR THE PROPOSED AMENDMENT. . . . . . . . . . . . .          53
   MARKET PRICE OF THE COMPANY'S COMMON STOCK. . . . . . . . .          53
   FEDERAL INCOME TAX CONSEQUENCES OF GRANTS . . . . . . . . .          53
        Incentive Stock Options. . . . . . . . . . . . . . . .          53
        Non-Qualified Stock Options. . . . . . . . . . . . . .          54
        SARs/Limited SARs. . . . . . . . . . . . . . . . . . .          54
        Restricted Stock . . . . . . . . . . . . . . . . . . .          54
        Deferred Stock . . . . . . . . . . . . . . . . . . . .          55
        Stock Purchase Rights. . . . . . . . . . . . . . . . .          55
        Other Stock-Based Awards . . . . . . . . . . . . . . .          55
        Section 83(h) of the Code. . . . . . . . . . . . . . .          56
        Section 162(m) of the Code . . . . . . . . . . . . . .          56
        Other Tax Consequences . . . . . . . . . . . . . . . .          56
   APPROVAL REQUIRED FOR AMENDMENT TO INCENTIVE PLAN . . . . .          57

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
PROPOSAL 4 . . . . . . . . . . . . . . . . . . . . . . . . . .          58

MARKET FOR THE COMPANY'S SECURITIES AND RELATED STOCK MATTERS.
59

PROXY SOLICITATION . . . . . . . . . . . . . . . . . . . . . .          60

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
FOR NEXT YEAR'S ANNUAL MEETING . . . . . . . . . . . . . . . .        60

ATTENDANCE OF INDEPENDENT AUDITORS AT ANNUAL MEETING . . . . .        60

ANNUAL REPORT TO SHAREHOLDERS AND INCORPORATION BY REFERENCE .
60

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . .        60

UNAUDITED FINANCIAL STATEMENTS AND MANAGEMENT'S DISCUSSION AND
ANALYSIS FOR THE QUARTER ENDED JUNE 30, 1997. . . . . . . . . .      F-1

EXHIBIT A-1 - ASSET PURCHASE AGREEMENT. . . . . . . . . . . .       A1-1

EXHIBIT A-2 - AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT           A2-1

EXHIBIT A-3 - AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT           A3-1

EXHIBIT A-4 - AMENDMENT NO. 3 TO ASSET PURCHASE AGREEMENT           A4-1

EXHIBIT B - SERVICE AGREEMENT. . . . . . . . . . . . . . . .         B-1

EXHIBIT C - SERAGEN INC. 1992 LONG TERM INCENTIVE PLAN               C-1

                        THE ANNUAL MEETING

                        VOTING OF PROXIES

   Because many shareholders are unable to attend the Company's Annual Meeting, the Board of Directors is soliciting proxies to give each shareholder an opportunity to vote on all matters scheduled to come before the Annual Meeting, as they are set forth in this Proxy Statement. Shareholders are urged to read carefully the material in this Proxy Statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card, and sign, date and return the card in the enclosed stamped envelope.

   Where a shareholder specifies a choice on the proxy as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of each of the six nominees for Director named in this Proxy Statement, FOR the proposal to approve and ratify the sale of the Company's operating division, which includes the Company's manufacturing, clinical trial, and product development facilities (the "Operating Division"), and the related contract service arrangement between the Company and Boston University, FOR the proposal to amend the Company's 1992 Long Term Incentive Plan (the "Incentive Plan"), and FOR ratification of the selection of independent auditors. A shareholder may revoke or revise the proxy that is conferred by the enclosed proxy card at any time before the Annual Meeting by delivering to the Company a written notice of revocation (which may take any form) or a duly executed proxy bearing a later date, or by voting by ballot at the Annual Meeting.

   Shareholders of record at the close of business on October 28, 1997 are entitled to receive notice of the Annual Meeting and to vote the shares held by them on that date. The holders of a majority of the issued and outstanding shares of capital stock of the Company entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting in order to constitute a quorum for the conduct of business at the Annual Meeting.

   The vote required for approval of each item to be considered at the Annual Meeting is discussed below under the description of each item. Shareholder proxies will be received by the Bank of Boston, the Company's independent proxy processing agent. The proxy vote will be certified by an independent Inspector of Election. Proxies and ballots that identify the vote of individual shareholders are kept confidential until the final vote has been tabulated at the Annual Meeting, except where disclosure is necessary to meet legal requirements or in a contested proxy solicitation and in cases where shareholders write comments on their proxy cards.

                   ATTENDANCE AT ANNUAL MEETING

   To ensure the availability of adequate space for shareholders wishing to attend the Annual Meeting, priority seating will be given to shareholders of record and beneficial owners of the Company's stock having evidence of such ownership, or their authorized representatives, and to the invited guests of management. In addition, a shareholder may bring one guest. In order that seating may be equitably allocated, a shareholder wishing to bring more than one guest must contact Lora Maurer, Manager - Investor Relations/Corporate Communications, telephone 508-435-2331, in advance of the Annual Meeting.

                      ELECTION OF DIRECTORS
                             PROPOSAL 1

   Six Directors will be elected at the Annual Meeting. The Board of Directors currently consists of eight members. Of those eight Directors, Drs. John E. Bagalay, Jr. and John R. Murphy have declined to stand for reelection. Accordingly, in accordance with the Company's By-Laws, the Board of Directors has reduced the size of the Board to six members and has nominated the six individuals listed below, each of whom currently is a Director, for election as a Director at the Annual Meeting.

   Each Director elected at the meeting will hold office until the next annual meeting of shareholders and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. The Company's By-Laws authorize the Board of Directors from time to time to determine the number of its members. Vacancies in unexpired terms and any additional positions created by Board action may be filled by the existing Board of Directors. Pursuant to a shareholders agreement, holders of shares representing a majority of the voting power of the Company's securities have agreed to increase the size of the Board of Directors to nine. However, as of the date of this Proxy Statement, no persons have been identified to fill the positions that would be created by such an increase in the Board's size. See "Certain Transactions."

   The following information sets forth biographical summaries and ages (as of October 7, 1997) of each of the six persons who has been nominated by the Board of Directors for election as a Director of the Company. Information with respect to the number of shares of the Company's Common Stock beneficially owned by each nominee as of October 7, 1997, appears on pages
26 through 29 of this Proxy Statement.


Name                               Age     Positions with the Company


Reed R. Prior. . . . . . . . . .   46      Chairman of the Board of Directors,
                                           Chief Executive Officer, Treasurer,
                                           and Director

Gerald S.J. Cassidy. . . . . . . . 57      Director

Kenneth G. Condon. . . . . . . . . 50      Director

Norman A. Jacobs . . . . . . . . . 60      Director

Jean C. Nichols, Ph.D. . . . . . . 46      President, Chief Technology
                                           Officer and Director

John R. Silber, Ph.D.. . . . . . . 71      Director


   Reed R. Prior -- Mr. Prior was elected Chairman of the Board of
Directors and Chief Executive Officer and Treasurer in November 1996. Prior to joining the Company, Mr. Prior served as President and Chief Executive Officer of ActiMed Laboratories, Inc., a privately-held medical diagnostics company. From 1992 to 1995, he was President and Chief Executive Officer of Receptor Laboratories, Inc., a start-up biopharmaceutical firm which was sold to Cytel Corporation in July 1995. From 1990 to 1991, Mr. Prior served as President and Chief Executive Officer of Genex Corporation, which merged with Enzon, Inc. in October 1991. From 1986 to 1990, Mr. Prior was President and Chief Executive Officer of i-Stat Corporation, a development-stage medical diagnostics company. Mr. Prior earned a B.S. in biophysics from Lyman Briggs College, a residential science and mathematics college within Michigan State University, and received an M.B.A. from Harvard Business School.

   Gerald S.J. Cassidy -- Mr. Cassidy has served as a member of the Board of Directors of the Company since December 1987. Mr. Cassidy is the founder and, since 1975, Chairman of The Cassidy Companies, Inc., a holding company specializing in corporate public affairs services. Prior to the establishment of The Cassidy Companies, Mr. Cassidy worked as a Trial Attorney in the South Florida Migrant Legal Services Program, as Executive Director and General Counsel of the Democratic National Committee's 1973 Reform Commission, and on two separate occasions, from 1969 to 1973 and from 1974 to 1975, as Counsel to the U.S. Senate's Select Committee on Nutrition and Human Needs. He has been a featured speaker on legislative issues at numerous governmental, university, industry, and trade association conferences. He is a member of the Steering Committee of the Capital Campaign for Villanova University, the Board of Overseers for the School of Nutrition at Tufts University, and the Board of Trustees of the Washington Theological Union. Mr. Cassidy holds a B.S. from Villanova University and a J.D. from the Cornell University School of Law. In 1995 he received an honorary Doctor of Social Science from Villanova University.

   Kenneth G. Condon, C.P.A., C.F.P. -- Mr. Condon has served as a member of the Board of Directors of the Company since January 1992. Mr. Condon has also served as Boston University's Treasurer since 1992 and its Vice President for Financial Affairs since 1986. Prior to his serving in those capacities, Mr. Condon served as Associate Vice President for Financial and Business Affairs, Comptroller, Acting Comptroller and Manager of Unrestricted Funds of Boston University. Mr. Condon serves as President and as a Director of the Financial Executives Institute of Massachusetts, and is a member of the Board of Trustees of Newbury College and a director of the Boston Municipal Research Bureau. Mr. Condon also is on the BankBoston advisory board. Mr. Condon is a Certified Public Accountant and a Certified Financial Planner, and holds a
B.S. in Economics and Mathematics from Tufts University and an M.B.A. in Finance from the Wharton School of Finance.

  Norman A. Jacobs -- Mr. Jacobs has served as a member of the Board of Directors of the Company since 1990. Mr. Jacobs has served as President of Becton Dickinson Transdermal Systems, a unit of Becton Dickinson and
Company, since September 1990. Mr. Jacobs also serves as a director of Medi-Ject Corporation. From January 1990 to September 1990, Mr. Jacobs acted as a consultant to biotechnology companies, including the Company.
From 1986 through 1989, Mr. Jacobs was President of BioTechnica International, a genetic engineering research company. Mr. Jacobs was one of the founders, in 1962, of Amicon Corporation, which is a manufacturer of laboratory separation systems and adhesives and polymer specialty materials. He served as President of Amicon from 1971 through 1983, and as President of the Amicon Division of W.R. Grace from 1983 to 1985. He earned an M.B.A. from Harvard Business School an M.S. in Chemical Engineering from M.I.T., and a B.E. in Chemical Engineering from Yale.

   Jean C. Nichols, Ph.D. -- Dr. Nichols was elected President and Chief Technology Officer and a member of the Board of Directors of the Company in November 1996. From 1992 to 1996, she served as Senior Vice President, and from 1987 to 1992, as Vice President of Development for the Company. From 1984 to 1987, Dr. Nichols was Director of Research and Development, and from 1983 to 1984, served as the Company's scientific liaison. Dr. Nichols received a B.S. in Biology and a Ph.D. in Bacteriology and Immunology from the University of North Carolina. Upon completion of her studies, Dr. Nichols was a Research Fellow at the Harvard Medical School. Before joining the Company, she held the position of Instructor in the Department of Microbiology and Molecular Genetics at the Harvard Medical School.

  John R. Silber, Ph.D. -- Dr. Silber has served as a member of the Board of Directors of the Company since August 1987. He is the Chancellor of Boston University and has been a member of its Board of Trustees since 1971. Dr. Silber received a B.A. from Trinity University and an M.A. and Ph.D.
in philosophy from Yale University. Dr. Silber is Chairman of the Massachusetts State Board of Education, Vice President of the United
States Strategic Institute, and a director of United States Surgical Corporation. Dr. Silber is also a director of Americans for Medical Progress.

   Unless authority to vote for a nominee is withheld, the shares represented by the enclosed proxy will be voted FOR the election of each of the nominees. In the event that any nominee shall become unable or unwilling to accept nomination or election, the shares represented by the enclosed proxy will be voted for the election of a replacement nominee designated by the Board of Directors or, if no such replacement nominee is designated, the number of directors to be elected will be reduced. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

   Directors are elected by a plurality of the votes cast. The holders of Common Stock and Series B Shares vote together as a single class. The holders of Common Stock are entitled to one vote per share. The holders of Series B Shares are entitled to 250 votes per share. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the vote.

THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF REED R. PRIOR, GERALD
S.J.
CASSIDY, KENNETH G. CONDON, NORMAN A. JACOBS,  JEAN C. NICHOLS AND
JOHN R.
SILBER AS DIRECTORS.

            THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Meetings

   During 1996, the Board of Directors held thirteen meetings. All incumbent directors attended more than 75% of the meetings of the Board and the Board committees on which they served during the year.

Certain Committees of the Board

   Following are the current members and functions of the Compensation and Audit Committees of the Board of Directors. The Company has no standing nominating committee.

   The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company and reviews general policy matters relating to compensation and benefits of employees of the Company. The Compensation Committee currently consists of Messrs. Cassidy and Jacobs. During 1996, the Compensation Committee met one time and acted three times without a meeting by unanimous written consent.

   The Audit Committee oversees the performance and reviews the scope of the audit performed by the Company's independent auditors. The Audit Committee also reviews audit plans and procedures, changes in accounting policies and the use of the independent auditors for non-audit services. The Audit Committee currently consists of Messrs. Cassidy, Condon and Jacobs. During 1996, the Audit Committee met two times.

   The Executive Committee previously was empowered to act on behalf of the Board of Directors, except to the extent prohibited by law, on all matters that arise between regular meetings of the Board of Directors. During 1996, the Executive Committee met four times. The Executive Committee no longer exists due to action of the Board of Directors on October 28, 1997. The Executive Committee did not meet after Mr. Prior became Chairman.

Director Compensation

   Fees. The Company pays its Directors who are not officers or employees of the Company, or Trustees of Boston University, an annual retainer of $10,000, plus $1,000 per meeting of the Board of Directors of the Company and $500 per meeting of any committee of the Board of Directors which occurs on a day other than a day on which a Board of Directors meeting is held.

   Non-Employee Director Stock Options. Under the Company's 1992 Non-Employee Director Non-Qualified Stock Option Plan (the "Director Plan"), a Director who is not an officer or employee of the Company or a Trustee of Boston University (as long as Boston University owns greater than 5% of any class of the Company's outstanding securities) on the date that an eligible Director is first elected as a Director is eligible to receive option grants to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the day the option is granted, except that any such grant to a Director who was awarded options to purchase stock in connection with his or her prior service as a Director of the Company is reduced by the number of shares underlying the previous grants. At the commencement of each subsequent 12-month period in which an eligible Director is elected to continue in office, the Director is granted an additional option to purchase 1,000 shares of Common Stock at an exercise price equal to fair market value of the Common Stock on the grant date. Each option has a term of five years and becomes exercisable in full upon the recipient's completion after the date of grant of a full term of office as a member of the Board of Directors. If the term is not completed, or if the Director has failed to attend at least 75% of the regularly called meetings during the term, the option for that term is forfeited. Options cease to be exercisable 60 days after the date the optionee ceases to be a Director for any reason other than death or disability. Options cease to be exercisable 180 days after the date the optionee ceases to be a Director by reason of disability or death. In no event, however, is an option exercisable after the expiration date of the option.

   Under the Director Plan, on May 13, 1996, Dr. Bagalay, Mr. Cassidy, Mr. Condon, Mr. Jacobs and Dr. Murphy each received an option to purchase 1,000 shares at an exercise price of $4.625 per share. As of October 7, 1997, no other Director had received options under the Director Plan.

Other Director Arrangements

   Dr. Murphy, a Director, has a consulting agreement with the Company.
Dr. Howell, a former Director, had a consulting agreement with the Company that terminated November 30, 1996. See "Executive Compensation -- Employment and Consulting Agreements; Change in Control Arrangements" and "Certain Transactions."

   On July 29, 1997, the Company granted to Dr. Murphy options to purchase 80,675 shares of Common Stock at $.72 per share (options to purchase 61,675 shares granted in exchange for outstanding options with exercise prices ranging from $4.63 to $15.00, options to purchase 4,000 shares granted in exchange for outstanding options granted under the Director Plan with exercise prices ranging from $4.625 to $8.625, and a new grant of options to purchase 15,000 shares). These options were granted under the Company's Incentive Plan. See "Amendment of the 1992 Long Term Incentive Plan -- Incentive Plan Benefits."

   Pursuant to a shareholders agreement, holders of shares representing a majority of the voting power of the Company's securities have agreed to vote their shares for the election of Mr. Prior as a Director. In addition, these shareholders have agreed to vote their shares for the election of three additional nominees with experience in the pharmaceutical industry who would be "outside" Directors if elected and who are reasonably acceptable to Mr. Prior. No such persons have yet been nominated. See "Certain Transactions."

                EXECUTIVE OFFICERS OF THE COMPANY

   The executive officers of the Company, their positions held as officers, and their respective ages as of October 7, 1997 are as follows:


Name                   Age    Positions Held with the Company  Officer of the
                                                               Company Since

Reed R. Prior          46     Chairman of the Board of                 1996
                              Directors, Chief Executive
                              Officer and Treasurer

Jean C. Nichols,Ph.D.  46     President and Chief                      1987
                              Technology Officer

Elizabeth Chen         34     Vice President of Business               1997
                              Development




   Information concerning the business experience of Mr. Prior and Dr. Nichols is provided above under "Election of Directors."

   Elizabeth C. Chen -- Ms. Chen joined the Company in January 1997 as Vice President of Business Development. Prior to joining the Company, Ms. Chen had been Vice President - General Manager of ActiMed Laboratories, Inc., a privately-held medical technology company. From 1992 to 1996, Ms. Chen was an independent consultant to a number of venture capital funds and a variety of start-up biotech companies. From 1985 to 1992, Ms. Chen held a number of positions in business development, market research and marketing planning at Merck & Company, Inc., Migliara/Kaplan and T. Rowe Price. Ms. Chen holds a B.A. in Organizational Behavior from Yale University and an M.B.A. from The Wharton School of the University of Pennsylvania.

Management Restructuring

   On November 6, 1996, the Company's then Chief Executive Officer and Vice Chairman of the Board of Directors, George Masters, retired and resigned from the Board. In addition, James Howell, then Chairman of the Board of Directors, retired from the Board.

   The Company's then Chief Financial Officer, Thomas Konatich, resigned from the Company effective November 15, 1996. Leonard Estis, the Company's then Vice President for Research and Development, resigned effective November 29, 1996.

   In connection with this management restructuring, the Board of Directors elected Mr. Prior as Chief Executive Officer and Treasurer and Dr. Nichols as President and Chief Technology Officer. The Board also elected Mr. Prior as Chairman of the Board and Dr. Nichols to the Board of Directors to fill two vacancies created on the Board by the retirements of Dr. Howell and Mr. Masters.

Terms of Office; Relationships

   The officers of the Company are elected annually by the Board of Directors at a meeting held immediately following each annual meeting of shareholders or as soon afterward as necessary and convenient in order to fill vacancies or newly created offices. Each officer holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal, if earlier. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Company will be served thereby, but such removal is to be without prejudice to the contractual rights, if any, of any person so removed.

   There are no family relationships among the executive officers and Directors of the Company. Pursuant to the terms of a service agreement dated as of February 14, 1997, between the Company and Boston University, the Company has the right to employ Ms. Chen on a part-time basis for up to 25% of her time. See "Sale of the Operating Division to Boston University -- Description of the Service Agreement." There are no other arrangements or understandings between any officer and any other person pursuant to which that officer was selected.

                      EXECUTIVE COMPENSATION

   The following table summarizes the compensation for the fiscal years ended December 31, 1996, 1995, and 1994, of the chief executive officer of the Company and each of the four most highly compensated persons who served as executive officers of the Company during the last fiscal year (the "Named Executive Officers") for services rendered to the Company in all capacities.

                           SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION(1)
                               ----------------------

                                                                     OTHER        LONG-TERM
NAME AND                                                             ANNUAL      COMPENSATION
PRINCIPAL POSITION                 YEAR    SALARY($)    BONUS($)  COMPENSATION
SECURITIES
- ------------------                 ----    ---------    --------  ------------  UNDERLYING
                                                                                  OPTIONS #
                                                                                  ---------
Reed R. Prior                      1996   $ 55,417(2)  $100,000(3)  $17,845(4)   4,885,747
Chairman, Chief Executive
Officer and Treasurer

George W. Masters(5)               1996    237,812(6)    30,000(7)   41,130(8)      50,000
Vice Chairman, Chief Executive     1995    300,000            -      42,248(9)      40,000
Officer and President              1994    275,000(10)   70,000(11)  44,716(12)     40,000

Jean C. Nichols, Ph.D.             1996    195,542(13)        -           -        692,752(14)
President and Chief                1995    190,000            -           -         18,000(15)
Technology Officer                 1994    175,000       38,500(11)       -         17,500(15)

Leonard F. Estis, Ph.D.(16)        1996    146,667            -           -          9,328
Vice President for Research &      1995    160,000            -           -         15,000
Development                        1994    152,000       30,000(11)       -         17,500

Thomas N. Konatich(17)             1996    138,125(18)        -       21,372(19)    10,348
Vice President for Finance,        1995    145,000            -            -        12,000
Chief Financial Officer            1994    130,000       26,000(11)        -        15,000





 (1) Portions of Annual Compensation have been deferred under the Company's Employee Savings Plan. These amounts are included in calculation of "Salary" and "Bonus" as reflected in the table.

 (2) In fiscal year 1996, Mr. Prior was paid $55,417 base salary for his partial year of service to the Company. His annual base salary was $350,000.

 (3)    In fiscal year 1996, Mr. Prior was paid a $100,000 signing bonus.

 (4)    Represents payment of a housing allowance of $17,845.

 (5) Mr. Masters served as Vice Chairman, Chief Executive Officer and President through November 5, 1996. Pursuant to the terms of his Retirement and Consulting Contract, he remained a consultant to the Company through February 28, 1997.

 (6) Mr. Masters was paid $237,812 for his partial year of service to the Company. His annual base salary was $300,000. Included in Mr. Masters' salary is $25,000 for consulting fees rendered to the Company in 1996 pursuant to Mr. Masters' Retirement and Consulting Agreement.

 (7) Pursuant to Mr. Masters' Retirement and Consulting Agreement, bonus payments for services rendered to the Company in fiscal year 1996 were paid in fiscal year 1997.

 (8) Represents payment of a housing allowance of $21,130 and accrued vacation payment of $20,000.

 (9)    Includes payment of a housing allowance of $35,248.

(10) In fiscal year 1994, Mr. Masters was paid $275,000, which represents three months at $200,000 base salary, and nine months at $300,000 base salary.

(11) Bonus payments for services rendered to the Company in fiscal year 1994 were paid in fiscal year 1995.

(12)    Represents payment of a housing allowance of $44,716.

(13) In fiscal year 1996, Dr. Nichols was paid $195,542, which represents $190,000 base salary through November 5, 1996, and $225,000 base salary from November 6, 1996 through December 31, 1996.

(14) Represents an option granted on December 18, 1996 comprised of (i) 514,164 shares and (ii) 164,409 shares which were granted upon cancellation of options for an equal number of shares. Also includes an option for 14,179 shares which was canceled on December 18, 1996. See "Aggregated Fiscal Year-end Option Values" table and "Ten-Year Option Repricings" table.

(15) Represents options which were canceled as of December 18, 1996, and reissued at a lower price. Such options are included in fiscal year 1996. See "Aggregated Fiscal Year-end Option Values" table and "Ten-Year Option Repricings" table.

(16) Dr. Estis served as Vice President of Research and Development through November 29, 1996.

(17) Mr. Konatich served as Vice President for Finance and Chief Financial Officer through November 15, 1996.

(18) In fiscal year 1996, Mr. Konatich was paid $138,125, which represents six months at $145,000 base salary, and four and one-half months at $175,000 base salary.

(19)    Represents payment of accrued vacation of $21,372.

                              Option Grants

   The following table sets out the material terms of each grant of a stock option to a Named Executive Officer during the last fiscal year, including the number of options granted, the exercise price and the expiration date as well as the percentage that the grant represents of total options granted to employees during the fiscal year. In addition, in accordance with rules of the Securities and Exchange Commission (the "SEC"), the table discloses hypothetical gains that would be realized by the holders of the options if the options were exercised on the expiration dates. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall market conditions.





                                           OPTION GRANTS IN LAST FISCAL YEAR


                                            INDIVIDUAL GRANTS                                        POTENTIAL
REALIZED VALUE
                                       -------------------------                                      AT ASSUMED
ANNUAL RATE
                                                       % OF TOTAL                                         OF STOCK PRICE

                                   NO. OF SECURITIES     OPTIONS
APPRECIATION FOR OPTION
                                      UNDERLYING        GRANTED TO   EXERCISE
TERM
                                       OPTIONS         EMPLOYEES IN   PRICE       EXPIRATION
    ----
NAME                                 GRANTED(#)(1)     FISCAL YEAR    ($/SH)         DATE
5%($)          10%($)
- ----                                 -------------     -----------    ------         ----              -----          ------


Reed R. Prior                        4,885,747           85.4%        $1.31         12/18/06        4,034,350
10,223,835

George W. Masters(2)                    50,000            0.9%        $5.00         12/05/06               --
      --

Jean C. Nichols, Ph.D.                  14,179(3)         0.2%        $4.25         04/26/06           37,897
     96,040

                                       678,573(4)        11.9%        $1.31         02/18/06          560,324
1,419,970

Leonard F. Estis, Ph.D.(5)               9,328            0.2%        $4.25         04/26/06           24,932
     63,182

Thomas N. Konatich(6)                   10,348            0.2%        $4.25         04/26/06           27,658
       70,091




 1 All options were granted under the Company's Incentive Plan and have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant except in the case of the option granted to George Masters, which had an exercise price equal to $5.00. All options vest either monthly or quarterly over a three to five year period. Under the terms of the Incentive Plan, upon a change in control or a potential change in control (each as defined in the Incentive Plan), all options will be fully vested and, unless otherwise determined by the committee administering the plan, cashed out. In the event of a merger or consolidation, the options terminate unless they are assumed by the merged or consolidated corporation or that corporation issues substitute options; however, if that corporation does not assume the options or issue substitute options, the options immediately vest in full. Under the Incentive Plan, optionees may settle any tax withholding obligations with the Company's Common Stock. The committee that administers the Incentive Plan has authority: to substitute new options for previously granted options (including previously granted options having higher exercise prices); to accelerate the vesting of options upon termination of the optionee's employment due to death, disability or retirement; and generally to amend the terms of any option, including the exercise price (so long as the optionee consents to any amendment that impairs his or her rights).

 (2)    Mr. Masters terminated employment with the Company on November 6,1996.


 (3) Represents options which were canceled as of December 18, 1996, and reissued at a lower price. See "Summary Compensation Table" and "Ten-Year Option Repricings."

 (4) Represents an option granted on December 18, 1996, covering (i) 514,164 shares and (ii) 164,409 shares which were granted on cancellation of existing options for an equal number of shares. See "Summary Compensation Table" and "Ten-Year Option Repricings."

 (5) Dr. Estis terminated employment with the Company on November 29, 1996. None of the options was exercised prior to expiration of the options.

 (6) Mr. Konatich terminated employment with the Company on November 15, 1996. None of the options was exercised prior to expiration of the options.

                                  Fiscal Year-End Option Values

   No stock options were exercised by any of the Named Executive Officers in fiscal year 1996. The following table sets forth the number of shares covered by both exercisable and unexercisable stock options held by each of the Named Executive Officers as of December 31, 1996, and the value of "in-the-money" options, which represent the positive spread, if any, between the exercise price of a stock option and the year-end price of Common Stock.

 AGGREGATED FISCAL YEAR-END OPTION VALUES

                                  NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-THE-
                                 UNDERLYING UNEXERCISED       MONEY OPTIONS AT FISCAL
YEAR
                              OPTIONS AT FISCAL YEAR END(#)             END($)(1)
                              -----------------------------   ----------------------------

NAME                          EXERCISABLE    UNEXERCISABLE    EXERCISABLE
UNEXERCISABLE
----                          -----------    -------------    -----------    -------------
Reed R. Prior                   203,571       4,682,176            0               0

George W. Masters(2)            246,000         154,000            0               0

Jean C. Nichols, Ph.D.           87,698         640,874            0               0

Leonard F. Estis, Ph.D.(3)      115,903               0            0               0

Thomas N. Konatich(4)            48,198               0            0               0



1     Amounts based on the last reported sale price of the Common Stock as of December 31, 1996 of $1.00.

(2) Mr. Masters terminated employment with the Company on November 6 ,1996. None of the options was exercised prior to expiration of the options. All options expired unexercised, except for options to purchase 50,000 shares of Common Stock which were granted in December 1996, and which remain outstanding and unexercised.

(3) Dr. Estis terminated employment with the Company on November 29, 1996. None of the options was exercised prior to expiration of the options.

(4) Mr. Konatich terminated employment with the Company on November 15, 1996. None of the options was exercised prior to expiration of the options.

              Compensation Committee Report on Option Repricing

   The Company's Incentive Plan was established as an employment incentive to retain the persons necessary for the Company's development and financial success. On December 18, 1996, the Compensation Committee determined that stock options previously issued to the Company's President and Chief Technology Officer, Dr. Nichols, had an exercise price substantially higher than the market price of the Company's Common Stock. The Compensation Committee determined that these options were unlikely to provide the desired incentive, and the Compensation Committee voted to cancel some of Dr. Nichols' outstanding unexercised options and to issue new options to her with an exercise price of $1.31 per share, the market price of the Company's Common Stock on the date of the repricing. All repriced options commenced vesting on December 18, 1996, and have a three-year term. The table below sets forth the original exercise prices of the options replaced.

   The Committee did not reprice options held by any other Named Executive Officer. The Compensation Committee did not cancel two stock option grants previously awarded to Dr. Nichols, one for 50,000 shares exercisable at $1.50 per share, and one for 4,000 shares exercisable at $.75 per share. The options held by the Company's Chief Executive Officer, Mr. Prior, already had an exercise price of $1.31. The other Named Executive Officers were no longer employed by the Company on December 18, 1996, and, therefore, their options were not repriced.
                            Compensation Committee
                            Norman A. Jacobs, Chairman
                            Gerald S. J. Cassidy

Option Repricings

   The following table sets forth information regarding all repricing of options held by any executive officer during the last ten fiscal years.


                        TEN-YEAR OPTION REPRICINGS

                                             NUMBER OF      MARKET PRICE       EXERCISE
                                            SECURITIES     OF STOCK AT     PRICE AT TIME
LENGTH OF ORIGINAL
                                            UNDERLYING        TIME OF       OF REPRICING
OPTION TERM
                                              OPTIONS      REPRICING OR          OR           NEW
REMAINING AT DATE OF
                                            REPRICED OR      AMENDMENT       AMENDMENT
EXERCISE        REPRICING OR
NAME                              DATE       AMENDED(#)          ($)             ($)        PRICE($)
AMENDMENT NAME
-----                              ----       ----------          ---             ---        --------       --------------

Jean C. Nichols,Ph.D.(1)       12/18/96        19,230           1.313          15.00           1.313      1
Year & 9 Months

                               12/18/96        15,000           1.313          15.00           1.313      2 Years & 2
Months

                               12/18/96        80,500           1.313          15.00           1.313      5 Years & 1
Month

                               12/18/96        17,500           1.313           6.50           1.313      7 Years & 2
Months

                               12/18/96        18,000           1.313           5.50           1.313      8 Years & 4
Months

                               12/18/96        14,179           1.313           4.25           1.313      9 Years & 4
Months

1     All prior vesting of original options for Dr. Nichols has been forfeited. All repriced options commenced vesting on December 18, 1996, and have a three year term.

Compensation Committee Report on Executive Compensation

   The Compensation Committee is composed entirely of outside Directors.
The Compensation Committee approves stock option grants for key employees and is responsible for developing and making recommendations to the Board of Directors with respect to the Company's executive compensation policies. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Chief Executive Officer and to each of the other executive officers of the Company. The objectives of the Company's executive compensation program are to:

   - Provide a competitive compensation package that will attract and retain superior talent and reward performance.

   -    Support the achievement of desired Company performance.

   - Align the interests of executives with the long-term interests of shareholders through award opportunities that can result in ownership of Common Stock.

   Executive Officer Compensation Program. The Company's executive officer compensation program is comprised of base salary, annual bonus, long-term incentive compensation in the form of stock options, and various benefits, including health, life and disability plans, generally available to employees of the Company.

   In considering compensation of the Company's executives, one of the factors the Compensation Committee takes into account is the anticipated tax treatment to the Company of various components of compensation. In that connection, the Company evaluates and considers the potential impact of
Section 162(m) of the Internal Revenue Code, which was added to the tax code by the Omnibus Budget Reconciliation Act of 1993. Section 162(m) eliminates the deductibility by the Company of certain executive compensation in excess of $1 million per year per person. The Compensation Committee's policy is to take reasonable measures to preserve the full deductibility of executive compensation, to the extent consistent with its other compensation objectives.

   Base Salary. The Compensation Committee reviews base salary levels for the Company's executive officers on an annual basis. Base salaries are set competitively relative to companies in the biotechnology industry and other comparable companies, which may not be the same companies included in the Company's peer group for purposes of the Performance Graph below. In determining salaries, the Compensation Committee also takes into consideration individual experience and performance, and competitive compensation data provided through independent sources. The Compensation Committee seeks to compare the salaries paid by companies similar in size and stage of development to the Company. Within this comparison group, the Company seeks to make comparisons to executives at a comparable level of experience and at a comparable level of responsibility and expected level of contribution to the Company's performance. In setting base salaries, the Compensation Committee also takes into account the intense competition among biotechnology companies to attract talented personnel.

   Annual Bonus. The Compensation Committee determines the amount of annual cash bonuses for each executive based on achievements of the Company and individual performance. In this way, the Company seeks to reward teamwork as well as individual effort.

   Long Term Incentive Compensation. The Company's Incentive Plan authorizes a committee of not less than two disinterested Directors to grant stock-based awards to executive officers. This plan is designed to align a significant portion of the executive compensation program with shareholder interests. The amounts of the awards are designed to reward past performance and to create incentives to meet long-term objectives. Awards are made at a level calculated to be competitive within the biotechnology industry, which may not include the same companies included in the Company's peer group for purposes of the Performance Graph below, as well as a broader group of companies of comparable size and complexity. In determining the amount of each grant, the Compensation Committee takes into account the number of shares held by the executive prior to the grant. In April 1996, Mr. Konatich and Dr. Estis were granted options to purchase 10,348 shares and 9,328 shares, respectively, at an exercise price of $4.25, which represents the fair market value on the date of grant. In December 1996, Mr. Prior and Dr. Nichols were granted options to purchase 4,885,747 shares and 678,573 shares, respectively, at an exercise price of $1.31, which represents the fair market value on the date of grant. In December 1996, Mr. Masters was granted an option to purchase 50,000 shares at an exercise price of $5.00, which represents an exercise price above the fair market value on the date of grant. As described above, some of Dr. Nichols' options reflect repriced options. The options awarded to Mr. Prior and Dr. Nichols contain certain anti-dilution provisions, as described below under "Employment and Consulting Agreements; Change in Control Arrangements."

   Benefits. The Company provides to the executive officers health, life and disability benefits that are generally available to Company employees.

   Chief Executive Officer Compensation. Mr. Prior was elected to the positions of Chairman, Chief Executive Officer and Treasurer in November 1996. At the time he was hired by the Company, Mr. Prior entered into an employment agreement with the Company which was negotiated as a condition to his joining the Company. Under the agreement, Mr. Prior received a signing bonus of $100,000 and an annual salary of $350,000. Under Mr. Prior's employment agreement, Mr. Prior is entitled to receive salary increases and bonuses as determined by the Board of Directors or Compensation Committee. For his partial year of service to the Company during fiscal year 1996, Mr. Prior was paid $55,417.

   As part of the compensation package negotiated with Mr. Prior at the time of his hiring in November 1996, the Company granted a stock option to Mr. Prior to purchase 4,885,747 shares at an exercise price of $1.31, which represents the fair market value on the date of grant.

   In connection with the hiring of Mr. Prior, the Company entered into an agreement (the "Shareholders Agreement") with Boston University and the other holders of the Series B Shares, and Mr. Prior. Pursuant to this agreement, the holders of the Series B Shares have agreed to vote their respective shares of the Company's capital stock to: (i) maintain the number of persons comprising the Board of Directors at nine; (ii) not to elect more than two persons designated by or affiliated with Boston University to the Board of Directors; (iii) to elect Mr. Prior as a Director; and (iv) to elect three outside directors with experience in the pharmaceutical industry reasonably acceptable to Mr. Prior. In addition, the Shareholders Agreement grants Mr. Prior rights of co-sale in the event Boston University chooses to sell over 50% of its stock in the Company to a third party. Boston University also agrees to pay its pro rata share of Mr. Prior's Asset Value Realization Bonus (as defined in Mr. Prior's employment agreement) in the event that the Company fails to pay such bonus. See "Certain Transactions."

   The Compensation Committee determined that Mr. Prior's compensation package is competitive with compensation paid to executive officers of similar companies in the biotechnology industry who have similar experience to Mr. Prior's experience. The Board of Directors engaged a professional recruiting firm to assist in identifying and negotiating with suitable candidates for Chief Executive Officer. In connection with this search, the Board of Directors considered a pool of over ten candidates for the position.
Following identification of initial candidates, the Board narrowed its search in recognition that difficulties that the Company had encountered demanded a combination of skills in the biotechnology industry coupled with skills in turn-around situations. Furthermore, the executive had to be immediately available to assume the position of chief executive officer. The Compensation Committee discussed financial arrangements with three candidates who successfully passed the initial screening. Each candidate requested a different combination of long and short-term incentives, but in the opinion of the Compensation Committee, Mr. Prior's request as a whole was comparable to the compensation package that the Company expected would be required to recruit any one of the other candidates. Although no formal survey of compensation was conducted for the industry, based on the knowledge of the members of the Compensation Committee, and the previous advice of the professional recruiter regarding other candidates, the compensation package agreed to with Mr. Prior was reasonable. The signing bonus paid to Mr. Prior is reasonable for the industry. In determining Mr. Prior's compensation, the Compensation Committee also considered the factors described above under "Base Salary."

                                 Compensation Committee
                                 Norman A. Jacobs, Chairman
                                 Gerald S. J. Cassidy

Performance Graph


   The following graph compares the annual percentage change in cumulative total shareholder return, assuming reinvestment of dividends, during a period commencing on January 1, 1992, and ending December 31, 1996, of the Nasdaq Stock Market Total Return Index and an index composed of the Company's peer industry group, with the annual percentage change in the cumulative total return of the Company's Common Stock for the period from April 1, 1992 through December 31, 1996. The index representing the Company's peer industry group is the Nasdaq Pharmaceutical Stocks Total Return Index, calculated and supplied by the Center for Research in Security Prices. This index represents all companies trading on Nasdaq under the Standard Industrial Classification
(SIC) Code for pharmaceuticals, including biotechnology companies. The stock performance on the graph is not necessarily indicative of future price performance.


   [INSERT GRAPH]

Employment and Consulting Agreements; Change in Control Arrangements

   Employment Agreement with Reed R. Prior.  On November 6, 1996, the
Company entered into an employment agreement with Reed R. Prior pursuant to which Mr. Prior is serving as Chief Executive Officer and Treasurer of the Company. Mr. Prior's initial annual base salary is $350,000. Mr. Prior was reimbursed for his moving expenses in relocating to an apartment in the Boston area. In addition, the Company pays Mr. Prior up to $4,500 per month as reimbursement for rental of an apartment, living expenses and weekly commuting between the Company's offices and his permanent residence. The Company will reimburse Mr. Prior for any additional taxes that he incurs as a result of the Company's reimbursement of living, commuting or moving expenses. Mr. Prior is entitled to participate in the bonus and benefit programs that are available to the Company's employees, and is entitled to health, life and disability insurance.

   Pursuant to Mr. Prior's employment agreement, in December 1996, the Company issued to Mr. Prior an option to purchase 4,885,747 shares of Common Stock, which number of shares was equal to 8.5% of the Company's Common Stock outstanding on the grant date on a fully diluted basis, at a price of $1.31 per share, to vest in 48 monthly increments during the term of the employment agreement. The agreement also provides for anti-dilution protections which, among other things, require the Company to issue additional options to Mr. Prior as necessary to cause the number of shares underlying his stock options to equal but not exceed 8.5% of the Company's outstanding Common Stock on a fully diluted basis. These anti-dilution provisions will be applicable until the Company sells a cumulative total of $20,000,000 in equity or convertible securities to non-affiliated persons. The Company has the obligation to register all of the shares underlying options for resale. See "Amendment of the 1992 Long Term Incentive Plan -- Incentive Plan Benefits."


   Under the agreement, Mr. Prior is entitled to receive payments in the event of certain transactions that may be deemed a "change in ownership" of the Company. A "change in ownership" includes: (i) any acquisition of all or substantially all of the Company's equity securities or operating assets, whether by way of merger, sale of assets, stock purchase, tender offer or otherwise; or (ii) the sale or out-licensing of the majority (in value) of the Company's technology assets. In this event, Mr. Prior is entitled to receive an "Asset Value Realization Bonus" equal to 8.5% of the net proceeds from the change in ownership transaction. The amount that the Company must pay Mr. Prior will be reduced by the amount of gain recognized by Mr. Prior as a result of his sale of Common Stock of the Company acquired as a result of exercise of options (or deemed sales in certain circumstances when he is able to, but does not, sell). Mr. Prior has executed a waiver releasing the Company from any obligations that it may have under his employment agreement with respect to the Company's sale of its operating facility to Boston University.

   The agreement with Mr. Prior continues until terminated by either party on written notice of not less than 30 days. The agreement may be terminated by the Company with or without "just cause." In the event the Company terminates Mr. Prior's employment other than for "just cause," or in the event that Mr. Prior terminates his employment for "good reason," the Company is required to pay Mr. Prior as severance a lump sum payment equal to one year's salary based on the annual rate in effect on the date of termination. Upon such termination, Mr. Prior will also be entitled to accelerated vesting of his stock options. "Just cause," as defined in the agreement, consists of fraud, a felony conviction, or a breach of a material term of the agreement or willful failure to perform material duties, which default is not cured following written notice (all as defined in the agreement). "Good reason," as defined in the agreement, includes: (i) the refusal by the Board of Directors of a bona fide financing offer; (ii) refusal of the Board of Directors to approve major spending cuts or operational changes; (iii) breach by the Company of a material term under the employment agreement; (iv) a "change in ownership" as defined in Mr. Prior's employment agreement; or (v) a "change in control" as defined under the Incentive Plan. Mr. Prior is entitled to receive a lump sum payment equal to one year's salary in the event of death or of physical or mental disability of a nature sufficient to result in his termination by the Board. Pursuant to the terms of the agreement, the Company established an irrevocable letter of credit in an amount equal to $175,000, naming Mr. Prior as the beneficiary, as partial security for the Company's severance obligations. The agreement also includes non-competition, confidentiality and indemnification provisions.

   Mr. Prior also is party to the Shareholders Agreement. See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation."

   Employment Agreement with Jean C. Nichols. On November 6, 1996, the Company entered into an employment agreement with Jean C. Nichols, Ph.D., pursuant to which Dr. Nichols was promoted to and serves as President and Chief Technology Officer of the Company. The agreement was amended in certain respects and restated as of September 22, 1997. Dr. Nichols' agreement also provides that she serve as a Director of the Company. Dr. Nichols' annual base salary is $225,000. Dr. Nichols is entitled to participate in the bonus and benefit programs that are available to the Company's employees, and is entitled to health, life and disability insurance.

   Pursuant to Dr. Nichols' employment agreement, in December 1996, the Company issued to Dr. Nichols an option to purchase 678,573 shares of Common Stock, which number of shares was equal to 1.275% of the Company's Common Stock outstanding on the grant date less 54,000 shares covered by options previously granted to Dr. Nichols, at a price of $1.31 per share, to vest in 36 monthly increments during the term of the agreement, and canceled options for 164,409 shares of Common Stock. On September 30, 1997, the Company is obligated to issue additional options to Dr. Nichols sufficient to bring her total options to a number giving her the right to purchase Common Stock equal to 2.75% of the Company's Common Stock, on a fully diluted basis. The agreement also provides for anti-dilution protections which, among other things, require the Company to issue additional options as necessary to cause the number of shares underlying her stock options to equal but not exceed 2.75% of the Company's outstanding Common Stock on a fully diluted basis. These anti-dilution provisions will be applicable until the Company sells a cumulative total of $20,000,000 in equity or convertible securities to non-affiliated persons. The Company has the obligation to register all of the shares underlying options for resale. See "Amendment of 1992 Long Term Incentive Plan -- Incentive Plan Benefits."

   Under the agreement, Dr. Nichols is entitled to receive payments in the event of certain transactions that may be deemed a "change in ownership" of the Company. A "change in ownership" includes: (i) any acquisition of all or substantially all of the Company's equity securities or operating assets, whether by way of merger, sale of assets, stock purchase, tender offer or otherwise; or (ii) the sale or out-licensing of the majority (in value) of the Company's technology assets. The Company's sale of its operating facility to Boston University does not constitute a "change in ownership" for purposes of Dr. Nichols' agreement. In the event of a "change in ownership," Dr. Nichols is entitled to receive an "Asset Value Realization Bonus" equal to 2.75% of the net proceeds from the change in ownership transaction. The amount that the Company must pay Dr. Nichols will be reduced by the amount of gain recognized by Dr. Nichols as a result of her sale of Common Stock of the Company acquired as a result of exercise of options (or deemed sales in certain circumstances when she is able to, but does not, sell). In the event of a change in ownership after which the purchaser makes Dr. Nichols a bona fide employment offer, Dr. Nichols' Asset Value Realization Bonus will be payable to her as follows: 25% on the closing of the change in ownership, 25% two months after closing, 25% four months after closing, and 25% six months after closing, the obligation of the Company to make each such payment in respect of the Asset Value Realization Bonus being subject to Dr. Nichols' continued employment with the purchaser at the time the payment falls due. If the purchaser terminates Dr. Nichols' employment without "just cause" or if Dr. Nichols terminates her employment with the purchaser for "good reason" (as defined below, except that a change in ownership or a change in control will not constitute good reason for this purpose and the termination of Dr. Nichols' employment by agreement, death, or disability will constitute good reason for this purpose), Dr. Nichols will be entitled to receive the entire amount of her Asset Value Realization Bonus as a lump sum payment.

   The Company's agreement with Dr. Nichols continues until terminated by either party on written notice of not less than 30 days. The agreement may be terminated by the Company with or without just cause. In the event the Company terminates Dr. Nichols' employment other than for just cause, or in the event that Dr. Nichols terminates her employment for good reason, the Company is required to pay Dr. Nichols as severance a lump sum payment equal to one year's salary based on the annual rate in effect on the date of termination. Upon such termination, the Company will also provide Dr. Nichols with accelerated vesting of her stock options. "Just cause," as defined in the agreement, consists of fraud, a felony conviction, or a breach of a material term of the agreement or willful failure to perform material duties which default is not cured following written notice (all as defined in the agreement). "Good reason," as defined in the agreement, includes: (i) the failure of Dr. Nichols to continue as a member of the Board of Directors, unless Dr. Nichols resigns from that position; (ii) an act of bad faith by the Company resulting in Dr. Nichols' resignation from the Company; (iii) breach by the Company of a material term under the employment agreement; (iv) a "change in ownership" as defined in Dr. Nichols' employment agreement; or (v) a "change in control" as defined under the Incentive Plan. Dr. Nichols is entitled to receive one year's salary in the event of death or disability.
The agreement also includes non-competition, confidentiality and indemnification provisions.

   Option Plans. Under the Company's Incentive Plan, upon a change in control or a potential change in control (each as defined in the Incentive
Plan), the vesting of options granted to the Named Executive Officers under the Incentive Plan will be accelerated, and the value of the options will, unless otherwise determined by the Compensation Committee, be cashed out at a price to be determined at the time of the cash out. For a definition of "change in control" and "potential change in control," and for a more detailed description of these provisions, see "Amendment of the 1992 Long Term Incentive Plan to Increase Available Shares -- Description of Incentive Plan -
- Change in Control Provisions." Although the exact amount to be paid by the Company cannot be determined, such amount could be in excess of $100,000 for each of the Named Executive Officers.

   Agreements with Others. In November 1996, the Company entered into a retirement and consulting agreement with Mr. Masters, former Chief Executive Officer and President. Pursuant to this agreement, Mr. Masters was paid a consulting fee of $12,500 per month during the initial consulting period beginning November 6, 1996, and ending December 31, 1996. Mr. Masters was paid $5,000 per month during the period beginning January 1, 1997, and ending February 28, 1997. Mr. Masters received a $30,000 bonus for services rendered during fiscal year 1996, which was paid in 1997.

   The Company had a consulting agreement with Dr. Murphy, a Director of the Company who has declined to stand for reelection in 1997. Pursuant to this agreement, Dr. Murphy was paid a consulting fee of $100,000 per year, and was paid that amount during the fiscal year ended 1996, to provide consulting services on biotechnology matters. The agreement expired December 31, 1996. The Company extended this agreement to December 31, 1997 at a rate of $50,000 per year. The Company may elect to impose a two year non-competition period following the termination or cancellation of the agreement, provided the Company compensates Dr. Murphy during such period at one-half the rate of compensation in effect at the time the termination or cancellation occurs.

   Dr. James M. Howell, former Chairman of the Board of Directors, also had a consulting agreement with the Company. Pursuant to this agreement, Dr. Howell was paid a consulting fee of $68,750 in fiscal year 1996 to provide consulting services on business matters. The agreement was terminated on November 30, 1996. Pursuant to the agreement, Dr. Howell agreed not to compete with the Company during the term of the agreement and for a period of one year following the termination of the agreement. Dr. Howell is also subject to certain confidentiality obligations.

Compensation Committee Interlocks and Insider Participation

   The members of the Compensation Committee during fiscal year 1996 were Messrs. Cassidy and Jacobs.

   In June 1995, the Company finalized three separate lines of credit, which were guaranteed by three different parties, for a total of $23.8 million in guaranteed bank financing for the Company. The Company issued warrants to the guarantors for the purchase of 2,776,664 shares of Common Stock at an exercise price of $4.75 per share. These warrants were immediately exercisable and expire in 2005. Boston University, the Company's majority shareholder, was the lead guarantor, providing a guaranty of $11.8 million in exchange for a warrant to purchase 1,376,666 shares of Common Stock. Gerald S.J. Cassidy, a member of the Company's Board of Directors, provided a guaranty of $2 million in exchange for a warrant to purchase 233,332 shares of Common Stock. Leon C. Hirsch and Turi Josefsen provided guaranties of the remaining $10 million in exchange for warrants to purchase an aggregate of 1,166,666 shares of Common Stock (see "Common Stock Ownership of Certain Beneficial Owners and Management").

   In July 1996, the Company restructured its arrangement with the guarantors of the Company's $23.8 million loan financing to release the Company from its obligations to the bank lenders. Under the restructured arrangement, the guarantors assumed the Company's obligations to the banks, and in consideration the Company issued Series B preferred stock ("Series B Shares") and warrants to the guarantors. The Company issued an aggregate of 23,800 Series B Shares. Each Series B Share is convertible at any time at the investor's option into a number of shares of Common Stock determined by dividing $1,000 by the average of the closing sale prices of the Common Stock as reported on Nasdaq for the ten consecutive trading days immediately preceding the conversion date. The holders of Series B Shares are entitled to receive a cumulative dividend payable in arrears in cash, quarterly on the last day of each calendar quarter, commencing on September 30, 1996 at an annual rate equal to the prime rate plus 1-1/2% through June 1999 and at an increasing percentage rate thereafter up to a maximum rate of the prime rate plus 5% from and after July 1, 2003. The holders of Series B Shares are entitled to vote on any matters submitted to the Company's shareholders. Each Series B Share is entitled to a vote equivalent to 250 shares of Common Stock. Each Series B Share has a liquidation preference equal to $1,000 plus an amount equal to any accrued and unpaid dividends from the date of issuance of the Series B Shares. At any time, with the approval of the Company's Board of Directors, Audit Committee or comparable body, the Company may redeem any or all of the Series B Shares for cash. The redemption price per Series B Share is $1,000 plus an amount equal to any accrued and unpaid dividends from the date of issuance of the Series B Shares. The recipients of the Series B Shares also were issued warrants to purchase a total of 5,950,000 shares of Common Stock (warrants for the purchase of 250,000 shares of Common Stock for every $1,000,000 of Series B Shares purchased) at an exercise price of $4.00 per share. The warrants are exercisable commencing on January 1, 1997, and expire on July 1, 2006. In addition, each holder of Series B Shares is entitled to receive additional warrants pursuant to certain anti-dilution provisions. Each such additional warrant will have an exercise price of $4.00 per share, will be exercisable commencing on January 1, 1997, and will expire on July 1, 2006 (see "Common Stock Ownership of Certain Beneficial Owners and Management").

   In connection with the issuance of the Series B Shares, the Company formed Seragen Technology, Inc. ("STI"). The Company transferred all of its existing and future United States patents and patent applications (the "Patents") to STI in exchange for 214,200 shares of STI's Class A Common Stock and 23,800 shares of STI's Class B Common Stock (the "Class B Shares"). Each share of STI Class A Common Stock is owned by the Company. The Company has transferred the Class B Shares to the holders of the Series B Shares.

   STI has no operations, and its sole asset is the Patents. Its authorized capital stock consists of 214,200 shares of Class A Common Stock and 23,800 shares of Class B Common Stock, all of which, as described in the paragraph above, is issued and outstanding. Each share of STI Class A Common Stock and STI Class B Common Stock is entitled to one vote on all matters submitted to a vote of STI shareholders, voting together as a single class.

   Simultaneously with the contribution of the Patents to STI, the Company entered into a license agreement with STI pursuant to which STI granted to the Company an irrevocable worldwide exclusive license with respect to the Patents (the "Irrevocable License Agreement"). Under the terms of the Irrevocable License Agreement, the Company is obligated to pay quarterly royalties to STI in an amount equal to the amount of any dividend that the holders of the Series B Shares are entitled to receive but have not received by the royalty due date (which is one day after each quarterly dividend payment date for the Series B Shares). The shares of STI Class B Common Stock, in turn, are entitled to receive cumulative dividends equal to any royalty payable to STI under the Irrevocable License Agreement.

   STI has executed a collateral assignment of the Patents in favor of the holders of the Class B Shares, which is being held by an escrow agent. The escrow agent is required to deliver the collateral assignment to the holders of the Class B Shares if dividends on the Class B Shares are in arrears and STI fails for 60 days, after the receipt of notice from the holders of the Class B Shares, to pay the dividends due. Likewise, the holders of Class B Shares have executed a reassignment of the Patents to STI, which also is being held by the escrow agent. The escrow agent is obligated to deliver the reassignment of the Patents to STI upon the redemption by STI of all of the Class B Shares. The Class B Shares are required to be redeemed upon the redemption or conversion of Series B Shares in a number equal to the number of Series B Shares redeemed or converted. The collateral assignment of the Patents secures only STI's dividend payment obligations on the Class B Shares and does not secure any other amounts (e.g., the liquidation preference of the Series B Shares). The collateral assignment of the Patents has no effect until the escrow agent is instructed to deliver it to the holders of the Class B Shares.

   The Company has not paid the cash dividends due December 31, 1996, March 31, 1997, June 30, 1997, and September 30, 1997, on the Series B Shares, nor has the Company made the royalty payments due to STI on January 1, 1997, April 1, 1997, July 1, 1997, and October 1, 1997. Correspondingly, STI has not paid the dividends due January 1, 1997, April 1, 1997, July 1, 1997, and October 1, 1997, on the Class B Shares. The Company does not expect STI to make the dividend payments due on the Class B Shares on January 1, 1998.

   Delivery of notice by the agent for the holders of the Class B Shares to the escrow agent in accordance with the collateral assignment of the Patents is the only condition to delivery of the collateral assignment of the Patents to the holders of the Class B Shares. If the holders of the Class B Shares were to deliver this notice to the escrow agent, they would thereafter have the right to foreclose on the Patents, subject to the Company's rights under the Irrevocable License Agreement. The holders of the Series B Shares have agreed to forbear from exercising their right to deliver a notice of default to the escrow agent until March 1, 1998.

   On November 6, 1996, the Company entered into a shareholders agreement
(the "Shareholders Agreement") with Boston University, Leon C. Hirsch, Turi Josefsen, Gerald S.J. Cassidy and Loretta P. Cassidy (collectively, the "Shareholders") and Reed R. Prior with respect to the election of directors and other matters. Pursuant to this agreement, the Shareholders have agreed to vote their respective shares to: (i) maintain the number of persons comprising the Board of Directors at nine; (ii) not to elect more than two persons designated by or affiliated with Boston University to the Board of Directors; (iii) to elect Mr. Prior as a Director; and (iv) to elect three outside directors with experience in the pharmaceutical industry reasonably acceptable to Mr. Prior. In addition, the Shareholders Agreement grants Mr. Prior rights of co-sale in the event Boston University chooses to sell over 50% of its stock in the Company to a third party. Boston University also agrees to pay its pro-rata share of Mr. Prior's Asset Value Realization Bonus (as defined in Mr. Prior's employment agreement) in the event that the Company fails to pay such bonus.

                       CERTAIN TRANSACTIONS

   In August 1987, Boston University, Nycomed (formerly Nyegaard & Co. AS) and the Company entered into a purchase and sale agreement pursuant to which oston University, which then owned approximately 6% of the Company's outstanding Common Stock, acquired from Nycomed 1,691,761 shares of the Company's Common Stock, which represented all of Nycomed's ownership interest in the Company and approximately 71% of the then outstanding Common Stock of the Company. As part of this transaction, Boston University acquired all of Nycomed's rights to technology, inventions, patents and other proprietary rights (the "Technology") which were primarily related to or useful in the development of the Company's fusion protein products and also acquired the world-wide exclusive rights to manufacture, use, sell and market products (the "Products") derived from or including the Technology (the "Technology and Marketing Rights"). In exchange for the acquisition of these assets, Boston University paid $25,000,000 to Nycomed and assumed Nycomed's obligations to the Company, including a commitment to finance and carry out the Company's research and development program and an obligation to guaranty the Company's leases at its facilities in Hopkinton, Massachusetts. In addition, pursuant to the agreement, the Company is obligated to pay Nycomed a continuing royalty with respect to sales of the Products and to give Nycomed rights of first negotiation to market the Products in the territory covered by the agreement. In connection with this agreement, Nycomed and Boston University entered into a Noncompetition and Confidentiality Agreement under which Nycomed agreed to maintain in confidence proprietary information and intellectual property in connection with the Company's business and not to compete with the Company's business. The Noncompetition and Confidentiality Agreement expired in August 1992. The Company believes that the expiration of this Agreement will not materially adversely affect the Company's business.

   In connection with the sale of stock to Boston University, Nycomed also transferred to Boston University a debt owed to Nycomed by the Company in the principal amount of $1,050,000. In 1988, Boston University converted this debt plus accrued interest thereon into 95,488 shares of Common Stock, based on a conversion price equal to $15.00 per share of Common Stock.

   In connection with Boston University's acquisition of the majority interest in the Company in 1987, Boston University guaranteed the Company's obligations under a $10,000,000 line of credit with The First National Bank of Chicago (the "Bank") to provide short-term operating funds for the Company (the "Guaranty"). Boston University pledged certain collateral to the Bank to secure the Guaranty. In 1992, the Company repaid the line of credit, resulting in a termination of the Guaranty. In return for providing the Guaranty, the Company issued to Boston University a warrant (the "Bank Warrant") that was exercisable to purchase up to 500,000 shares of Common Stock, at an exercise price of $11.80 per share, at any time prior to January 28, 1993. The Bank Warrant expired unexercised.


   In January 1988, pursuant to a Technology Purchase and Royalty Agreement (the "Technology Agreement"), which was contemplated at the time Boston University acquired the Technology from Nycomed, Boston University transferred to the Company the Technology and Marketing Rights obtained from Nycomed in exchange for a continuing royalty on sales of the Products until the expiration of all patents. Thereafter, the Company agreed to pay Boston University a reduced royalty based on a percentage of net sales for a period of 10 years after the expiration of such patents. The Technology Agreement provides Boston University with a security interest in the Technology and Marketing Rights to secure the Company's compliance with the terms of the agreement and also provides that upon a default by the Company in the terms of the Technology Agreement, the agreement will terminate and the Technology and Marketing Rights will revert to Boston University. The Technology Agreement provides for default in the event that (i) the Company defaults in the performance of any material term of that agreement, (ii) the Company defaults in the performance of a related financing agreement (which since has been terminated) or in any indebtedness guaranteed by Boston University (none of which currently exists), (iii) the Company ceases to continue as a going concern, or (iv) the Company is placed under receivership.

   As of October 7, 1997, Boston University beneficially owned 8,299,077 shares (or approximately 40%) of the Company's outstanding Common Stock. In addition, Boston University beneficially owns a stock option to purchase 15,000 shares, a warrant to purchase 1,376,666 shares, a warrant to purchase 6,651,347 shares subject to anti-dilution provisions (as defined), shares issuable on conversion of 11,800 Series B Shares and shares issuable on conversion of 5,000 Series C Shares. As of October 7, 1997, if all outstanding securities were converted to Common Stock, Boston University would own 39,369,382 shares of Common Stock.

   Dr. John R. Murphy, a director of the Company who has declined to stand for reelection in 1997, had a consulting agreement with the Company pursuant to which he received consulting fees of $100,000 in the fiscal year ended 1996. The Company has extended this agreement through December 31, 1997, at a rate of $50,000 per year.

   Dr. James M. Howell, former Chairman of the Board of Directors, had a consulting agreement with the Company pursuant to which he received consulting fees of $68,750 in the fiscal year ended 1996.

   In June 1995, the Company finalized three separate lines of credit for a total of $23.8 million in guaranteed bank financing for the Company. The lines of credit were guaranteed in various amounts by Boston University, Leon
C. Hirsch, Turi Josefsen, and Gerald S.J. Cassidy, in exchange for which the Company provided warrants to the guarantors. For a description of this transaction, see "Compensation Committee Interlocks and Insider Participation."

   In July 1996, the Company restructured its arrangement with the guarantors of the Company's $23.8 million loan financing to release the Company of its liability to the bank lenders. Under the restructured arrangement, the guarantors assumed the Company's obligations to the banks, and in consideration the Company issued Series B Shares and warrants to the guarantors. For a description of this transaction, see "Compensation Committee Interlocks and Insider Participation."

   In September 1996, the Company raised $5 million through the sale of 5,000 Series C Shares in a private placement with Boston University. The Series C Shares are convertible at the option of the holder into shares of the Company's Common Stock at a conversion price equal to the lesser of $2.75 or 73 percent of the average closing bid prices for a five-day period prior to the conversion date, up to a maximum of 3,360,625 shares of Common Stock. Any shares the investor is unable to convert due to this limitation may be exchanged for $1,150 per share in cash. Terms of the Series C Shares also provide for 8% cumulative dividends payable in shares of Common Stock at the time of each conversion. Each Series C Share has a liquidation preference equal to $1,000 plus an amount equal to any accrued and unpaid dividends from the date of issuance of the Series C Shares in the event of liquidation, dissolution or winding up of the Company. The holders of the Series C shares are not entitled to vote, separately as a series or otherwise, on any matter submitted to a vote of the Company's shareholders. Series C Shares that remain outstanding on March 30, 1998, will be automatically converted into shares of Common Stock.

   On November 6, 1996, the Company entered into the Shareholders Agreement with the Shareholders and Reed R. Prior. For a description of the Shareholders Agreement, see "Compensation Committee Interlocks and Insider Participation."

   On February 18, 1997, the Company entered into an agreement to sell its operating division, which includes substantially all of the Company's assets and personnel other than (i) its patents (which have been previously pledged to secure certain dividend obligations; see "Executive Compensation -- Compensation Committee Interlocks and Insider Participation") and other intellectual property, (ii) certain management personnel, and (iii) assets utilized by the retained management personnel in the performance of their duties (collectively, the "Operating Division"), to Boston University or a designated affiliate for $5 million and an agreement pursuant to which Boston University will provide certain services related to product research, manufacturing, clinical trials, quality control, and quality assurance.
For a description of this transaction, see "Sale of the Operating Division to Boston University."

   On July 31, 1997, the Company entered into an evaluation license and option agreement (the "USSC License Agreement") with United States Surgical Corporation ("USSC") granting USSC an option on worldwide rights to the Company's DAB389EGF molecule (the "EGF Fusion Protein") for restenosis in cardiovascular applications. Leon C. Hirsch, who beneficially owns more than 5% of the Company's Common Stock, is the Chairman of USSC and beneficially owns 7.8% of the common stock of USSC. Turi Josefsen, who beneficially owns more than 5% of the Company's Common Stock, is a director of USSC and benefically owns 1.8% of the common stock of USSC. John R. Silber, a director of the Company, is a director of USSC and benefically owns .02% of the common stock of USSC. Pursuant to the USSC License Agreement, USSC made an initial payment to the Company of $5.0 million on July 31, 1997. Under the USSC License Agreement, USSC is entitled to acquire an exclusive license to the EGF Fusion Protein technology, at any time during a 15-month evaluation period, upon the payment to the Company of an additional $5.0 million. In addition, the Company issued to USSC a warrant for the purchase of 500,000 shares of the Company's Common Stock at a purchase price of $.5625 per share, the closing sale price for shares of the Company's Common Stock on the date prior to the date the warrant was issued. The Company will value this warrant and record it as a charge to general and administrative expense in the quarter ending September 30, 1997. USSC has agreed to fund trials associated with the development of EGF Fusion Protein for restenosis. If USSC's option to obtain any exclusive license of the EGF Fusion Protein technology is exercised, milestone payments will be payable by USSC to the Company up to a maximum amount of $22.5 million. In addition, USSC will be obligated to pay the Company royalties on commercial sales of the licensed product. In the event USSC chooses not to exercise the option, the USSC License Agreement will terminate, and, in exchange, USSC will receive $5.0 million worth of the Company's Common Stock valued at the average of the closing prices of the Company's Common Stock (i) for the ten trading days preceding the date of the USSC License Agreement or (ii) for the ten trading days preceding the date on which USSC chooses not to exercise the option, whichever is lower. The Company will record the $5.0 million initial payment from USSC as a liability. In the event that USSC exercises its option to license the EGF Fusion Protein, the $5.0 million will be recorded as revenue at that time. In the event that USSC chooses not to exercise the option, the $5.0 million will be recorded as stockholders' equity.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the
Company's directors and executive officers, and persons who beneficially own more than 10% of the Company's Common Stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

   To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, there was compliance during the fiscal year ended December 31, 1996, with all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners.

                COMMON STOCK OWNERSHIP OF CERTAIN
                 BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of October 7, 1997,
by: (i) each person known by the Company to own beneficially 5% or more of its outstanding Common Stock; (ii) each Director; (iii) each Named Executive Officer; and (iv) all Directors and executive officers as a group. Except as otherwise indicated, the named beneficial owner has sole voting and sole investment power with respect to the shares shown as beneficially owned. Unless otherwise indicated, the address of each person or entity listed below is c/o Seragen, Inc., 97 South Street, Hopkinton, Massachusetts 01748.



                                SHARE OWNERSHIP

                                                    PERCENTAGE
                                                   BENEFICIALLY
                                                   OWNED (1)(2)
NAME(**)                                         NUMBER OF SHARES        PERCENT
--------                                         ----------------        -------

Boston University                               39,369,382 (3)(4)(5)       75.9%
  881 Commonwealth Avenue
  Boston, MA 02215

Leon C. Hirsch                                  16,429,041 (3)(6)          44.1%
  150 Glover Avenue
  Norwalk, CT 06856

Turi Josefsen                                    7,041,016 (3)(7)          25.3%
  150 Glover Avenue
  Norwalk, CT 06856

John E. Bagalay, Jr                                  4,000 (5)(9)            *

Eli Lilly and Company                            1,787,092                  8.6%
 Lilly Corporate Center
 Indianapolis, IN 46285

Gerald S.J. Cassidy                              4,724,193 (3)(8)          18.5%
  700 13th Street, N.W., Suite 400
  Washington, DC 20005

Kenneth G. Condon, C.P.A.                            5,200 (5)(10)           *

Leonard F. Estis, Ph.D.                              1,136 (1)               *

Norman A. Jacobs                                    19,000 (12)              *

Thomas N. Konatich                                     905 (13)              *

George W. Masters                                   67,313 (14)              *

John R. Murphy, Ph.D.                               96,875 (15)              *

Jean C. Nichols, Ph.D.                             688,538 (16)             3.2%

Reed R. Prior                                     2,439,587 (17)            10.5%

John R. Silber, Ph.D.                               178,500 (5)(18)          *

All Officers and Directors as a Group             8,823,123                30.1%

______________________

*     Represents beneficial ownership of less than 1% of the Common Stock.


(1) A person or group is deemed to have "beneficial ownership" of any shares as of October 7, 1997, that such person or persons comprising the group has the right to acquire within 60 days after such date.
     Any securities not outstanding which are subject to options, warrants, rights or conversion privileges of which a person or group has ownership are deemed to be outstanding only for the purpose of computing the percentage of outstanding securities of the class owned by such person or group; but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

 (2) Percentage ownership is based on 20,788,805 shares of Common Stock outstanding as of October 7, 1997.

 (3) Consists of 39,666,667 shares of Common Stock issuable upon conversion of 23,800 Series B Shares and assumes that Series B Shares are convertible at a conversion price of $0.60, the conversion price in effect on October 7, 1997, based on the average of the closing sale prices of the Common Stock for the ten consecutive trading days preceding that date.

 (4) Includes 3,360,625 shares of Common Stock (the maximum number of shares of Common Stock into which the Series C Shares may convert) issuable upon conversion of 5,000 Series C Shares and accrued dividends thereon.

 (5) The Boston University Nominee Partnership is a partnership that was created to act as the record holder of certain securities owned by Boston University. Dr. Bagalay and Mr. Condon are general partners of the partnership and are required to vote and take other actions with respect to such shares of Common Stock as instructed by duly authorized officers of Boston University. The officers of Boston University are duly authorized by the actions of the Trustees of Boston University.
     Dr. Bagalay and Mr. Condon (general partners of the Boston University Nominee Partnership) and Dr. Silber (a Trustee of Boston University) disclaim beneficial ownership of these shares. The ownership of the partnership consists of 15,000 shares issuable upon exercise of stock options, a warrant to purchase 1,376,666 shares exercisable at $4.75 per share, a warrant to purchase 6,651,347 shares exercisable at $4.00 per share, 19,666,667 shares of Common Stock issuable upon conversion of 11,800 Series B Shares and 3,360,625 shares of Common Stock issuable upon conversion of 5,000 Series C Shares. Pursuant to the anti-dilution provisions of certain of its warrants, Boston University may be entitled to receive additional warrants in the event that USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology and thereby becomes entitled to receive shares of Common Stock. See "Certain Transactions."
     Due to the fact that the price at which shares of Common Stock would be issuable to USSC under the USSC License Agreement cannot be determined until USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology, the Company is unable at this time to determine the number of additional warrants that would be issuable to Boston University in the event that USSC were to decline to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology. Boston University has entered into the Shareholders Agreement with respect to the election of directors and other matters.
     See "Certain Transactions."

 (6) Consists of a warrant to purchase 816,666 shares exercisable at $4.75 per share, a warrant to purchase 3,945,708 shares exercisable at $4.00 per share, and 7,000 Series B Shares convertible into 11,666,667 shares of Common Stock. Does not include 1,691,016 shares issuable upon exercise of warrants and does not include 5,000,000 shares of Common Stock issuable upon conversion of 3,000 Series B Shares held by Turi Josefsen, Mr. Hirsch's wife, as to which Mr. Hirsch disclaims beneficial ownership. Pursuant to the anti-dilution provisions of certain of its warrants, Mr. Hirsch may be entitled to receive additional warrants in the event that USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology and thereby becomes entitled to receive shares of Common Stock. See "Certain Transactions." Due to the fact that the price at which shares of Common Stock would be issuable to USSC under the USSC License Agreement cannot be determined until USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology, the Company is unable at this time to determine the number of additional warrants that would be issuable to Mr. Hirsch in the event that USSC were to decline to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology. Mr. Hirsch has entered into the Shareholders Agreement with respect to the election of directors and other matters.
     See "Certain Transactions."

(7)  Consists of a warrant to purchase 350,000 shares exercisable at $4.75 per share, a warrant to purchase 1,691,016 shares exercisable at $4.00 per share, and 3,000 Series B Shares convertible into 5,000,000 shares of Common Stock. Does not include 3,945,708 shares issuable upon exercise of warrants and does not include 11,666,667 shares of Common Stock issuable upon conversion of 7,000 Series B Shares held by Leon C.
     Hirsch, Ms. Josefsen's husband, as to which Ms. Josefsen disclaims beneficial ownership. Pursuant to the anti-dilution provisions of certain of its warrants, Ms. Josefsen may be entitled to receive additional warrants in the event that USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion
     Protein technology and thereby becomes entitled to receive shares of Common Stock. See "Certain Transactions." Due to the fact that the price at which shares of Common Stock would be issuable to USSC under the USSC License Agreement cannot be determined until USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology, the Company is unable at this time to determine the number of additional warrants that would be issuable to Ms. Josefsen in the event that USSC were to decline to exercise its option under the USSC License Agreement to acquire the EGF Fusion
     Protein technology. Ms. Josefsen has entered into the Shareholders Agreement with respect to the election of directors and other matters.
     See "Certain Transactions."

(8) Includes 9,000 shares issuable upon exercise of options held by Mr. Cassidy, a warrant to purchase 233,332 shares exercisable at $4.75 per share, a warrant to purchase 1,127,359 shares exercisable at $4.00 per share, and 3,333,333 shares of Common Stock issuable upon conversion of 2,000 Series B Shares. Mr. Cassidy's Series B Shares and warrants are owned jointly with his wife, Loretta P. Cassidy. Pursuant to the anti-dilution provisions of certain of its warrants, Mr. Cassidy may be entitled to receive additional warrants in the event that USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology and thereby becomes entitled to receive shares of Common Stock. See "Certain Transactions." Due to the fact that the price at which shares of Common Stock would be issuable to USSC under the USSC License Agreement cannot be determined until USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology, the Company is unable at this time to determine the number of additional warrants that would be issuable to Mr. Cassidy in the event that USSC were to decline to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology. Mr. and Mrs. Cassidy have entered into the Shareholders Agreement with respect to the election of directors and other matters. See "Certain Transactions."

(9) Consists of 4,000 shares issuable upon exercise of options held by Dr. Bagalay that are exercisable within 60 days.

(10) Consists of 4,000 shares issuable upon exercise of options held by Mr. Condon.

(11) Dr. Estis resigned as Vice President of Research and Development effective November 29, 1996.

(12) Consists of 19,000 shares issuable upon exercise of options held by Mr. Jacobs.

(13) Mr. Konatich resigned as Chief Financial Officer effective
     November 15, 1996.

(14) Includes 50,000 shares issuable upon exercise of options exercisable by Mr. Masters within 60 days and a warrant to purchase 1,250 shares exercisable at $10.00 per share. Mr. Masters retired from his position as Vice Chairman, Chief Executive Officer, President and a member of the Board of Directors effective November 6, 1996.

(15) Includes 45,825 shares issuable upon exercise of options held by Dr. Murphy.

(16) Includes 680,032 shares issuable upon exercise of options held by Dr. Nichols. Pursuant to the anti-dilution provisions of her options, Dr. Nichols may be entitled to receive additional options in the event that USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology and thereby becomes entitled to receive shares of Common Stock. See "Certain Transactions." Due to the fact that the price at which shares of Common Stock would be issuable to USSC under the USSC License Agreement cannot be determined until USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology, the Company is unable at this time to determine the number of additional options that would be issuable to Dr. Nichols in the event that USSC were to decline to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology.

(17) Consists of 2,439,587 shares issuable upon exercise of options held by Mr. Prior. Pursuant to the anti-dilution provisions of his options, Mr. Prior may be entitled to receive additional options in the event that USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology and thereby becomes entitled to receive shares of Common Stock. See "Certain Transactions." Due to the fact that the price at which shares of Common Stock would be issuable to USSC under the USSC License Agreement cannot be determined until USSC declines to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology, the Company is unable at this time to determine the number of additional options that would be issuable to Mr. Prior in the event that USSC were to decline to exercise its option under the USSC License Agreement to acquire the EGF Fusion Protein technology. Mr. Prior has entered into the Shareholders Agreement with respect to the election of directors and other matters. See "Certain Transactions."

(18) Includes a warrant to purchase 7,500 shares exercisable at $10.00 per share. Dr. Silber's shares and warrant are owned jointly with his wife, Kathryn U. Silber.

       SALE OF THE OPERATING DIVISION TO BOSTON UNIVERSITY
                            PROPOSAL 2

                             GENERAL

   On February 6, 1997, the Company's Board of Directors unanimously approved the sale of the Operating Division to Boston University. Conditions to the proposed sale are approval of the transaction by the Company's shareholders and ratification by disinterested shareholders.

  Pursuant to the terms of the Asset Purchase Agreement, the Company will transfer the Operating Division to Boston University for $5,000,000.
As part of this transaction, the Company and Boston University also entered into the Service Agreement, under which Boston University will provide specified research, development, clinical trial, and manufacturing services ("Services") to the Company using the Operating Division from February 14, 1997, to January 31, 1999 (with the Company having the right to extend the Service Agreement for two additional one-year periods, subject to certain conditions).


  The Operating Division includes substantially all of the Company's assets and personnel other than (i) its patents (which have been previously pledged to secure certain dividend obligations; see "Election of Directors -- Executive Compensation -- Compensation Committee Interlocks and Insider Participation") and other intellectual property, (ii) certain management personnel, and (iii) assets utilized by the retained management personnel in the performance of their duties. The Operating Division includes all of the Company's manufacturing, clinical trial, and product development facilities and related
assets.    As described more fully in this section, the Company will transfer to Boston University all assets and personnel associated with the Operating Division. The Company will assign its rights under certain of its contracts relating to the Operating Division (e.g., clinical trial contracts) to Boston University. The Company will convey to Boston University the Operating Division equipment and other property that the Company owns. The Company will assign to Boston University the leases for Operating Division equipment and other property that the Company leases.

In addition, the Company will assign to Boston University the leases for the Company's premises (all of which are leased by the Company), subject to an obligation on the part of Boston University to sublet a portion of the premises back to the Company for use by the Company as its executive offices. Upon the closing of the sale of the Operating Division, the Company's employees associated with the Operating Division will be offered employment by Boston University.

   For a period of two years (extendible for two one-year extensions), the Company will obtain from Boston University research, development, clinical trial, and manufacturing services comparable to those for which the Company currently has internal capacity. Boston University will provide these services through the Operating Division. For a description of the risks associated with the sale of the Operating Division, see "Risks."

  If the sale of the Operating Division is completed, the Company will no longer have an internal research, development, clinical trial, or manufacturing capacity. The Company will, however, retain ownership of all of its patents, trademarks, copyrights, trade names, logos, proprietary information, and other intellectual property. The Company's Patents currently secure the Company's dividend payment obligations on the Series B Shares, although the Company retains full use of the Patents pursuant to an irrevocable license. The Company currently is in arrears with respect to these dividend payments; however, the holders of the Series B Shares have agreed to forbear from exercising their right to foreclose on the Patents until March 1, 1998. See "Election of Directors -- Executive Compensation -- Compensation Committee Interlocks and Insider Participation."

   As discussed in detail under "Reasons for and Effects of the Sale of the Operating Division," the Board of Directors concluded that the terms of the Asset Purchase Agreement and Service Agreement together provide for terms at least as favorable as those that the Company could have obtained from an unaffiliated third party. There is a risk that the purchase price that Boston University will pay for the Operating Division may be less than the price the Company could have obtained from an unaffiliated third party. The Company did not perform any evaluation of the market value of the Operating Division and did not seek to appraise the assets to be transferred to Boston University. The Company did not seek or obtain an opinion regarding the fairness of the Asset Purchase Agreement and Service Agreement. The Company did not solicit third party offers for the Operating Division or the assets of the Operating Division. However, as more fully described under "Description of Service Agreement -- Disposition of Operating Division Assets," the Company has the right for a four-year period to repurchase the Operating Division from Boston University for an amount equal to the purchase price paid by Boston University for the Operating Division, plus interest and cumulative operating losses incurred by Boston University with respect to the Operating Division.

   The Board considered the risks and benefits of the transaction to the Company and to the Company's shareholders who do not have an interest in the transaction and concluded that the terms of the Asset Purchase Agreement and Service Agreement together are not unfair to these shareholders and that the benefits of the transaction outweigh the risks. The Board concluded that the transaction was superior to other alternatives available to the Company because the Asset Purchase Agreement and Service Agreement together would satisfy the Company's immediate need for cash for continuing operations and reduction in operating expenses and provide the Company with the services it needs for product development and clinical trials at a cost less than the cost of continuing the operations of the Operating Division. In addition, the Board concluded that the Asset Purchase Agreement and Service Agreement would provide these benefits without the delay that might have resulted from attempts to solicit third party offers for the Operating Division assets, a delay that the Board believed the Company could not accept due to its financial position. For a description of the risks and benefits the Board considered, see "Reasons for and Effects of the Sale of the Operating Division -- Advisability of Sale of Operating Division; Board Deliberations."

   Because the Company's sale of the Operating Division does not require the issuance of additional shares of the Company's Common Stock or any other securities, the transaction will not materially change the relative legal rights and preferences of any of the Company's security holders. Each shareholder's relative interest in the Company and its assets remaining after completion of the sale of the Operating Division will remain unchanged. Shareholders will not be entitled to appraisal rights with respect to the transaction.

   Although the Company will retain its patents and other intellectual property, the transaction may nevertheless constitute a sale by the Company of substantially all of its assets for purposes of section 271 of the Delaware General Corporation Law and thereby require approval by the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote on the matter.

   Because of their relationships with the Company, Boston University, Leon Hirsch, and Turi Josefsen may be viewed as having an interest in the sale of the Operating Division that is not shared by the Company's other shareholders. See "Approvals Required for the Operating Division Sale -- Shareholder Approval and Interest of Controlling Shareholder in the Transaction." In light of these interests, the Board of Directors has determined that it also will seek ratification of the transaction by the affirmative vote of a majority of the shares of capital stock issued and outstanding and entitled to vote on the matter, excluding shares owned by, or the voting of which is controlled by, Boston University, Leon C. Hirsch, and Turi Josefsen or their affiliates (the "Disinterested Shareholder Ratification").

   The Disinterested Shareholder Ratification is not required by Delaware law. However, DGCL Section 144 provides in relevant part that no contract or transaction between a corporation and another corporation in which one or more of its directors are directors or officers or have a financial interest shall be void or voidable solely for that reason, or solely because the director is present at or participates in the meeting of the board which authorized the contract or transaction, or solely because the director's vote is counted for such purpose, if the material facts as to the director's relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote on the matter and the contract or transaction is specifically approved in good faith by vote of the shareholders. The Disinterested Shareholder Ratification is intended to comply with the referenced provisions of DGCL Section 144. In the absence of compliance with DGCL Section 144, directors involved in the sale of the Operating Division would bear the burden of clearly proving their utmost good faith in connection with the transaction and the entire fairness of the transaction to the Company. In the event that the Disinterested Shareholder Ratification is obtained, on the other hand, a shareholder objecting to the transaction may as a result bear the burden of proving the unfairness of the transaction to the Company, which burden of proof may be difficult for an objecting shareholder to meet, and any court reviewing the transaction in response to a shareholder challenge may accord greater deference to determinations made by the Board of Directors in connection with its approval of the transaction. See "Approvals Required for the Operating Division
Sale -- Shareholder Approval and Interest of Controlling Shareholder in the Transaction."

   A copy of the Asset Purchase Agreement is attached as Appendix A to this Proxy Statement, and a copy of the Service Agreement is attached as Appendix B to this Proxy Statement. The copy of the Service Agreement attached as Appendix B omits certain information that is the subject of a grant of confidential treatment by the SEC. The Company believes that the omitted information is not material to an evaluation by shareholders of the proposed transaction and is confidential commercial information that, if disclosed, would cause the Company competitive harm. The discussion in this Proxy Statement of the proposed sale of the Operating Division and the description of the principal terms of the Asset Purchase Agreement and the Service Agreement are subject to and qualified in their entirety by reference to the Asset Purchase Agreement and the Service Agreement.

Risks

   The proposed transaction provides no guarantee that the Company will have further access to the services of the Operating Division after January 31, 1999. The Company may not have sufficient funds to exercise its options to extend the Service Agreement.

   If, at any time during the term of the Service Agreement, Boston University's operating losses for any contract year exceed a specified amount and the Company fails to pay Boston University the difference between its actual operating losses and the specified amount after receiving notice from Boston University, Boston University may terminate the Service Agreement. There can be no assurance that Boston University will not incur excess losses and, if it does, that the Company will have sufficient funds to permit the Company to cover the excess losses.

   The Company may not have sufficient funds to repurchase the assets comprising the Operating Division by January 31, 2001 (until which date the Company has an option to repurchase the assets comprising the Operating Division under the terms of the Service Agreement). After January 31, 2001, if the Company has not exercised its option to repurchase the assets comprising the Operating Division, Boston University is under no obligation to provide any further Services to the Company.

   If at any point the Company is unable to obtain further services of the Operating Division, it will be required to negotiate with another service provider for these services. There can be no assurance that the Company will be able to secure comparable services at a price similar to that available under the Service Agreement. In addition, if the services of the Operating Division should cease to be available to the Company, the need to obtain similar services from other providers could have a material and adverse effect on the Company's ability to proceed with its product development, clinical trial, and commercialization efforts on a timely basis. As such, any termination of the Service Agreement might have a material adverse effect on the Company.

Background of the Sale

   The Company has experienced significant operating losses in each year since its inception and, as of December 31, 1996, had an accumulated deficit of approximately $187 million. The Company expects to incur additional operating losses over the next several years and expects cumulative losses to increase as the Company's research and development and clinical trial efforts continue. See "Business," "Management's Discussion and Analysis" and "Financial Statements" in the Company's Annual Report to Shareholders (which accompanies this Proxy Statement) and in this Proxy Statement.

   The proposed asset sale and service arrangement will reduce the Company's cash needs and operating losses. These transactions are not expected to reduce the Company's product development or commercialization programs. Subject to the minimum payment obligations described below, the Company's expenses related to the Operating Division will be limited to the services it actually uses. By so reducing the Company's cash requirements, management believes that the proposed asset sale and service arrangement may reduce the Company's future need to raise funds through debt or equity offerings. Under the terms of the Service Agreement, Boston University may make the services of the Operating Division available to third parties to the extent consistent with the fulfillment by Boston University of its obligations under the Service Agreement to provide Services to the Company.

Boston University

   Boston University owns approximately 40% of the total shares of the Company's outstanding Common Stock and 11,800 Series B Shares, which together represent 42% of the total voting power of the capital stock of the Company entitled to vote as of October 7, 1997. See "Election of Directors --
Common Stock Ownership of Certain Beneficial Owners and Management" and "Election of Directors -- Certain Transactions." Boston University is a Massachusetts not-for-profit corporation with its principal place of business at 881 Commonwealth Avenue, Boston, Massachusetts. Founded in 1839, it is an independent, coeducational, nonsectarian university with fifteen schools and colleges. Boston University has nearly 30,000 students and over 2,600 faculty members.

           DESCRIPTION OF THE ASSET PURCHASE AGREEMENT

Transferred Assets

   The assets to be transferred to Boston University pursuant to the Asset Purchase Agreement include all assets, both those owned by the Company and those leased by the Company, comprising the Operating Division. The transferred assets will include the leases for the Company's premises (all of which are leased by the Company), subject to an obligation on the part of Boston University to sublet a portion of the premises back to the Company for use by the Company as its executive offices.

   Operating Division property that is owned by the Company includes leasehold improvements to the Company's manufacturing and laboratory facilities and manufacturing, production and laboratory equipment. All such property will be conveyed to Boston University by the Company in connection with the closing of the transaction. The Company will also assign its rights under certain of its contracts relating to the Operating Division (e.g., clinical trial contracts) to Boston University.

   The Company leases certain Operating Division equipment and other Operating Division personal property. Substantially all of these leases are operating, rather than capital, leases. All of these leases will be assigned by the Company to Boston University in connection with the closing of the transaction.

   The Company leases its premises at 97 South Street, 99 South Street, and 116-120 South Street, Hopkinton, Massachusetts pursuant to three separate leases. The Company leases its primary facility, approximately 64,000 square feet at 97 South Street, pursuant to a renewable ten-year lease. The current term of the lease expires in August 2002. The Company has options to renew this lease for two additional successive period of five years each. The lease provides for annual lease payments of $631,997. The Company leases another facility, approximately 15,000 square feet at 116-120 South Street, pursuant to a lease expiring in December 1997, but with an option on the Company's part to extend the lease for an additional period of five years. The lease provides for annual lease payments of $130,320. The Company leases a third facility, approximately 5,600 square feet at 99 South Street, pursuant to a lease expiring in October 2005. The lease provides for an escalating annual lease payment of from $60,000 to $84,000. In connection with each of these leases, the Company is obligated to pay its proportionate share of all real estate taxes and building operating costs paid by the lessors and attributable to the leased premises. All of these leases will be assigned by the Company to Boston University in connection with the closing of the transaction, subject to the need to obtain consent of the lessor. Following the closing, Boston University is obligated, under the terms of the Asset Purchase Agreement, to sublease a portion of the premises at 97 South Street to the Company for use by the Company as its executive offices.

   The transferred assets will not include: (i) any of the Company's interest in patents, trademarks, copyrights, trade names, logos, proprietary information or other industrial secrets, or other intellectual property of whatever nature; or (ii) any of the capital stock held by the Company in STI and Seragen Biopharmaceuticals Ltd. The Company's subsidiary STI owns all of the Company's Patents. Pursuant to an escrow arrangement, a collateral assignment of the Patents is required to be delivered to the holders of the Series B Shares in the event that the holders of the Series B Shares provide notice to the escrow agent of STI's failure to pay dividends on its Class B Shares. The holders of the Series B Shares have agreed to forbear from exercising their right to deliver a notice of default to the escrow agent until March 1, 1998. See "Election of Directors -- Compensation Committee Interlocks and Insider Participation."

   The Company has provided Boston University with access to Operating Division facilities and to the services of specified Company employees since February 14, 1997. Pursuant to this arrangement, Boston University is required to make when due all payments required under contracts related to the Operating Division, and is required to discharge when due all liabilities and obligations under existing claims relating to the Operating Division. In addition, Boston University is required to reimburse the Company for all operating expenses of the Operating Division, including wages and benefits (including accrued vacation and severance payments) of Company employees whose services the Company has made available to Boston University pending closing of the transactions contemplated by the Asset Purchase Agreement. In the event that the Company breaches its obligations under the Service Agreement (described further below), or that Boston University exercises its specified rights to terminate the Service Agreement, the Company will be required to repay Boston University these reimbursed wages and benefits and other operating expenses paid by Boston University with respect to the Operating Division (with interest).

   Boston University has the option to consummate the transactions contemplated by the Asset Purchase Agreement through a nominee. In the event that Boston University's nominee is an entity whose sole asset will be the Operating Division or that otherwise has insufficient net assets to provide commercially reasonable creditworthiness for its obligations under the Asset Purchase Agreement, a subsidiary of Boston University with assets sufficient to provide commercially reasonable creditworthiness is required to guarantee the nominee's performance. For ease of reference, this Proxy Statement refers to the actual purchaser under the Asset Purchase Agreement, which may be Boston University or a nominee, as "Boston University."

Purchase Price for Assets

   After negotiation, Boston University has agreed to pay the Company $5,000,000 for the Operating Division assets. Boston University paid $3,500,000 as a deposit when it signed the Asset Purchase Agreement, and an additional $1,000,000 as a deposit on March 1, 1997. The Company has had access to the funds held on deposit, and has used these funds as necessary to fund its operations. The balance of the purchase price is due at closing.

   The Company must refund the deposits (with interest) if the transaction is not consummated because of the Company's default, the failure of the shareholders of the Company to approve the transaction or of the disinterested shareholders of the Company to ratify the transaction, or the failure of the parties to obtain the consent or approval of any third party whose approval is required pursuant to the terms of the Asset Purchase Agreement. The Company has granted Boston University a security interest in all of its unencumbered tangible physical assets and personal property to secure the Company's obligation to refund the deposits.

Consummation of Operating Division Sale

   Boston University's obligation to consummate the transaction is conditioned on satisfaction (or waiver by Boston University) of certain conditions as of the closing, including the receipt of required governmental or third party consents. The Company's obligation to consummate the transaction is conditioned on satisfaction (or waiver by the Company) of certain conditions as of the closing, including approval of the transaction by the Company's shareholders and ratification by disinterested shareholders, although the Company may waive satisfaction of any of these conditions.

   The Asset Purchase Agreement will terminate automatically in the event that before closing: (i) the Company breaches its obligations under the Service Agreement; or (ii) Boston University exercises an option that it has to terminate the Service Agreement if its operating losses in connection with the Service Agreement exceed $9 million on an annual basis and the Company fails to pay Boston University the excess over $9 million on 30 days' notice. See "Description of the Service Agreement -- Term."

   Unless the parties agree otherwise, the transaction is required to close on or before December 31, 1997.

Indemnification

   The Company has made certain customary representations and warranties to Boston University pursuant to the Asset Purchase Agreement, including certain representations and warranties regarding the Operating Division. Among these are compliance with government regulations, the location and description of the Company's leased premises, the tangible personal property included in the Operating Division, the absence of undisclosed pending and threatened litigation, the absence of undisclosed liabilities (including environmental liabilities), the nature of labor relations, the absence of breach of any confidentiality agreements, and compliance with environmental laws. These representations and warranties survive for one year after the closing date.

   The Company is obligated to indemnify Boston University for: (i) inaccuracies in its representations or breaches of its warranties; (ii) failure by the Company to perform its obligations under the Asset Purchase Agreement and related agreements (unless waived by Boston University); and
(iii) any liabilities arising from operations of the Operating Division prior to closing (unless Boston University expressly assumes the liability).

   Similarly, Boston University is obligated to indemnify the Company for:
(i) inaccuracies in its representations or breaches of its warranties; (ii) failure by Boston University to perform its obligations under the Asset Purchase Agreement and related agreements (unless waived by the Company); and
(iii) any liabilities arising from operations of the Operating Division after closing (unless the Company expressly assumes the liability).

   Neither party is required to make indemnification payments until that party's cumulative obligations under the indemnity provisions exceed $50,000.

             DESCRIPTION OF THE SERVICE AGREEMENT

Services to be Provided

   As an integral part of the sale of the Operating Division, the Company and Boston University also entered into a Service Agreement, pursuant to which Boston University will provide Services of the Operating Division to the Company for a minimum period of approximately two years beginning as of February 14, 1997. The particular Services to be provided are set forth in the Service Agreement, and may be amended from time to time by mutual agreement as the Company's research requirements change. These Services include product research and development, manufacturing, quality control and quality assurance, and clinical trials. The Company will direct and supervise Boston University in the provision of these Services. Should the Company require additional services not specified in the Service Agreement, it will be required to purchase those additional services from Boston University, provided that Boston University has the capacity to perform them within the necessary time frame. Boston University may not subcontract its obligations under the Service Agreement without the Company's prior written consent.

Employee Matters

   Boston University has agreed under the Asset Purchase Agreement to offer employment to certain existing employees of the Company. Under the Service Agreement, the Company has the right to make future employment offers to rehire certain specified employees at any time. The Company also has the right to make offers of part-time employment to certain specified employees during the term of the Service Agreement. Boston University will make employment offers to approximately 90 of the Company's approximately 105 current employees. Approximately fifteen persons will remain employees of the Company after the consummation of the sale of the Operating Division.

   The Company has granted options to purchase Common Stock to the employees to whom Boston University will make offers of employment following completion of the sale of the Operating Division as an inducement for them to remain employed with the Company up to the closing of the Asset Purchase Agreement and to accept and continue employment with Boston University thereafter in connection with the provision of Services to the Company under the Service Agreement. These options have an exercise price equal to the market price of the Common Stock on the grant date and a term of ten years. The closing of the sale of the Operating Division will have no effect on the expiration date of these options. See "Amendment of the 1992 Long Term Incentive Plan -- Incentive Plan Benefits."

Term

   The term of the Service Agreement began on February 14, 1997 and will end on January 31, 1999. It will terminate earlier if: (i) the Asset Purchase Agreement is terminated; (ii) a material breach exists, provided that the non-breaching party provides notification of the breach and the breach is not cured within 30 days after the breaching party receives notice; or (iii) Boston University's losses in respect of the Operating Division for any year exceed $9,000,000, provided that, after notice, the Company does not pay Boston University the difference between its actual losses and $9,000,000.

   After January 31, 1999, the Company has two successive options to extend the Service Agreement for a period of one year at prevailing market rates. For each year that the Service Agreement is extended, the Company must pay Boston University an amount equal to Boston University's Operating Division operating losses for the contract year multiplied by a ratio equal to (i) gross payments by the Company during the contract year for Services provided to the Company under the Service Agreement divided by (ii) the total gross revenues received by Boston University during the contract year from all parties purchasing Operating Division services.

Disposition of Operating Division Assets

   During the term of the Service Agreement, Boston University may not sell Operating Division assets outside the ordinary course of business except in response to a bona fide third party offer. In this case, the Company will have the right to purchase the assets on the same terms and conditions as those that are the subject of the third party offer. If the Company exercises this right, it must purchase all (but not less than all) of the assets offered to the third party. Boston University may not sell assets in response to any third party offer if the sale would leave it with insufficient assets to perform its obligations under the Service Agreement.

   The Company also has the right, for four years from the date of the Service Agreement, to repurchase the Operating Division assets at a price equal to: (i) $5,000,000 plus interest at a 10% annual rate accrued from the date of the Service Agreement; plus (ii) the amount of Boston University's cumulative operating losses during the term of the Service Agreement plus interest at a 10% annual rate.

Payment for Services

   The Company is obligated to pay Boston University $5,521,342 during the first year of the Service Agreement and $6,605,651 in the second year of the Service Agreement, prorated for any portion of a year the Service Agreement is in effect. Any reductions in or additions to the required services will adjust the amount that the Company is required to pay, but in no event will the amount be less than $4,300,000 per year (prorated as above) for each of the two initial years of the Service Agreement. The Company will pay the costs incurred by Boston University (inclusive of overhead), plus 10%, for any additional services provided by Boston University to the Company. If the Company does not require additional services, Boston University will be responsible for all operating costs. Boston University will maintain books and records sufficient to permit the Company to audit the costs of these additional services.

   The payments under the Service Agreement were based on the estimated cost of the budgeted research and development work required to be performed by Boston University under the Service Agreement in 1997 and 1998, including the recovery of reasonable overhead expenses. These budgets were based on the historical research and development expenditures and activity levels of the Company. The Company may increase or decrease the level of services to be received from Boston University under the Service Agreement, but in no event will the amount charged be less than a base level of $4.3 million per year.
In determining the impact on the service fee of changes in services requested under the Service Agreement, the amount charged will be increased by the actual costs incurred by Boston University plus 10% for any additional services provided by, or decreased using such formula for services no longer required from, Boston University. In the event the cost to perform the agreed upon services exceeds the negotiated amount under the Service Agreement, Boston University is responsible for the excess cost. However, the Service Agreement is subject to termination if the Company does not reimburse Boston University for losses incurred in excess of $9.0 million in a contract year. See "Description of the Service Agreement -- Term."

   The Company is required to pay Boston University a 1% royalty on the net revenues of any product produced under a patent issued to the Company. The royalty rate will increase to 2% if the December 13, 1994 License Agreement between the Company and a third party is terminated. The Company will not be obligated to pay royalties on any product sales occurring after the Service Agreement is terminated due to termination of the Asset Purchase Agreement (provided that the Company has paid all amounts owed to Boston University in connection with a termination of the Asset Purchase Agreement).

Obligations Related to Services

   Boston University is required to provide the Services in accordance with the Company's manufacturing and quality control specifications, and is required to comply with all applicable laws and regulations. Boston University must cooperate with the Company in filing all necessary documents and obtaining all necessary approvals from the U.S. Food and Drug Administration. Boston University is required to maintain sufficient staffing, supplies and equipment to perform the Services, and the naming of the chief executive officer for the Boston University entity actually responsible for providing the Services is subject to the Company's written approval. The Company has the right to have access to the Operating Division premises during normal business hours, and also to have access to the Operating Division's officers, employees, books and records, and technical information related to the provision of Services.

   Boston University must notify the Company of any adverse events arising in connection with manufacturing, testing, or use of the Company's products and any communications from government regulators. Boston University also must notify the Company of any potential liability arising under environmental laws.

   Boston University may assign its obligations under the Service Agreement to its nominee under the Asset Purchase Agreement if it elects to effect the purchase of the Operating Division through a nominee, as discussed above under "Transferred Assets." In this event, Boston University must provide the Company with notice of the assignment and deliver an instrument from the nominee to the Company pursuant to which the nominee assumes all of Boston University's obligations and liabilities under the Service Agreement.

   The Company has the right to approve the annual budget for the Operating Division. Boston University has covenanted to make all payments regarding the Operating Division in a timely manner. If it does not, the Company has the right to make those payments and to offset them against amounts it owes to Boston University under the Service Agreement.

   Boston University is required to keep confidential all information and technical developments in its possession as a result of the Service Agreement, which information and developments will remain the Company's property. On termination of the Service Agreement, all such information, along with technical developments, products, and work-in-progress, are required to be returned to the Company.

   The Company will have sole and complete ownership of any developments arising from the Services provided by Boston University under the Service Agreement. Any patents or copyrights resulting from research conducted by Boston University for the Company using the Operating Division facilities will be the Company's property.

   Boston University may provide services of the Operating Division to other parties, but only to the extent provision of those services will not impair Boston University's ability to perform required Services for the Company. Unless the Company consents, Boston University may not enter into any third party service contract that would cause the Operating Division to incur an operating loss from total services provided to third parties.

Boston University's Operating Income

   As owner of the Operating Division, Boston University will be entitled to all income from the Operating Division and will bear all losses of the Operating Division. However, Boston University has the right to terminate the Service Agreement (with notice) at any time when its operating losses for any contract year exceed a specified amount and its operating losses will not decrease during the remainder of the contract year. If Boston University provides the Company with a notice of termination under this provision, the Company has the option to pay Boston University its excess operating losses incurred within 30 days of receipt of the notice, which action will continue the Service Agreement without interruption. For additional details, see "Description of Service Agreement -- Term." If the Service Agreement terminates, Boston University will continue to own and have the right to operate the Operating Division.

  REASONS FOR AND EFFECTS OF THE SALE OF THE OPERATING DIVISION

Advisability of Sale of Operating Division; Board Deliberations

   The Board has proposed the sale of the Operating Division to Boston University as a means to reduce the Company's cash requirements with minimal disruption to the Company's ongoing operations. The Board evaluated the terms of the Asset Purchase Agreement and the Service Agreement together in approving the sale of the Operating Division. In determining that the sale of the Operating Division is in the Company's interest, the Board considered the factors discussed in the following paragraphs of this section.

   During the initial two-year term of the Service Agreement, Boston University will continue to make services of the Operating Division required by the Company available to the Company on a pricing basis that is expected to provide substantial savings to the Company when compared to the Company's Operating Division-related expenses prior to the sale. These savings are principally due to the fact that the Company no longer will be required to support excess capacity of the Operating Division and generally will be required to pay only for those services that it requires. As a result of the sale of the Operating Division to Boston University, the Company anticipates a reduction of approximately $8 million (including anticipated reductions in payroll, facilities costs, and costs of research and manufacturing supplies, offset by the amount the Company is obligated to pay to Boston University under the Service Agreement) in its annual operating expenses. Given the proposed structure of the transaction with Boston University, the Company believes that this reduction can be accomplished without significant delays or disruptions in its product development and clinical trial efforts.

   The Company began assembling the components of the Operating Division over five years ago. The Company developed the Operating Division in a manner that provided excess capacity in order to meet anticipated commercial demand for the Company's products. The Operating Division never operated at full capacity. The Company, however, maintained a relatively high level of staffing in order to comply with regulatory requirements. The Company maintained the Operating Division, despite its high costs, because of the delays and disruptions in the Company's product development and clinical trial efforts that the Board and management believed would have resulted had the Company discontinued the operations of the Operating Division and sought to obtain the services provided by the Operating Division from third parties. (The Service Agreement will not result in these disruptions because the Company is not altering its operating facility or personnel and, consequently, its clinical data developed with the Operating Division will not be invalidated for regulatory purposes by reason of the Service Agreement.) The Company does not now have adequate financial resources to maintain the Operating Division in accordance with its initial plans or to develop additional products utilizing the Operating Division.

   Pursuant to the proposed transaction, Boston University will bear all losses associated with the Operating Division, subject to its right to terminate the Service Agreement if its losses exceed certain amounts and the Company does not reimburse the excess losses. See "Description of the Service Agreement -- Term." It is the Company's understanding that Boston University hopes to reduce the losses associated with the Operating Division by selling the services of the Operating Division to third parties and by itself making use of services of the Operating Division, both of which it is permitted to do by the Service Agreement so long as such activities do not interfere with its ability to provide Services to the Company. In addition, the Company believes that Boston University hopes to be able to reduce the losses associated with the Operating Division because its strategic focus will be the provision of contract services in the most efficient manner possible, without the focus on the development and exploitation of intellectual property that characterized the Company's operation of the Operating Division. It is the Company's understanding that the Operating Division will complement assets and operations that Boston University currently has.

    During the initial two-year term of the Service Agreement, Boston University is required to make available to the Company services of the Operating Division required by the Company. In the opinion of management of the Company, this arrangement will be sufficient to ensure that during the initial two-year term of the Service Agreement there will be no significant delays or disruptions in the Company's product development and clinical trial efforts.

   After the initial two-year term of the Service Agreement, the Company has the option to extend the Service Agreement for two additional one-year terms, though in connection with such extensions it must pay to Boston University its pro rata share of operating losses incurred by Boston University with respect to the Operating Division during the relevant periods. In the alternative, for the period following the initial two-year term of the Service Agreement, the Company may make arrangements to obtain services previously provided by the Operating Division from third parties. The lead time provided by the initial two-year term of the Service Agreement will, management of the Company believes, permit the Company, if necessary, to transition to third party service providers without significant delays or disruptions in the Company's product development and clinical trial efforts.

   In the course of reaching its decision to approve the transaction, the Board did not assign any weight to the individual factors listed above. The Board concluded that each of the factors listed above supported the Board's conclusion that the transaction is expected to reduce the Company's operating expenses without any significant disruption in the Company's product development and clinical trial efforts. It also should be noted that the Company has taken other steps to reduce its operating expenses, such as reducing the Company's workforce and re-negotiating its agreements with Eli Lilly and Company and Ajinomoto Co., Inc.

   The Board concluded that the transaction was superior to other alternatives available to the Company because the Asset Purchase Agreement and Service Agreement together would satisfy the Company's immediate need for cash for continuing operations and reduction in operating expenses and provide the Company with the services it needs for product development and clinical trials at a cost less than the cost of continuing the operations of the Operating Division. In addition, the Board concluded that the Asset Purchase Agreement and Service Agreement would provide these benefits without the delay that might have resulted from attempts to solicit third party offers for the Operating Division assets, a delay that the Board believed the Company could not accept due to its financial position.

   The Board concluded that the limited term of the Service Agreement poses some risk that the Company may not be able to obtain the services of the Operating Division after two years, but determined that the transaction is in the Company's interest due to the transition time permitted by the Company's option to extend the Service Agreement for two additional one-year terms.

   The $5,000,000 purchase price under the Asset Purchase Agreement approximated the book value of the Operating Division assets, as reflected in the Company's balance sheet as of December 31, 1996, as reported in the Company's Form 10-K for the year ended December 31, 1996. The transferred assets reflected in the aforesaid book value consist of laboratory and manufacturing equipment and leasehold improvements, all of which are located in several leased locations. See "Description of Asset Purchase Agreement -- Transferred Assets." The Board of Directors did not reach a determination of whether the purchase price payable under the Asset Purchase Agreement, excluding consideration of benefits obtained by the Company under the Service Agreement, approximates the market value of the Operating Division sold as a going concern. In the opinion of management based on its experience in the industry, the purchase price payable under the Asset Purchase Agreement approximates the amount that could be obtained by selling the Operating Division assets in a liquidation, and the Company considered this in negotiating the purchase price.

   The Board of Directors did not seek an appraisal of any of the assets constituting the Operating Division. In evaluating the transaction, the Board of Directors did not consider the amount of insurance carried by the Company on the assets to be transferred to Boston University under the Asset Purchase Agreement. The Company currently maintains insurance on these assets in an amount capped at approximately $14.8 million. This insured amount reflects the estimated original cost of the Company's leasehold improvements and laboratory and manufacturing equipment and, as such, does not reflect the depreciated book value of the assets. Because it is based on the original cost, the amount of insurance carried by the Company on the assets to be transferred is not necessarily indicative of the cost of replacing the assets. Some of the insured assets are owned by the Company, while others are leased. Only a $300,000 portion of the leased assets is reflected on the Company's balance sheet because the remaining leased assets are leased by the Company under operating leases. The amount of insurance carried by the Company on the assets to be transferred also does not reflect the cost to rebuild the buildings where the Company's facilities are located because that risk is insured by the Company's lessors. In determining the purchase price, the Board of Directors did not assign any value to the Operating Division workforce or to any other intangible assets associated with the Operating Division.

   In setting the purchase price to be paid by Boston University for the Operating Division, the Board of Directors negotiated for and obtained for the Company the right during a four-year period to repurchase the Operating Division from Boston University for an amount equal to the purchase price paid by Boston University for the Operating Division, plus interest and cumulative operating losses incurred by Boston University with respect to the Operating Division. See "Description of Service Agreement -- Disposition of Operating Division Assets." The Board believes that this provision affords the Company an important right to reacquire the Operating Division in the event that such a reacquisition becomes desirable and possible (in light of the Company's financial position) during the permitted period and also provides protection to the Company in the event that it is subsequently determined by the Board or management during the period permitted for reacquisition that the value of the Operating Division is in excess of the value of consideration received and receivable by the Company pursuant to the Asset Purchase Agreement and Service Agreement.

   The Board believes that the Asset Purchase Agreement and Service
Agreement together provide for terms at least as favorable as those that the Company could have obtained from an unaffiliated third party and achieve the Company's objectives of obtaining continued services of the Operating Division and realizing immediate reductions in operating expenses. Based on this and the other factors described in this section, the Board believes that the transaction is fair to the Company.

   In negotiating with Boston University for the sale of the Operating Division, the Company did not solicit third party offers for the Operating Division assets. The Company determined not to seek third party offers for the Operating Division due to management's belief that the Company would be unable to obtain on advantageous terms the services necessary for continued and uninterrupted development of the Company's products. The Company discussed the possibility of selling the Operating Division with one third party, but that third party expressed unwillingness to agree to provide services of the Operating Division in a manner as favorable to the Company as under the transaction with Boston University. Based on this third party contact and management's experience in the industry, management concluded that it was unlikely that a potential bidder would be willing to purchase the Operating Division and agree to provide uninterrupted services to the Company. In addition, management did not believe that an unaffiliated purchaser would be willing to assume responsibility for the Operating Division expenses immediately. The Company considered the possibility of providing additional services to third parties utilizing the services of the Operating Division, but this would have been inconsistent with the Company's core business and, in any event, would not have reduced the Company's operating losses as immediately as a sale of the Operating Division. In addition, management of the Company believed that it was unlikely that third parties would have been willing to contract for services with the Company due to its financial position.

   The Company's management reviewed the transaction with the Company's financial advisors and reported on those conversations to the Board. In discussing the transaction with the Company's financial advisors, management discussed the general effects of the proposed transaction on the Company's business and financial prospects, but did not discuss the fairness of the consideration to be paid for the Operating Division.

   The Company's management considered the possible sale of the Company and reviewed that possibility with the Company's financial advisors. Based on these discussions, management determined that there was unlikely to be interest among prospective purchasers and, as a result, that the sale of the Company was not likely to be a viable alternative to the sale of the Operating Division. The Company's management also considered and discussed with the Company's financial and legal advisors the possible reorganization or liquidation of the Company in bankruptcy, but determined that such a course would be unlikely to maximize shareholder value.

   In the course of reaching its decision to approve the transactions, the Board consulted with its legal advisors, as well as the Company's management. The Board of Directors did not seek or obtain a fairness opinion relating to the amount of consideration that Boston University will pay for the Operating Division. The Board determined not to seek a fairness opinion based on the additional costs the Company would have incurred (approximately $100,000) in obtaining such an opinion and because of the delay involved in obtaining such an opinion.

   The transaction was unanimously approved by the Company's Board of Directors, including the two directors who were not interested in the transaction by reason of employment with the Company or affiliation with Boston University. (Although the Company believes that Gerald Cassidy was "disinterested" for this purpose, a company controlled by him provides government relations services to Boston University.) The Board considered the interest in the transaction of Boston University and the Company's directors affiliated with Boston University. After deliberation, the Board concluded that the Asset Purchase Agreement and Service Agreement together provided for terms at least as favorable as those that the Company could have obtained from an unaffiliated third party.

   The Board also considered the risks of the transaction to the Company and to the Company's shareholders who do not have an interest in the transaction. Specifically, the Board considered the risks described under "General- Risks." The Board concluded that the terms of the Asset Purchase Agreement and Service Agreement together were not unfair to these shareholders and that the benefits of the transaction outweighed the risks, based on the same factors discussed above.

Tax Consequences

   In the opinion of the Board, the Asset Purchase Agreement and the Service Agreement together provide for terms at least as favorable to those that the Company could have obtained from an unaffiliated third party. On this basis, the following is a description of the material federal income tax consequences of the proposed transactions.

  Upon the sale of the Operating Division to Boston University, the Company will recognize gain or loss for federal income tax purposes. The Company's gain or loss will be measured on an asset-by-asset basis by the difference between the Company's basis in each asset and the portion of the cash received allocated to that asset pursuant to Section 1060 of the Internal Revenue Code (the "Code"). To the extent the assets comprising the Operating Division are capital assets, the Company will recognize capital gain or loss on the sale, subject to the recapture rules of Sections 1245 and 1250 of the Code.
Under Sections 1245 and 1250 of the Code, a portion of the gain from the sale of capital assets or real property may be treated as ordinary income.
To the extent the assets comprising the Operating Division are other than capital assets, the Company will recognize ordinary income or loss, subject to the provisions of Section 1231 of the Code. Section 1231 of the Code treats, in certain circumstances and subject to a number of restrictions, as capital gain certain gain that otherwise would be taxed as ordinary income. Boston University currently owns less than 50 percent of the total combined voting power and value of the Company. However, if Boston University exercises certain outstanding warrants or options, or converts certain preferred stock, Boston University potentially could own more than 50 percent of the vote or value of the Company on the closing date of the Company's sale of the Operating Division. If Boston University owns, or were deemed to own for tax purposes, more than 50 percent of the vote or value of the Company on the closing date of the Company's sale of the Operating Division, the Company would not recognize any losses on the sale. In addition, the Company would have ordinary income rather than capital gain on the sale to the extent that the Company sells property to Boston University that is subject to an allowance for depreciation in the hands of Boston University.

     The Company may offset gain recognized on the sale of the Operating Division by unrelated deductions and operating losses, including net operating loss carryforwards the Company currently has available. Shareholders of the Company other than Boston University will not recognize gain or loss on the disposition of the Operating Division for federal income tax purposes. The Company believes that the Service Agreement will not give rise to any federal income tax consequences to shareholders of the Company other than Boston University.

   This discussion is a general and abbreviated summary of certain federal income tax considerations affecting the Company and its shareholders, and is based on an interpretation of existing sources of law. The discussion does not address non-federal tax consequences. The Company will not obtain an opinion of tax counsel regarding the tax treatment of the sale of the Operating Division. The Company is not requesting a ruling from the Internal Revenue Service regarding the tax consequences of the sale of the Operating Division, and there is no assurance that the Internal Revenue Service will follow the interpretations set out above. Because the Company does not provide any guarantee regarding the tax consequences of the proposed transaction, shareholders should consult with their own tax counsel regarding specific questions as to federal, state, local, or foreign taxes.

Accounting Treatment

   The Company will record the sale of the Operating Division to Boston University in the period in which shareholder approval is obtained and all conditions to closing are met. The historical financial statements of the Company prior to closing reflect all costs incurred by the Company related to the Operating Division and the operations being acquired by Boston University.
 The $4.5 million deposit received by the Company from Boston University for the purchase of the Operating Division and payments from Boston University for operating costs prior to closing (as Boston University is required to reimburse the Company for such costs currently) are subject to refund and will be recorded by the Company as a current liability until closing occurs.

   Upon closing, the Company will record a gain for the excess of the purchase price of the Operating Division assets over their net book value on the date of closing. Such gain is not expected to be significant and will be recorded as additional paid-in-capital as Boston University is a significant shareholder. The Company also will record a gain, upon closing, for the excess of the operating costs of the Operating Division for the period between entering into agreement with Boston University (February 14, 1997) and the closing date, over the amount due Boston University under the Service Agreement for the same period. This gain will be recorded as additional paid-in-capital as Boston University is a significant shareholder.

Pro Forma Financial Information

   The Company has prepared pro forma balance sheet information as of June
30, 1997, which gives effect to the sale of the Operating Division to Boston University and the consummation of the Service Agreement with Boston University as if they occurred on February 14, 1997. This pro forma balance sheet information is located at pages F-7 through F-9 of this Proxy Statement.

Selected Financial Data

   The following table presents selected financial data for, and as of the end of, each of the years in the five-year period ended December 31, 1996, which have been derived from the audited financial statements of the Company. The financial statements for the year ended December 31, 1996 are restated. See note O in the notes to the financial statements in the Company's Annual Report to Shareholders (included with this Proxy Statement) for additional discussion. Also presented is the selected financial data for the six months ended June 30, 1997, and pro forma balance sheet information as of June 30, 1997, which has been derived from the unaudited financial statements of the Company for the six months ended June 30, 1997, and which are included elsewhere in this Proxy Statement. The selected financial data should be read in conjunction with the financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma balance sheet information reflects the sale of the Company's Operating Division to Boston University and the consummation of the Service Agreement with Boston University as if they occurred on February 14, 1997. See "Accounting Treatment" for complete information on the accounting treatment.


                                                                  FOR THE YEARS ENDED DECEMBER 31,

----------------------------------------------------------------------------------------
                                               1992               1993               1994               1995              1996
                                          ------------       ------------       ------------       ------------       ------------
                                                                                                          (As Restated)(1)


STATEMENT OF OPERATIONS DATA:
Contract revenue and
 license fees ........................... $     12,500       $    138,226       $    588,350       $  3,337,388
$ 5,542,315

Operating Expenses:
  Cost of contract revenue
    and license fees ....................            -                  -            588,350          3,337,388
4,504,243
  Research and development ..............   15,319,750         13,718,973         15,240,195
14,086,632         13,959,405
  General and administrative ............    5,096,643          4,357,563          4,903,963
4,904,226          5,148,465
  Licensed technology for research
    and development .....................            -                 -           2,824,217                  -                  -
                                          ------------       ------------       ------------       ------------       ------------
    Total operating expenses ............   20,416,393         18,076,536         23,556,725
22,328,246         23,612,113
                                          ------------       ------------       ------------       ------------       ------------
  Loss from operations ..................  (20,403,893)       (17,938,310)       (22,968,375)
(18,990,858)       (18,069,798)

  Loss incurred in connection with
    Canadian affiliate ..................            -                  -                  -           (390,136)
(2,923,864)
  Interest income .......................      610,033            611,784            438,338             92,924
 120,740
  Interest expense ......................   (1,554,102)           (53,505)          (113,756)        (1,813,128)
   (5,453,638)
                                          ------------       ------------       ------------       ------------       ------------
   Net loss .............................. (21,347,962)       (17,380,031)       (22,643,793)       (21,101,198)
    (26,326,560)
                                          ============       ============       ============
============       ============
  Preferred stock dividends .............            -                  -                  -                  -
10,394,918
                                          ============       ============       ============
============       ============

   Net loss applicable to common
    stockholders ........................ $(21,347,962)      $(17,380,031)      $(22,643,793)
$(21,101,198)      $(36,721,478)
                                          ============       ============       ============
============       ============
  Net loss per common share ............. $      (2.13)      $      (1.26)      $      (1.45)      $      (1.29)
$      (2.20)
                                          ============       ============       ============
============       ============
  Weighted average common shares
    used in computing net loss
    per share ...........................   10,030,965         13,775,341         15,631,333         16,355,587
   16,724,493
                                           ===========        ===========        ===========
==========         ==========

                                           For the
                                          Six Months
                                            Ended
                                           June 30,
                                             1997
STATEMENT OF OPERATIONS DATA:
Contract revenue and
 license fees ........................... $  2,159,447

Operating Expenses:
  Cost of contract revenue
    and license fees ....................    2,129,856
  Research and development ..............    5,800,166
  General and administrative ............    2,600,579
  Licensed technology for research
    and development .....................           -
                                          ------------
    Total operating expenses ............   10,530,601
                                          ------------
  Loss from operations ..................   (8,371,154)

  Loss incurred in connection with
    Canadian affiliate ..................           -
  Interest income .......................       29,464
  Interest expense ......................     (172,366)
                                          ------------
   Net loss before extraordinary income..   (8,514,056)
                                          ============
 Extaordinary income. . . . . . . . . . .    2,050,000
                                          ------------

Net loss. . . . . . . . . . . . . . . . .   (6,464,056)
                                          ============
  Preferred stock dividends .............    1,801,797
                                          ============
   Net loss applicable to common
    stockholders ........................ $ (8,265,853)
                                          =============
  Net loss per common share ............. $       (.44)
                                          =============
  Weighted average common shares
    used in computing net loss
    per share ...........................   18,885,360
                                          =============




                                                                                 As of DECEMBER 31,

----------------------------------------------------------------------------------------
                                               1992               1993               1994               1995              1996
                                          ------------       ------------       ------------       ------------       ------------
                                                                                                                    (As Restated)(1)

BALANCE SHEET DATA:

Cash and cash equivalents ............... $ 12,196,639       $ 10,104,179        $ 5,536,782        $
435,460        $ 1,548,392
Marketable securities ...................            -                  -          2,034,948                  -                  -
Working capital (deficit) ...............   10,605,189          8,612,996          3,859,854
(1,298,886)        (5,927,902)
Total assets ............................   17,726,047         18,099,705         17,039,292         16,299,508
     10,504,608
Short-term debt .........................            -            170,572            197,453            248,494
5,402,268
Long-term debt ..........................            -            483,364          3,038,778         15,977,899
     ---
Deferred revenue ........................            -                  -          5,000,000          5,000,000
5,000,000
Canadian affiliate put option
  liability .............................            -                  -                  -          2,076,000          2,400,000
Total liabilities .......................    2,007,588          2,893,194         13,255,070         26,741,003
  17,091,212
Accumulated deficit .....................  (91,148,311)      (108,528,342)      (131,172,135)
(152,273,333)      (188,994,811)
  Total stockholders's equity (deficit) .   15,718,459         15,206,511          3,784,222
(10,441,495)       (6,586,604)

BALANCE SHEET DATA:
                                                            Pro Forma(2)
                                          As of June 30,        As of
                                              1997             June 30,
                                          As Restated(1)         1997
                                          -------------     ------------

Cash and cash equivalents ............... $  2,078,750       $  1,363,590
Marketable securities ...................           -                  --
Working capital (deficit) ...............  (10,711,169)        (3,526,590)
Total assets ............................   10,334,053          5,470,050
Short-term debt .........................    1,922,614          1,922,619
Long-term debt ..........................    1,450,000          1,450,000
Deferred revenue ........................    5,000,000          5,000,000
Canadian affiliate put option liaability     2,400,000          2,400,000
Total liabilities .......................   23,633,842         15,734,103
Accumulated deficit ..................... (197,260,664)      (197,260,664)
  Total stockholders's equity (deficit) .  (13,299,789)       (10,264,053)

1     The financial statements have been restated to reflect a change in accounting treatment for the Company's Amended Sales and Distribution Agreement with Eli Lilly and Company. See Note O to notes to financial statements in the Company's annual report to shareholders (included with this Proxy Statement) for additional discussion.


(2) Presented on a pro forma basis to give effect to the sale of the Operating Division to Boston University and the consummation of the Service Agreement with Boston University as if they occurred on February 14, 1997. See "Accounting Treatment."


                                         42
Effect on Security Holders

   Because the Company's sale of the Operating Division does not require the issuance of additional shares of the Company's Common Stock or any other securities, the transaction will not materially change the relative legal rights and preferences of any of the Company's security holders. Each shareholder's relative interest in the Company and its assets remaining after completion of the sale of the Operating Division will remain unchanged. Shareholders will not be entitled to appraisal rights with respect to the transaction.

Market Price of the Company's Common Stock

   The last reported sale price of the Common Stock as reported on the OTC Bulletin Board on October 28, 1997 was $0.625. OTC Bulletin Board quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions. On February 18, 1997, the day before the Company announced the sale of the Operating Division, the high and low reported sale prices of the Company's Common Stock as reported on the Nasdaq National Market were $1.375 and $1.25, respectively.

        APPROVALS REQUIRED FOR THE OPERATING DIVISION SALE

Regulatory Approvals Applicable to Boston University

   Boston University is a charitable, non-profit corporation. Its operations and investments are subject to review and monitoring by the Massachusetts Attorney General. The Public Charities Division of the Office of the Massachusetts Attorney General was notified of Boston University's acquisition of the Operating Division and has advised Boston University that it will not object to the transaction.

   No other government or regulatory approvals are required.

Shareholder Approval and Interest of Controlling Shareholder in the
Transaction

   As of December 31, 1996, the Operating Division comprised substantially all of the Company's tangible assets, property and equipment, determined on the basis of book value. Although the Company will retain its patents and other intellectual property, the transaction may nevertheless constitute a sale by the Company of substantially all of its assets for purposes of section 271 of the Delaware General Corporation Law and thereby require approval by the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote on the matter. The Company's Patents currently secure the Company's dividend payment obligations on the Series B Shares, although the Company retains full use of the Patents pursuant to an irrevocable license. The Company currently is in arrears with respect to these dividend payments. The holders of the Series B Shares have agreed to forbear from exercising their right to foreclose on the Patents until March 1, 1998. See "Election of Directors -- Compensation Committee Interlocks and Insider Participation."

   Boston University, the purchaser of the Operating Division, owns approximately 40% of the total shares of the Company's outstanding Common Stock and 11,800 Series B Shares, which together represent 42% of the total voting power of the capital stock entitled to vote on the transaction as of October 7, 1997. Leon C. Hirsch, a member of the Board of Trustees of
Boston University, owns 7,000 Series B Shares, which represent 7% of the total voting power of the capital stock entitled to vote on the transaction. Turi Josefsen, Mr. Hirsch's spouse, owns 3,000 Series B Shares, which represent 3% of the total voting power of the capital stock entitled to vote on the transaction. See "Election of Directors -- Certain Transactions" and "Election of Directors -- Common Stock Ownership of Certain Beneficial Owners and Management." Because of these relationships, Boston University, Mr. Hirsch, and Ms. Josefsen may be viewed as having an interest in the sale of the Operating Division that is not shared by the Company's other shareholders.

   In light of the interest of Boston University, Mr. Hirsch, and Ms. Josefsen in the transaction, the Board of Directors has determined that it also will seek the Disinterested Shareholder Ratification. The Disinterested Shareholder Ratification is a condition to closing of the Asset Purchase Agreement, although the Company may waive this condition in its sole discretion. In the event that the Disinterested Shareholder Ratification is not obtained, the Board of Directors will reconsider whether to proceed with the transaction.

   The Disinterested Shareholder Ratification is not required by Delaware law. However, DGCL Section 144 provides in relevant part that no contract or transaction between a corporation and another corporation in which one or more of its directors are directors or officers or have a financial interest shall be void or voidable solely for that reason, or solely because the director is present at or participates in the meeting of the board which authorized the contract or transaction, or solely because the director's vote is counted for such purpose, if the material facts as to the director's relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote on the matter and the contract or transaction is specifically approved in good faith by vote of the shareholders. The Disinterested Shareholder Ratification is intended to comply with the referenced provisions of DGCL Section 144. In the absence of compliance with DGCL Section 144, directors involved in the sale of the Operating Division would bear the burden of clearly proving their utmost good faith in connection with the transaction and the entire fairness of the transaction to the Company. In the event that the Disinterested Shareholder Ratification is obtained, on the other hand, a shareholder objecting to the transaction may as a result bear the burden of proving the unfairness of the transaction to the Company, which burden of proof may be difficult for an objecting shareholder to meet, and any court reviewing the transaction in response to a shareholder challenge may accord greater deference to determinations made by the Board of Directors in connection with its approval of the transaction.

   Holders of Common Stock are entitled to one vote per share. Holders of Series B Shares are entitled to 250 votes per share. Holders of Common Stock and Series B Shares will vote together as a single class on the proposal.
With respect to the tabulation of votes on the sale of the Operating Division, abstentions and broker non-votes will be treated as "no" votes.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL AND RATIFICATION OF
THE SALE OF THE
COMPANY'S OPERATING DIVISION TO BOSTON UNIVERSITY AND THE RELATED
CONTRACT
SERVICE ARRANGEMENT.

         AMENDMENT OF THE 1992 LONG TERM INCENTIVE PLAN
                            PROPOSAL 3

   The Company is seeking shareholder approval of an amendment to the 1992 Long Term Incentive Plan (the "Incentive Plan") to increase from 2.3 million to 16.0 million the number of shares of Common Stock available for issuance under the Incentive Plan.

                 AMENDMENTS TO THE INCENTIVE PLAN

   The Board of Directors has approved several amendments to the Incentive
Plan:

   (1) The Board has adopted an amendment to increase the number of shares of Common Stock available for issuance from 2.3 million to
        16.0 million, subject to shareholder approval.

   (2) In order to prevent any dilution of the interest of award recipients under the Incentive Plan, the Board has amended the Incentive Plan to give the Board committee administering the plan (currently the Compensation Committee) discretion to adjust the number and purchase price of shares subject to outstanding awards and the number of shares of Common Stock available for issuance under the plan in the event of an issuance of Common Stock by the Company.

   (3) The Board has amended the Incentive Plan to give the Compensation Committee discretion to provide that awards not terminate automatically in the event of a merger or consolidation of the Company with another entity.

   (4) The Board has amended the Incentive Plan to provide that optionees may exercise Stock Options through a cashless exercise program established with a securities brokerage firm and approved by the Compensation Committee and to allow optionees greater flexibility in determining the method of payment of the exercise price for a Stock Option.

   (5) The Board has amended the Incentive Plan to provide the Compensation Committee with flexibility to grant transferable Stock Options.

   (6) The Board has amended the Incentive Plan to prohibit grants to any individual in any calendar year of Stock Options to purchase more than 5.0 million shares of Common Stock.

   (7) The Board has amended the Incentive Plan to provide that the estate of an employee terminated without cause who dies within three months of termination of employment may exercise any exercisable options within twelve months after the former employee's death.

   (8) The Board has amended the Incentive Plan to eliminate a number of provisions that no longer are necessary to qualify the plan under Rule 16b-3 under the Securities Exchange Act of 1934 and to make a number of technical changes to the plan that do not materially affect the terms of the plan.

   Pursuant to the terms of the Incentive Plan, only the amendment to increase the number of shares of Common Stock available for distribution under the Plan requires shareholder approval.

                  DESCRIPTION OF INCENTIVE PLAN

   The complete text of the Incentive Plan (as proposed to be amended) is attached as Appendix C to this Proxy Statement. The following summary of the material terms of the Incentive Plan is qualified in its entirety by reference to the text of the Incentive Plan.

Purposes Of The Incentive Plan

   The Incentive Plan is intended to promote the interests of the Company and its shareholders by enabling the Company to attract, retain, and reward employees of and consultants to the Company. In addition, the Incentive Plan is intended to align the interests of the recipients of awards with those of the Company by providing such persons with performance-based stock incentives, other equity interests or equity-based incentives, and performance-based incentives payable in cash.

Administration

   The Incentive Plan currently is administered by the Compensation
Committee of the Board of Directors. The Compensation Committee has full authority to select the persons to whom awards are made and to establish, within the limits of the Incentive Plan, the terms of such awards. The Compensation Committee also has authority to adopt, alter and repeal rules, guidelines and practices for the administration of the Incentive Plan, to interpret the terms of the Incentive Plan and any awards issued under the Incentive Plan, and otherwise to supervise the administration of the Incentive Plan.

Eligibility

   Any employee or consultant of the Company or any of its subsidiaries or affiliates (including such persons who also are directors of the Company), and any member of the Scientific and Medical Advisory Board, who the Compensation Committee determines is responsible for or contributes to the management growth or profitability of the Company (or any of its subsidiaries or affiliates) generally is eligible to receive an award under the Incentive Plan. Directors of the Company who are not employees or consultants are not eligible to participate in the plan. Approximately 105 persons currently are eligible to participate in the Incentive Plan, but if the sale of the Operating Division is approved, that number will decrease to approximately 15.

Shares Available For Awards

   Currently the maximum aggregate number of shares authorized for distribution pursuant to awards under the Incentive Plan is 2.3 million. Such shares may be previously unissued shares or Treasury shares. Any shares of Common Stock that are the subject of a Stock Option award that is not exercised, or a Restricted Stock or other award that is forfeited, are reinstated as shares available for distribution under the Incentive Plan.

Awards Under The Incentive Plan

   The Compensation Committee may make the following types of awards under the Incentive Plan.

   Stock Options. Stock Options may be granted alone, in addition to, or in tandem with other awards granted under the Incentive Plan. Stock Options may be either Incentive Stock Options or Non-Qualified Stock Options.
However, Incentive Stock Options may be granted only to employees. The exercise price of a Stock Option is determined by the Compensation Committee and may be equal to, greater than, or less than the fair market price of the Common Stock on the grant date, except that the exercise price of an Incentive Stock Option generally may not be less than 100% of fair market value of the Common Stock on the grant date. The term of each Stock Option generally may not be longer than 10 years from the date of the grant. No individual employee may be granted in any calendar year Stock Options to purchase more than 5.0 million shares of Common Stock.

   Stock Options become exercisable at such times and subject to such terms and conditions as the Compensation Committee may determine on or after the date of grant; provided that, unless the Compensation Committee determines otherwise, no Stock Option may be exercisable during the first six months following the grant date, except in the event of a Change in Control or on the death or disability of the recipient. The Compensation Committee may provide that a Stock Option is exercisable only in installments. In the Compensation Committee's discretion, the holder of a Stock Option may pay the exercise price: (i) in full or in part with shares of Common Stock; (ii) in the case of a Non-Qualified Stock Option, with Restricted Stock or Deferred Stock;
(iii) pursuant to a cashless exercise program approved by the Compensation Committee; or (iv) in any combination of (i), (ii), or (iii). Unless otherwise provided by the terms of the Stock Option grant, Stock Options are not transferable other than by will or by the laws of descent and distribution.

   At any time, the Compensation Committee may offer to purchase, in exchange for a payment in cash, Common Stock, Restricted Stock or Deferred Stock, a previously granted Stock Option on such terms and conditions as the Compensation Committee determines. If the terms of the Stock Option so provide, the Compensation Committee may require that all or part of the shares issued on exercise of a Stock Option take the form of Restricted Stock or Deferred Stock.

   Stock Appreciation Rights. A stock appreciation right (a "SAR") entitles the holder to receive upon exercise either cash in an amount, or shares of Common Stock having a value, equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the exercise price of the SAR. SARs may be granted only in tandem with Stock Options, which means that when the Stock Option is exercised the corresponding SAR is cancelled or when the SAR is exercised the corresponding Stock Option is cancelled. In the case of a Non-Qualified Stock Option, a corresponding SAR may be granted at or after the grant date of the Stock Option. In the case of an Incentive Stock Option, the corresponding SAR may be granted only at the time of the grant of the Stock Option. A SAR is exercisable only to the extent that the corresponding Stock Option is exercisable and is transferable only to the extent that the corresponding Stock Option is transferrable.

   Restricted Stock. A Restricted Stock award consists of shares of Common Stock that are awarded subject to forfeiture if certain terms and conditions of the award are not satisfied. Restricted Stock may be issued either alone, in addition to, or in tandem with other awards granted under the Incentive Plan. The Compensation Committee may condition a grant of Restricted Stock on the attainment of specified performance goals or other factors. During the restricted period, the recipient may not sell or transfer shares of Restricted Stock. The Compensation Committee may provide for the lapse of restrictions in installments and may accelerate or waive restrictions in whole or in part based on service, performance, or other factors or criteria. A holder of Restricted Stock has all other rights of a holder of Common Stock, including the right to vote the shares and the right to receive dividends. However, the Compensation Committee may require or permit the deferral of cash dividend payments or may require the reinvestment of cash dividends in additional shares of Restricted Stock.

   Deferred Stock. A Deferred Stock award represents the right to receive shares of Common Stock at the end of a specific deferral period. Deferred Stock may be issued either alone, in addition to, or in tandem with other awards granted under the Incentive Plan. The Compensation Committee may condition a grant of Deferred Stock on the attainment of specified performance goals or other factors or criteria. During the deferral period, the recipient may not sell or transfer shares of Deferred Stock. The Compensation Committee may accelerate the vesting of a Deferred Stock award or may waive the deferral limitations, in whole or in part, based on service, performance, or other factors or criteria. Unless determined otherwise by the Compensation Committee, a holder of Deferred Stock has the right to receive payments equal to the amount of dividends declared during the deferral period. However, the Compensation Committee may require that such payments be deferred and deemed reinvested in additional shares of Deferred Stock.

   Stock Purchase Rights. Stock Purchase Rights entitle the recipient to purchase shares of Common Stock (including Restricted Stock and Deferred Stock) at a purchase price determined by the Compensation Committee that is equal to: (i) the fair market value of the Common Stock on the grant date;
(ii) 50% of fair market value on the grant date; (iii) an amount equal to the book value of the Common Stock on the grant date; or (iv) an amount equal to the par value of the Common Stock on the grant date. The Compensation Committee may impose deferral, forfeiture, or other terms and conditions on the Stock Purchase Rights. Stock Purchase Rights generally are exercisable for a period after the grant date, not exceeding 30 days, that is determined by the Compensation Committee.

   Other Stock-Based Awards. The Compensation Committee also may make other awards of Common Stock and other awards that are valued in whole or in part by reference to Common Stock. These Other Stock-Based Awards may include, without limitation, performance shares, convertible preferred stock, convertible debentures, exchangeable securities, and Common Stock or options valued by reference to book value or subsidiary performance. Other Stock-Based Awards may be granted alone, in addition to, or in tandem with other awards under the Incentive Plan. Shares of Common Stock subject to Other Stock-Based Awards may not be sold or transferred before the later of:
(i) the date on which shares of Common Stock are issued in connection with the award; and (ii) the date on which any applicable restriction, performance, or deferral period lapses. The Compensation Committee may grant a recipient of an Other Stock-Based Award the right to receive dividends or interest currently or on a deferred basis or may require that such payments be reinvested in additional shares of Common Stock or otherwise be reinvested. Common Stock issued on a bonus basis under an Other Stock-Based Award may be issued for no cash consideration. Common Stock purchased pursuant to a purchase right granted as an Other Stock-Based Award must be priced at least 50% of the fair market value of the Common Stock on the grant date.

Change in Control Provisions

   In the event of (i) a Change in Control, or (ii) a Potential Change in Control but only if and to the extent determined by the Board of Directors or the Compensation Committee: (a) all SARs outstanding for at least six months and all Stock Options will become fully exercisable and vested; (b) all limitations applicable to any award of Restricted Stock, Deferred Stock, or an Other Stock-Based Award will lapse and the shares to which the award relates will be deemed fully vested; and (c) unless the Compensation Committee determines otherwise prior to a Change in Control, the value of all vested awards under the Incentive Plan will be cashed out on the basis of the Change in Control Price, which generally is defined as the highest price per share of Common Stock paid in any transaction during the 60-day period preceding the Change in Control.

   A "Change in Control" generally is deemed to occur if: (i) any person or group (other than Boston University) acquires, directly or indirectly, beneficial ownership of 20% or more of the combined voting power of the Company's then-outstanding securities; (ii) within any 24-month period there is a change in a majority of the Company's Directors that is not approved by the incumbent Directors; or (iii) a transaction occurs requiring shareholder approval for the acquisition of the Company by another entity through asset purchase, merger, or otherwise.

   A "Potential Change in Control" generally is deemed to occur if: (i) shareholders approve an agreement by the Company, the consummation of which would result in a Change in Control; or (ii) any person or group (other than Boston University) acquires, directly or indirectly, beneficial ownership of 5% or more of the combined voting power of the Company's then-outstanding securities and the Board of Directors adopts a resolution declaring that a Potential Change in Control has occurred.

Adjustments

   In the event of a recapitalization, stock dividend, stock split, reclassification, or other change in corporate structure affecting the Common Stock, an adjustment will be made in the aggregate number of shares of Common Stock reserved for issuance under the Incentive Plan, the number and option price of shares subject to outstanding Stock Options and SARs, and the number and purchase price of shares subject to other outstanding awards as the Compensation Committee determines to be appropriate. In the event of an issuance of Common Stock by the Company that may have a dilutive effect on the recipients of outstanding awards under the Incentive Plan, the Compensation Committee has discretion to adjust the number and purchase price of shares subject to outstanding awards and the number of shares available for issuance under the plan.

   In the event of a merger or consolidation of the Company with another entity, all outstanding Stock Options and other awards will terminate or be forfeited, unless the Board of Directors arranges to have the surviving entity assume the Company's obligations under the awards or the Compensation Committee determines otherwise. If the surviving entity in a merger or consolidation does not assume the Company's obligations under the awards or issue substitute awards, all awards will be immediately exercisable and fully vested without regard to any restrictions otherwise imposed by the Incentive Plan.

Amendments of the Incentive Plan

   The Board of Directors may amend, alter, or discontinue the Incentive Plan, but shareholder approval is required in the case of any amendment that would: (i) increase the number of shares available for distribution under the Incentive Plan; (ii) change the pricing terms applicable to Stock Purchase Rights; (iii) change the classification of persons eligible to participate in the Incentive Plan; or (iv) extend the maximum term of Stock Options.

Duration of the Incentive Plan

   The Incentive Plan became effective on January 31, 1992, and unless earlier terminated by the Board of Directors will expire on January 31, 2002.


                     INCENTIVE PLAN BENEFITS

   As of December 17, 1996, there were 942,541 shares remaining available for distribution under the Incentive Plan. On December 18, 1996, the Company granted to Mr. Prior options to purchase 4,885,747 shares of Common Stock and to Dr. Nichols options to purchase 678,573 shares of Common Stock. Of the options awarded on December 18, 1996, the Board determined that all Incentive Stock Options awarded (304,645 to Mr. Prior and 228,500 to Dr. Nichols) were from shares available for distribution under the Incentive Plan. The remaining options awarded on that date were Non-Qualified Stock Options.
After award of the Incentive Stock Options and cancellation of 83,295 options previously granted to Dr. Nichols, 492,691 shares remained available for distribution. Accordingly, the Board determined to grant out of shares remaining available for distribution under the Incentive Plan a pro rata portion of the Non-Qualified Stock Options to Mr. Prior and Dr. Nichols (i.e., options to purchase 448,349 shares to Mr. Prior and options to purchase 44,342 shares to Dr. Nichols). The remaining Non-Qualified Stock Options were granted subject to either the availability of additional shares under the Incentive Plan for distribution arising from award forfeitures or shareholder approval of an amendment to the Incentive Plan to increase the authorized shares.

   Pursuant to anti-dilution provisions of the Company's employment agreements with Mr. Prior and Dr. Nichols and an amendment to the Company's employment agreement with Dr. Nichols, on March 31, 1997, June 30, 1997, and September
30, 1997, the Company granted to Mr. Prior options to purchase 898,828, 473,828 and 2,105,981 shares of Common Stock, respectively, and to Dr. Nichols options to purchase 124,894, 135,293 and 681,336 shares of Common Stock, respectively. See "Election of Directors -- Executive Compensation -- Employment and Consulting Agreements; Change in Control Arrangements." Between December 19, 1996, and September 30, 1997, options to purchase 682,166 shares that had been granted to various individual employees and that expired unexercised reverted to the pool of shares available for distribution pursuant to the terms of the Incentive Plan. Because of the availability of new shares authorized for distribution under the Incentive Plan as a result of these forfeitures, an additional 3,110,267 shares in the case of Mr. Prior and 839,198 shares in the case of Dr. Nichols have been granted subject to shareholder approval.

   The Company is obligated in certain circumstances pursuant to anti-dilution provisions in their employment agreements with the Company to issue additional options to Mr. Prior and Dr. Nichols. Under the Company's employment agreement with Mr. Prior, the Company has agreed to issue additional options as necessary to cause the number of shares underlying his options to equal 8.5% of the Company's outstanding Common Stock on a fully diluted basis. Under the Company's employment agreement with Dr. Nichols, the Company has agreed to issue additional options as necessary to cause the number of shares underlying her stock options to equal 2.75% of the Company's outstanding Common Sock on a fully diluted basis.These anti-dilution provisions will be applicable until the Company raises a cumulative total of $20 million from the sale of equity or convertible securities to non-affiliated persons. Pursuant to these agreements, the Company will issue additional options to Mr. Prior and Dr. Nichols on December 31, 1997, as a result of conversion of Series A
Shares into Common Stock and any other issuances of Common Stock occurring before December 31, 1997. The number of options to be granted on December
31, 1997 is not determinable at this time, although it is likely that the number of options granted will be significant.

   Pursuant to the Company's employment agreement with Ms. Chen, on July 29, 1997, the Company granted to Ms. Chen options to purchase 1,544,102 shares of Common Stock, subject to shareholder approval. This amount reflects a number of options necessary to cause the number of shares underlying her options to equal 2.0% of the Company's outstanding Common Stock on a fully diluted basis as of June 30, 1997. Under the Company's employment agreement with Ms. Chen, the Company has agreed to issue additional options as necessary to cause the number of shares underlying her options to equal 2.0% of the Company's outstanding Common Stock on a fully diluted basis.This anti-dilution provision will be applicable until the Company raises a cumulative total of $20 million from the sale of equity or convertible securities to non-affiliated persons. Pursuant to this anti-dilution provision, the Company granted to Ms. Chen options to purchase 495,525 shares of Common Stock on September 30, 1997. Because of the availability of new shares authorized for distribution under the Incentive Plan as a result of forfeitures, 1,821,334 shares have been granted to Ms. Chen subject to shareholder approval. In addition, the Company will issue additional options to Ms. Chen on December 31, 1997, as a result of conversion of Series A Shares into Common Stock and any other issuances of Common Stock occurring before December 31, 1997. The number of options to be granted pursuant to this anti-dilution provision is not determinable at this time, although it is likely that the number of options granted will be significant.


   The Company has granted Non-Qualified Stock Options to its existing employees to whom Boston University will make offers of employment after consummation of the sale of the Operating Division (approximately 90 persons). The Company believes that these employees have made important contributions to the Company's operations and that it is in the Company's interest to provide them with options to purchase shares of the Company's stock to induce these employees to accept employment with Boston University and to remain in the employ of Boston University in connection with the operation of the Operating Division and the provision of services to the Company under the Service Agreement. The Company granted options to purchase a total of 293,000 shares of Common Stock at $.72 per share, an exercise price equal to the market price of the Common Stock on the grant date. The Company also granted to these employees options to purchase a total of 271,111 shares of Common Stock at $.72 per share in exchange for outstanding options with exercise prices ranging from $4.25 to $15.00 per share. These replacement options vest on the later of January 29, 1998, or the date(s) set forth in the original option grant. The sale of the Operating Division will have no effect on the options granted to these employees; the terms of the grant will provide that the options will be exercisable up to the stated expiration date, provided that the recipient remains an employee of the Boston University entity operating the Operating Division. In the event that a recipient no longer is employed by Boston University as a result of death, disability, retirement, or for any other reason, the options will terminate in accordance with the terms of the Incentive Plan in the same manner as would be the case for employees of the Company. The Compensation Committee will have discretion to adjust the number and purchase price of shares subject to these options to prevent dilution in the event of a future issuance of Common Stock by the Company.

   The Company has granted to Dr. John Murphy, currently a Director of the Company who also serves as a consultant to the Company, options to purchase 80,675 shares of Common Stock at $.72 per share (options to purchase 61,675 shares granted in exchange for outstanding options with exercise prices ranging from $4.63 to $15.00, options to purchase 4,000 shares granted in exchange for outstanding options granted under the Director Plan with exercise prices ranging from $4.625 to $8.625, and a new grant of options to purchase 15,000 shares). The Company also has granted to Dr. Terry Strom, a consultant to the Company, options to purchase 75,000 shares of Common Stock at $.72 per share (options to purchase 10,000 shares granted in exchange for outstanding options with an exercise price of $15.00, and a new grant of options to purchase 65,000 shares to replace options that had expired unexercised). The exercise price of the options granted to Dr. Murphy and Dr. Strom is equal to the market price of the Company's Common Stock on the grant date. These options vest on the later of January 29, 1998, or the date(s) set forth in the original option agreement.

   Other future awards under the Incentive Plan will be made in the Compensation Committee's discretion in accordance with the provisions of the Incentive Plan. As such, other future awards are not determinable.

   The following table sets forth as of September 30, 1997, the number of shares underlying options that have been granted to the named individuals and groups subject only to either the availability of additional shares for distribution arising from award forfeitures or shareholder approval of the proposed amendment to increase the number of shares authorized under the Incentive Plan.

                        NEW PLAN BENEFITS


                             Name and
                        Principal Position
                         Number of Shares
                        Underlying Options


Reed R. Prior                          7,243,021
Chairman, Chief Executive
Officer
and Treasurer


George W. Masters(1)                        0


Jean C. Nichols, Ph.D.                 1,244,929
President and Chief
Technology
Officer


Leonard F. Estis, Ph.D.(2)                  0


Thomas N. Konatich(3)                       0


All Current Executive                  10,309,283
Officers
as a Group


All Current Non-Executive                  19,000
Directors
as a Group


All Non-Executive Officer                 293,000
Employees
as a Group

_________________________

(1) Mr. Masters served as Vice Chairman, Chief Executive Officer and President through November 6, 1996. Pursuant to the terms of his Retirement and Consulting Contract, he remained a consultant to the Company through February 28, 1997.

(2) Dr. Estis served as Vice President of Research and Development through November 29, 1996.

(3) Mr. Konatich served as Vice President for Finance and Chief Financial Officer through November 15, 1996.



                REASONS FOR THE PROPOSED AMENDMENT

   Pursuant to the terms of the Incentive Plan, only the amendment to increase the number of shares of Common Stock available for distribution under the Plan requires shareholder approval.

   All of the 2.3 million shares of Common Stock originally authorized for distribution under the Incentive Plan either have been distributed or are reserved for issuance pursuant to outstanding awards. As of September 30, 1997, the Company has awarded Stock Options to purchase a total of 13,119,930 shares of Common Stock (net of cancellations), which exceeds the number of shares originally authorized for distribution under the Incentive Plan. Thus, the Company has granted Stock Options subject to shareholder approval.

   The Board of Directors believes that it is necessary to increase the number of shares authorized for distribution under the Incentive Plan for several reasons. In December 1996, shareholders approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 30 million to 70 million. The Board believes that a corresponding increase in the number of shares authorized for distribution under the Incentive Plan is appropriate. The Board also believes that it is necessary to increase the number of shares authorized for distribution under the Incentive Plan in order to be able to attract and maintain qualified personnel, including executive officers. The Company's employment agreements with its executive officers require the Company to issue options to purchase more shares of Common Stock than currently are authorized for distribution under the Incentive Plan and, as a result, the increase is necessary because the Company already has granted Stock Options to Mr. Prior, Dr. Nichols, and Ms. Chen subject to shareholder approval of the increase in the number of authorized shares under the Incentive Plan and is required to grant additional Stock Options pursuant to anti-dilution provisions in these executives' employment agreements. The Company also has granted, subject to shareholder approval of the increase in the number of authorized shares under the Incentive Plan, options to purchase 15,000 shares of Common Stock to Dr. Murphy, a Director of the Company, and options to purchase 65,000 shares of Common Stock to Dr. Strom, a consultant to the Company. Finally, the Company has granted options to purchase shares of Common Stock to certain employees to whom Boston University will make offers of employment following completion of the sale of the Operating Division, subject to shareholder approval of the increase in the number of authorized shares under the Incentive Plan.


            MARKET PRICE OF THE COMPANY'S COMMON STOCK

   The last reported sale price of the Company's Common Stock as reported on the OTC Bulletin Board on October 28, 1997 was $0.625 OTC Bulletin Board quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.


            FEDERAL INCOME TAX CONSEQUENCES OF GRANTS

Incentive Stock Options

   The Incentive Stock Options under the Incentive Plan are intended to constitute "incentive stock options" within the meaning of section 422 of the Internal Revenue Code ("Code"). Incentive stock options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an incentive stock option if the optionee does not dispose of shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised (collectively, the "Holding Period"), and if the optionee has continuously been an employee of the Company from the date of grant to three months before the date of exercise (or twelve months in the event of retirement, death or disability). If the optionee does not dispose of shares acquired pursuant to the exercise within the Holding Period and if the optionee meets the above-mentioned employment requirements, the Company would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an incentive stock option, the difference between the fair market value of the shares on the date of exercise and the exercise price must be included in the optionee's alternative minimum taxable income. However, if the optionee exercises an incentive stock option and disposes of the shares received in the same year and the amount realized is less than the fair market value of the shares on the date of exercise, the amount included in alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.

   Upon disposition of the shares received upon exercise of an incentive stock option after the Holding Period by an optionee who meets the above-mentioned employment requirements, any appreciation of the shares above the exercise price should constitute capital gain. If an optionee disposes of shares acquired pursuant to the exercise of an incentive stock option prior to the end of the Holding Period or if an optionee does not meet the above-mentioned employment requirements, the optionee will be treated as having received, at the time of disposition, ordinary income. In such event, the Company may claim a deduction at the same time and in the same amount as the optionee recognizes ordinary income. The amount recognized as ordinary income is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as capital gain.

Non-Qualified Stock Options

   As a general rule, no federal income tax is imposed on the optionee upon the grant of a Non-Qualified Stock Option such as those available under the Incentive Plan, and the Company is not entitled to a tax deduction by reason of such a grant. Generally, upon the exercise of a Non-Qualified Stock Option, the optionee will be treated as receiving ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price paid for such shares. Upon the exercise of a Non-Qualified Stock Option, the Company may claim a deduction at the same time and in the same amount as ordinary income is recognized by the optionee. Upon a subsequent disposition of the shares received upon exercise of a Non-Qualified Stock Option, any appreciation after the date of exercise should qualify as capital gain.

   If the shares received upon the exercise of a Non-Qualified Stock Option are transferred to the optionee subject to certain restrictions, then, unless the optionee elects otherwise, realization of ordinary income by the optionee will be deferred, along with the Company's tax deduction, until the time the restrictions lapse. When the restrictions lapse, the optionee will be treated as receiving ordinary income in an amount equal to the excess of the fair market value of the shares at the time the restrictions lapse over the exercise price paid for the shares.

SARs/Limited SARs

   No tax is imposed on an optionee pursuant to a grant of a SAR or Limited SAR. Upon exercise of a SAR or Limited SAR, the optionee will recognize ordinary income equal to the amount of cash received (or, if payment is made in Common Stock, the fair market value on the date of exercise of the Common Stock received), and the Company will be entitled to a corresponding deduction. SARs and Limited SARs issued in tandem with Incentive Stock Options under the Incentive Plan are intended to satisfy the requirements of applicable federal income tax regulations so as not to disqualify the related Incentive Stock Options from treatment as "incentive stock options" under section 422 of the Code.

Restricted Stock

   A grantee who has been granted Restricted Stock under the Incentive Plan consisting of Common Stock that is subject to restrictions will not recognize income for federal income tax purposes at the time of grant, and the Company will not be entitled to a deduction at that time, if the restrictions - simultaneously prevent the stock's transfer and constitute a substantial risk of forfeiture for federal income tax purposes. When the restrictions lapse, the grantee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount (if any) paid for the shares, and the Company will be entitled to a corresponding deduction. If dividends are paid in cash to the grantee during the period that the restrictions apply, the dividends will constitute ordinary income to the grantee for federal income tax purposes at the time they are paid, and the Company will be entitled to a corresponding deduction.

   Notwithstanding the foregoing, the grantee may elect to recognize income with respect to a grant of Restricted Stock at the time the grant is made rather than later on when the restrictions lapse. If the grantee makes such an election, the grantee will recognize ordinary income for federal income tax purposes in an amount equal to the fair market value of the Restricted Stock on the date of grant, determined as if the restrictions did not apply, less the amount (if any) the grantee pays for the stock. In such case: (i) the Company will be entitled to a deduction at the same time and in the same amount as the grantee recognizes ordinary income; (ii) dividends paid to the grantee on or after the date of grant will constitute ordinary income taxable as dividends to the grantee and will not be deductible by the Company, even though the dividends are paid during the period the restrictions apply; and
(iii) there generally will be no further federal income tax consequences to the grantee or the Company when the restrictions lapse.

Deferred Stock

   Deferred Stock awarded to a grantee will not be delivered to the grantee until after a specified period of time (the "Deferral Period"). Upon delivery of the shares at the close of the Deferral Period, the grantee may be required to make a payment for the shares and/or the shares may be subject to restrictions similar to those imposed on Restricted Stock. In general, once the shares have been delivered, the Deferred Stock will constitute ordinary income to the grantee for federal income tax purposes at the earlier of the time the shares are freely transferable or are no longer subject to a substantial risk of forfeiture. The Company will be entitled to a deduction in the same amount and at the same time as the grantee recognizes ordinary income. The amount of the grantee's ordinary income and of the Company's deduction will equal the excess of the fair market value of the Deferred Stock at the time of income inclusion over the price (if any) the grantee pays for the stock. In general, any dividends paid to the grantee with respect to the Deferred Stock (and not deemed reinvested in additional Deferred Stock) prior to the time of income inclusion will be treated as ordinary income at the time of payment and will be deductible by the Company at such time.

Stock Purchase Rights

   Stock Purchase Rights generally will be taxed in the same manner as Non-Qualified Stock Options, that is, the purchaser will not recognize ordinary income upon issuance of the rights but rather upon their exercise in an amount equal to the excess of the fair market value of the stock at that time over the purchase price paid. The Company will be entitled to a deduction at the same time and in the same amount.

   Notwithstanding the foregoing, if Restricted Stock is issued to the purchaser upon the exercise of a Stock Purchase Right and is subject to restrictions that simultaneously prevent the stock's transfer and constitute a substantial risk of forfeiture for federal income tax purposes, the purchaser will not recognize ordinary income at the time of purchase, but rather at the time the restrictions lapse. The amount of ordinary income realized will be the excess of the fair market value of the stock at the time the restrictions lapse over the purchase price paid. However, the purchaser may elect to recognize ordinary income with respect to the purchase of Restricted Stock at the time of purchase, rather than later on when the restrictions lapse, in much the same manner as previously described above in the discussion of the taxation of Restricted Stock.

Other Stock-Based Awards

   The Compensation Committee may issue Other Stock-Based Awards, includ-ing, without limitation, performance shares, convertible preferred stock, convertible debentures, exchangeable securities, and Common Stock or Options valued by reference to book value or subsidiary performance. These awards may be subject to such restrictions as may be imposed by the Compensation Committee. In general, grantees receiving such awards will be required to recognize the fair market value of the award as ordinary income on the date that the award becomes freely transferable or is no longer subject to a substantial risk of forfeiture, and the Company will be entitled to a corresponding deduction at that time.

Section 83(h) of the Code

   Regulations under section 83(h) of the Code generally require the Company to satisfy applicable federal income tax reporting requirements as a precondition to claiming deductions in connection with the Incentive Plan.

Section 162(m) of the Code

   Section 162(m) of the Code generally precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under section 162(m) of the Code as "performance-based" is specifically exempt from the deduction limit. Based on section 162(m) of the Code and the regulations issued thereunder, the Company believes that the income generated in connection with the exercise of Stock Options granted under the Incentive Plan that have an exercise price that is at least equal to the fair market value of the shares subject to the Option on the date of grant should qualify as performance-based compensation, and, accordingly, the Company's deduction for such compensation should not be limited by section 162(m) of the Code. However, section 162(m) of the Code could limit the Company's deduction with respect to income generated in con-nection with the exercise of an Option granted that had an exercise price less than the fair market value of the shares on the date of grant. The Incentive Plan has been designed to provide flexibility with respect to whether shares awarded by the Compensation Committee will qualify as performance-based compensation under section 162(m) of the Code. The Company believes that certain awards of Stock by the Compensation Committee under the Incentive Plan will so qualify and the Company's deductions with respect to such awards should not be limited by section 162(m). However, other awards of Stock and Options might not qualify as performance-based compensation, and, therefore, the Company's deductions relating to such awards will be subject to the section 162(m) deduction limitation.

Other Tax Consequences

   The Incentive Plan is not qualified under section 401(a) of the Code.

   The comments set forth in the above paragraphs are only a summary of certain of the federal tax consequences relating to the Incentive Plan. No consideration has been given to the effects of state, local, or other tax laws (including other federal tax laws) on the Incentive Plan or grantees thereunder. As a general matter, the Company will be subject to federal income tax reporting requirements with respect to all grantees and to federal withholding and employment tax requirements with respect to grantees who are employees of the Company.

   In view of the complexity of the tax aspects of transactions involving the grant and exercise of Incentive Stock Options, Non-Qualified Stock Options, SARs, Limited SARs, Restricted Stock, Deferred Stock, Stock Purchase Rights, and the receipt and disposition of shares of Common Stock in connec-tion with these and other awards under the Incentive Plan, and because the impact of taxes will vary depending on individual circumstances, each grantee receiving an award under the Incentive Plan should consult his or her own tax advisor to determine the tax consequences in his or her particular circumstances.

        APPROVAL REQUIRED FOR AMENDMENT TO INCENTIVE PLAN

   Approval of the amendments to the Company's Incentive Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Holders of Common Stock are entitled to one vote per share. Holders of Series B Shares are entitled to 250 votes per share. Holders of Common Stock and Series B Shares will vote together as a class on the proposal. With respect to the tabulation of votes, abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the vote.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE ADOPTION OF THE
PROPOSED
AMENDMENT TO THE COMPANY'S 1992 LONG TERM INCENTIVE PLAN.

        RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
                            PROPOSAL 4


   The Audit Committee recommended and the Board of Directors approved the appointment of Arthur Andersen LLP as independent auditors for the fiscal year ending December 31, 1997.

   On March 12, 1997, the Board of Directors of the Company, at the recommendation of the Company's Audit Committee, voted to replace Coopers & Lybrand L.L.P., with Arthur Andersen LLP as the Company's independent auditors effective March 12, 1997. Coopers & Lybrand L.L.P.'s reports for the last two fiscal years contained no adverse opinions, disclaimers, or qualifications or modifications as to uncertainty, audit scope or accounting principles, except that the report on the 1995 financial statements included an explanatory paragraph concerning factors which raise substantial doubt about the Company's ability to continue as a going concern. During such two fiscal year period and the subsequent interim period since then, there have been no disagreements with Coopers & Lybrand L.L.P. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Coopers & Lybrand L.L.P., would have caused it to make reference to the subject matter of disagreement in connection with its reports.

   Ratification of Arthur Andersen LLP as the Company's independent auditors requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Holders of Common Stock are entitled to one vote per share. Holders of Series B Shares are entitled to 250 votes per share. Holders of Common Stock and Series B Shares will vote together as a class on the ratification. With respect to the tabulation of votes, abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the vote.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE SELECTION OF
ARTHUR ANDERSEN
LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR
ENDING DECEMBER
31, 1997.

  MARKET FOR THE COMPANY'S SECURITIES AND RELATED STOCK MATTERS


The Company's Common Stock is quoted on the OTC Bulletin Board under the symbol SRGN. Until September 9, 1997, the Common Stock was quoted on the Nasdaq National Market. The following table sets forth for the periods indicated high and low reported sale prices for the Company's Common Stock as reported on Nasdaq.


                                                  High             LOW
1995
    First Quarter                                 7 1/8            4 1/4
    Second Quarter                                7 1/8            5 1/4
    Third Quarter                                 8 1/8            5 1/8
    Fourth Quarter                                 7               3 3/4
1996
    First Quarter                                 5 5/8            2 7/8
    Second Quarter                                5 3/4            3 3/4
    Third Quarter                                 4 1/2            2 5/8
    Fourth Quarter                                3 1/8            2 9/32
1997
    First Quarter                                 1 5/8            15/16
    Second Quarter                                2 1/8            15/16

 The last reported sale price of the Common Stock as reported on the OTC Bulletin Board on October 28, 1997 was $0.625. OTC Bulletin Board quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. As of October 28, 1997, there were 683 holders of record of the Company's Common Stock. On February 18, 1997, the day before the Company announced the sale of the Operating Division, the high and low reported sale prices of the Company's Common Stock as reported on the Nasdaq National Market were $1.375 and $1.25.

  The Company has never paid cash dividends on its Common Stock. The Company is required to pay cash dividends on its Series B Shares, although these dividends currently are in arrears. The Company is required to pay Common Stock dividends on its Series A Shares and Series C Shares.

  As of September 9, 1997, the Company's Common Stock was delisted from trading on the Nasdaq National Market due to failure of the Company to comply with Nasdaq's minimum net tangible assets requirement. The delisting of the Common Stock from the Nasdaq National Market could have a material adverse effect on the Company's efforts to raise additional equity capital. In addition, as a result of the delisting of the Common Stock from the Nasdaq National Market, the investors in Seragen Biopharmaceuticals Ltd. ("SBL"), a company 49% owned by the Company, may claim that they are entitled to require the Company to purchase their shares in SBL for cash. The Company believes that it has meritorious defenses to assert against this potential claim. There is no assurance that the Company will have sufficient cash to purchase the investors' shares in SBL for cash. See "Management's Discussion and Analysis."

  The Company intends to re-apply for listing on the Nasdaq National
Market or the Nasdaq Small-Cap Market as soon as possible after the Company is able to satisfy applicable listing requirements. There is no assurance that the Company will be able to satisfy these requirements.
                        PROXY SOLICITATION

  The cost of the solicitation of proxies will be borne by the Company.
In addition to solicitation by mail, directors and officers of the Company, without receiving any additional compensation, may solicit proxies personally or by telephone or facsimile. The Company anticipates that it may, at its own expense, engage a solicitation agent to solicit proxies by telephone. The Company will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so.

         DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
                  FOR NEXT YEAR'S ANNUAL MEETING

  The proxy rules adopted by the SEC provide that certain shareholder proposals must be included in the Proxy Statement for the Company's Annual Meeting. For a proposal to be considered for inclusion in next year's proxy statement, it must be received by the Company no later than December 19, 1997.


       ATTENDANCE OF INDEPENDENT AUDITORS AT ANNUAL MEETING

  Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have the opportunity to make such statements as they may desire. They also will be available to respond to appropriate questions from the shareholders present.


                  ANNUAL REPORT TO SHAREHOLDERS
                  AND INCORPORATION BY REFERENCE

  Included in this mailing is the Company's Annual Report to Shareholders, which includes the Company's audited financial statements for the year ended December 31, 1996.

 Certain information contained in the accompanying Annual Report is incorporated by reference into this Proxy Statement. Only the following items are incorporated by reference: "Business" on pages 1 to 24; "Management's Discussion and Analysis" appearing on pages 25 to 31; "Changes in and Disagreements with Accountants" on page 53; and the financial statements appearing on pages 32 to 53. No other information in the Annual Report or in any other document filed by the Company with the SEC or otherwise is deemed to be incorporated by reference into this Proxy Statement. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that it is modified or replaced by a statement contained in this Proxy Statement.



                          OTHER MATTERS

  The Board of Directors knows of no other matters to be presented at the Annual Meeting. However, if any other business properly comes up for action at the Annual Meeting or any adjournment of the Annual Meeting, the persons acting under the proxies in the form enclosed with this Proxy Statement will vote on these other matters according to their discretion.

ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE
ACCOMPANYING
PROXY CARD IN THE ENCLOSED ENVELOPE.

                                By Order of the Board of Directors,


                                /s/ Reed R. Prior________________
                                Reed R. Prior
                                Chairman, Chief Executive Officer and
                                Treasurer

                                Hopkinton, Massachusetts
                                November 4, 1997


                                       56








                Unaudited Financial Statements and
              Management's Discussion and Analysis for
                 the Quarter Ended June 30, 1997



                                                           SERAGEN, INC.
                                                          BALANCE SHEETS




        Assets                                                                   December 31,         June 30, 1997
                                                                                   1996                (Unaudited)
                                                                                 ____________         _____________
                                                                                 (As Restated)        (As Restated)
Current assets:
   Cash and cash equivalents . . . . . . . . . . . . . . . . . . . .               $  1,548,392          $  2,078,750
   Restricted cash . . . . . . . . . . . . . . . . . . . . . . . . .                    610,318               610,318
   Contract receivable . . . . . . . . . . . . . . . . . . . . . . .                    485,261               512,126
   Unbilled contract receivable. . . . . . . . . . . . . . . . . . .                    833,983               773,866
   Prepaid expenses and other current assets . . . . . . . . . . . .                    285,356                97,613
                                                                                    __________              _______
                      Total current assets . . . . . . . . . . . . .                  3,763,310             4,072,673



Property and equipment, net. . . . . . . . . . . . . . . . . . . . .                  4,604,115             4,163,141
Deferred Commission. . . . . . . . . . . . . . . . . . . . . . . . .                  2,060,000             2,060,000
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .                     77,183                38,239
                                                                                    _________              ________
                      Total assets . . . . . . . . . . . . . . . . .                $ 10,504,608          $ 10,334,053
                                                                                     ============          ===========

               Liabilities and Stockholders' (Deficit)
Current liabilities:
     Accounts payable. . . . . . . . . . . . . . . . . . . . . . . .                   1,111,477                927,444
     Current maturities of long-term debt. . . . . . . . . . . . . .                   37,418                     -
     Deposits received from Boston University . . . . . . . . . . . .                       -                 7,899,739
     Accrued expenses. . . . . . . . . . . . . . . . . . . . . . . .                   3,177,467              4,034,040
     Preferred stock redemption liability  . . . . . . . . . . . . .                   1,236,753              1,122,619
     Short-term obligation.. . . . . . . . . . . . . . . . . . . . .                   4,128,097                800,000
                                                                                    _________              _________
                      Total current liabilities. . . . . . . . . . .                   9,691,212             14,783,842
                                                                                    ________               _________


Non-current liabilities:
     Deferred Revenue. . . . . . . . . . . . . . . . . . . . . . . .                   5,000,000              5,000,000
     Long-term obligation. . . . . . . . . . . . . . . . . . . . . .                           -              1,450,000
     Canadian affiliate put option liability . . . . . . . . . . . .                   2,400,000              2,400,000
                                                                                    _________               ________
                      Total non-current liabilities. . . . . . . . .                   7,400,000              8,850,000
                                                                                     ________               ________

Commitments and contingencies
Stockholders' (deficit);
     Preferred stock, $.01 par value; 5,000,000 shares authorized
     Convertible preferred stock, Series A,$.01 par value; issued and outstanding 3,105 and 1,500 shares atDecember 31,1996 and
     June 30,1997, respectively, at liquidation preference . . . . . . .               2,015,522
508,059
     Convertible preferred stock, Series B,$.01 par value; issued and outstanding 23,800 and 23,800 at December 31, 1996, and June
     30,1997, respectively, at liquidation preference . . . . . . . . . .             23,800,000
23,800,000
     Convertible preferred stock, Series C,$.01 par value; issued and outstanding 5,000 and 5,000 at December 31,1996, and June
     30,respectively, at liquidation preference . . . . . . . . . . . . .              5,100,000
5,300,000
     Common stock, $.01 par value;70,000,000 shares authorized;
     issued 17,199,458 and 20,034,050 shares at December
     31,1996 and June 30, 1997, respectively . . . . . . . . . . . . .                   171,994
200,340
     Additional paid in capital. . . . . . . . . . . . . . . . . . . .               151,323,022            154,154,807
        Accumulated deficit . . . . . . . . . . . . . . . . . . . . . . .           (188,994,811)          (197,260,664)
                                                                                         _____________         _____________
                                                                                           (6,584,273)          (13,297,458)

     Less-treasury stock (777 shares at cost at December 31,1996 and
     June 30, 1997, respectively) . . . . . . . . . . . . . . . . . .                          (2,331)               (2,331)
                                                                                          ____________          ___________
                       Total stockholders' (deficit)  . . . . . . . .                      (6,586,604)
(13,299,789)
                       Total liabilities and stockholders' (deficit).                      10,504,608
10,334,053
                                                                                          =============
=============

   The accompanying notes are an integral part of the financial statements.



                                                       SERAGEN, INC.
                                                  STATEMENT OF OPERATIONS
                                                        (Unaudited)

                                                                  For the three months           For the six months
                                                                     ended June 30,                ended June 30,
                                                                 ____________________
____________________
                                                                  1996            1997           1996          1997
                                                                 ______________________
_____________________
                                                              (As Restated)                   (As Restated)

Revenue:
 Contract revenue and license fees. . . . . .                 $ 1,247,250       $ 1,247,822    $ 2,746,242
2,159,447
                                                                _________         _________      _________
_________
Operating expenses:
 Cost of contract revenue. . . . . . . . . .                    1,194,253         1,247,822      2,593,245
2,129,856
 Research and development. . . . . . . . . .                    3,302,357         3,285,185      6,875,331
5,800,166
 General and administrati. . . . . . . . . .                    1,149,037         1,408,916      2,510,393
2,600,579
                                                              ____________       ___________    ___________
___________
                                                                5,645,647         5,941,923     11,978,969    10,530,601
                                                               _________        _________     __________
__________

            Loss from operations . . . . . .                   (4,398,397)       (4,694,101)    (9,232,727)
(8,371,154)


Loss incurred in connection with Canadian
affiliate . . . . . . . . . . . . . . . . .                      (471,561)                -     (1,641,969)            -
Interest income. . . . . . . . . . . . . . .                       25,454            14,761         41,109        29,464
Interest expense . . . . . . . . . . . . .                       (818,444)                -     (1,612,419)     (172,366)
                                                                  _______         _________      _________
_________

            Net loss before extraordinary item. .              (5,662,948)       (4,679,340)    (12,446,006)
(8,514,056)
                                                                _________         _________      __________
_________

Etraordinary income. . . . . . . . . . . .                             -          2,050,000             -       2,050,000
                                                                _________         _________      _________
_________

            Net loss. . . . . . . . . . .                      (5,662,948)       (2,629,340)    (12,446,006)
(6,464,056)
                                                                _________         _________      _________
_________

Preferred stock dividends and accretion. . .                       26,667         1,081,094          26,667
1,801,797

Net loss applicable to common
stockholders  . . . . . . . . . . . . . . . . . .            $ (5,689,615)     $ (3,710,434)  $ (12,472,673) $
(8,265,853)
                                                             =============     ============
============   ============


Net loss per common share..  . . . . . . . .                 $      (0.34)     $     (0.19)   $      (0.75) $
(0.44)
                                                              =============     ============    ===========
============

Weighted average common shares used in
computing net loss per share. . .. . . . . . .                 16,607,713       19,823,618      16,582,940
18,885,360
                                                             =============     ============   ============
=============





     The accompanying notes are an integral part of the financial statements.



                                                       SERAGEN, INC.
                                                  STATEMENTS OF CASH FLOWS
                                                        (Unaudited)

                                                                               For the six months
                                                                                 ended June 30,
                                                                               ___________________
                                                                             1996              1997
                                                                          ___________   ___________

                                                                          (As Restated)

Cash flows from operating activities:
 Net loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (12,446,006)       (6,464,056)
 Adjustments to reconcile net loss to net cash used in
 operating activities:
 Depreciation and amortization. . . . . . . . . . . . . . . . . . .            463,651           464,293
 Loss incurred in connection with Canadian affiliate . . . . . . . .         1,641,969                 -
 Gain/loss on disposal of property and equipment. . . . . . . . . .                  -             2,491
 Amortization of discount on long-term debt . . . . . . . . . . . .            343,807           171,903
 Extraordinary item. . . . . . . . . . . . . . . . . . . . . . . . .                 -        (2,050,000)
 Amortization of prepaid interest . . . . . . . . . . . . . . . . .            520,625                 -
 Amortization of debt issuance costs. . . . . . . . . . . . . . . .             83,045                 -
 Non-cash charge for issuance of common shares. . . . . . . . . . .                  -           800,000

Changes in operating assets and liabilities:
 Contract receivable. . . . . . . . . . . . . . . . . . . . . . . .           (224,159)          (26,865)
 Unbilled contract receivable . . . . . . . . . . . . . . . . . . .           (275,487)           60,117
 Prepaid expenses and other current assets . . . . . . . . . . . . .           (32,791)          187,744
 Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . .           (129,993)         (184,032)
 Accrued commission payable . . . . . . . . . . . . . . . . . . . .           (300,000)                -
 Accrued expenses . . . . . . . . . . . . . . . . . . . . . . . . .            126,170          (306,768)
                                                                            __________        _________
Net cash (used in) provided by  operating activities . . . . . . . .       (10,229,169)       (7,345,173)


Cash flows from investing activities:
 Purchases of property and equipment . . . . . . . . . . . . . . . .          (296,489)          (25,809)
 Decrease in other assets. . . . . . . . . . . . . . . . . . . . . .               944            38,944
                                                                              ________          ________
Net cash (used in) provided by investing activities . . . . . . . . .          (295,545)          13,135
                                                                             ___________        ________

Cash flows from financing activities:
 Net proceeds from common stock issuances. . . . . . . . . . . . . . .        3,929,642               75
 Purchases of treasury stock . . . . . . . . . . . . . . . . . . . . .          (76,875)               -
 Proceeds from issuance of long-term debt. . . . . . . . . . . . . . .       11,300,000                -
 Repayments of long-term debt. . . . . . . . . . . . . . . . . . . . .         (110,105)         (37,418)
 Debt and preferred stock issuance costs . . . . . . . . . . . . . . .          (64,156)               -
 Deposits received from Boston University . . . . . . . . . . . . . .                 -        7,899,739
                                                                              __________        __________
Net cash (used in) provided by financing activities . . . . . . . . .        14,978,506         7,862,396
                                                                             __________         _________

Net increase (decrease) in cash and cash equivalents  . . . . . . . .         4,453,792          530,358
Cash and cash equivalents, beginning of period . . . . . . . . . . . .          435,460        1,548,392
                                                                              __________        ________
Cash and cash equivalents, end of period . . . . . . . . . . . . . . .    $   4,889,252     $  2,078,750
                                                                           ============     =============
Supplemental disclosures of cash flows information:
 Cash paid for interest. . . . . . . . . . . . . . . . . . . . . . . .    $     367,495     $        463
                                                                           ============     =============
Supplemental non cash activities:
 Conversion of series A preferred stock to common stock . . . . . . . .   $           -     $   2,060,056
 Preferred stock diidends. . . . . . . . . . . . . . . . . . . . . . . .  $           -     $     638,458
 Issuance of Common Stock to Lilly . . . . . . . . . . . . . . . . . . .  $           -     $     800,000




     The accompanying notes are an integral part of the financial statements.

1. Basis of Presentation

   The accompanying financial statements are unaudited and have been prepared by the Company in accordance with generally accepted accounting principles.

   Certain information and footnote disclosure normally included in the Company's audited annual financial statements has been condensed or omitted in the Company's interim financial statements. In the opinion of management, the interim financial statements reflect all adjustments (consisting of normal recurring accruals) necessary for a fair representation of the results for the interim periods presented.

   The results of operations for the interim periods may not necessarily be indicative of the results of operations expected for the full year, although the Company expects to incur a significant loss for the year ending
December 31, 1997. These interim financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1996, which are contained in the Company's most recent Annual Report on Form 10-K.

   In September 1997, the Company restated its 1996 financial statements to reflect a change in the accounting treatment for the Company's Amended Sales and Distribution Agreement with Eli Lilly and Company on May 28, 1996 (see
Note 8).

2. Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s). Actual results could differ from those estimates.

3. Loss Per Share

   In February 1997, the Financial Accounting Standards Board issued
Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS No. 128"). SFAS No. 128 establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This statement is effective for fiscal years ending after December 15, 1997, and early adoption is not permitted. When adopted, the statement will not require restatement of prior years' earnings per share. The Company will adopt this statement for its fiscal year ending December 31, 1997.

4. Amendment to Lilly Agreements

   On April 7, 1997, the Company entered into an amendment (the "Amendment") to its Sales and Distribution Agreement and Development Agreement with Eli Lilly and Company ("Lilly") pursuant to which Lilly had originally obtained the development and marketing rights to the Company's lead molecule DAB389IL-2 ("IL-2 Fusion Protein") for all cancer and certain non-cancer indications. Under the terms of the Amendment, subject to certain limitations, Lilly relinquished all other development and marketing rights to IL-2 Fusion
Protein for non-cancer indications, as well as rights to other molecules.
In addition, Lilly agreed to pay to Ajinomoto Co., Inc. ("Ajinomoto") on behalf of the Company $4.3 million: Lilly paid $2.15 million to Ajinomoto for a license granted by Ajinomoto directly to Lilly; and Lilly has agreed to pay, subject to certain conditions, up to $2.15 million of the Company's
$2.25 obligation to Ajinomoto under the Company's restructured agreement with Ajinomoto (See Note 5). Pursuant to the Amendment, Lilly is permitted to credit $1.5 million of the amount paid by Lilly to Ajinomoto on behalf of the Company against the next $1.5 million milestone payment that falls due from Lilly to the Company under the Sales and Distribution Agreement between the Company and Lilly on the submission by the Company of a U.S. Biologics License Application ("BLA") for cutaneous T-cell lymphoma ("CTCL") to the Food and Drug Administration ("FDA"). Lilly is not obligated to make any further payments in respect of the Company's obligations to Ajinomoto if Lilly terminates the Sales and Distribution Agreement and Development
Agreement between it and the Company as a result of a failure by the Company to meet specified clinical, regulatory and financial milestones and other requirements. Among the relevant milestones and requirements referenced in the preceding sentence are the Company's obtaining commitments for $5.0 million of new investment capital by July 1, 1997, and closing on the same by August
1, 1997, the Company obtaining $15.0 million of new investment capital by October 1, 1997, and the Company closing the sale of the Operating Division to Boston University by October 31, 1997.

   In exchange, the Company issued to Lilly, in a private placement, 1.0 million shares of its common stock. The shares of common stock issued to Lilly are valued at the closing price of the Company's Common Stock as reported on Nasdaq on the date of issuance of the shares to Lilly, less a discount of 20% to reflect a discount from the Nasdaq closing price because the shares are not registered under the Securities Act of 1933. In the quarter ended June 30, 1997, the Company has valued the 1.0 million shares of common stock issued to Lilly at $800,000 based on the April 7, 1997 Nasdaq closing price of $1.00, less 20%, and has recorded it as research and development expense.

   The Company did not obtain $15.0 million of new investment capital by October 1, 1997, and did not close the sale of the operating Division by October 31, 1997. As a result, Lilly has the right currently, with 30 days' notice, to terminate its agreements with the Company. The Company has received no indication from Lilly that Lilly intends to exercise that right. If Lilly were to terminate its agreements with the Company, the Company would be obligated to pay the $2.15 million payment to Ajinomoto that Lilly has agreed to make on the Company's behalf, and Lilly's obligations under the agreements to provide financial support to the Company's clinical trial efforts would cease.

5. Amendment to Ajinomoto License Agreement

   On June 1, 1997, the Company restructured (the "Restructuring") its
License Agreement with Ajinomoto pursuant to which Ajinomoto had granted the Company worldwide rights to certain IL-2 gene patents owned by the Japanese Foundation for Cancer Research and Ajinomoto for potential use in the development of the Company's lead product, IL-2 Fusion Protein. Prior to the Restructuring, the Company was obligated to pay Ajinomoto a license fee of $4.3 million payable upon the occurrence of certain specified events, but no later than March 31, 1997 (previously extended by agreement of Ajinomoto to May 31, 1997); and royalties ranging from 2% to 4% on sales of the licensed product by the Company or its sublicensees, but with minimum royalties of $100,000 for the third year of the agreement, $200,000 for the fourth year of the agreement, and $300,000 for the fifth and following years of the agreement. In addition, prior to the Restructuring, the rights granted by Ajinomoto to the Company pursuant to the License Agreement were exclusive. Under the terms of the Restructuring, the future license fees payable by the Company to Ajinomoto were reduced to the following amounts: a $2.25 million fee payable in the amount of $800,000 by June 30, 1998, or approval by the FDA of a BLA filed by the Company for the licensed product, whichever comes first, in the amount of $800,000 by June 30, 1999, and in the amount of $650,000 by March 31, 2000; and a reduced royalty of 1% on end-user net sales of the licensed product by the Company or its sublicenses. The Company amended its agreements with Lilly whereby Lilly will pay license fees to Ajinomoto on behalf of the Company, subject to certain limitations (See Note 4). The Restructuring provides that the license granted by Ajinomoto to the Company will be non-exclusive. Accordingly, in the quarter ended June 30, 1997, the Company reduced its obligation to Ajinomoto from $4.3 million to $2.25 million and recorded extraordinary income of $2,050,000 for the reduction of this liability.

6. Sale of Manufacturing and Clinical Operations to Boston University

   On February 14, 1997, the Company entered into an asset purchase agreement (the "Asset Purchase Agreement") to sell its manufacturing and clinical operations division to Boston University or a designated affiliate for $5.0 million. The closing of the transaction is subject to, among other things, approval by the Company's stockholders. Boston University has paid the Company $4.5 million as a deposit and, from the time of execution of the agreement, has assumed responsibility for the division operations, including responsibility for operating costs. The Company is permitted to use the purchase price and operating cost deposits to fund its current operations, although as of June 30, 1997, such deposit was recorded as a liability.

   Simultaneously with the execution of the Asset Purchase Agreement, the Company entered into a service agreement ("the Service Agreement") with Boston University providing for the purchase by the Company of certain services related to product research, development, manufacturing, clinical trials, quality control, and quality assurance. The Service Agreement expires in January 1999, and is subject to certain early termination provisions, including the option of Boston University to terminate the agreement if losses during a contract year exceed $9.0 million and the Company does not reimburse Boston University for the losses in excess of $9.0 million. The Service Agreement may be renewed for two successive one-year terms at the option of the Company. The Company has the option to repurchase the assets comprising the manufacturing and clinical operations facilities. The Company has agreed to pay Boston University fees of approximately $5.5 million and $6.6 million in years 1 and 2 of the Service Agreement, respectively. The fees can be increased or decreased by agreement of the parties, but may not be reduced to less than $4.3 million per contract year. The Service Agreement is expected to reduce substantially the Company's operating costs in research and development, as the Company will be contracting solely for the services that the Company requires for clinical and manufacturing purposes. The Company will give effect to this transaction in its financial statements after closing.

   At the closing, most of the Company's employees involved in the manufacturing and clinical operations will become employees of Boston University. Both the purchase price and operating cost deposits are subject to refund to Boston University in the event that conditions for closing are not met. Upon the closing of this transaction, the Company will account for the gain and the sale of the operating division and the excess of the reimbursed operating costs over the amount due to Boston University, pursuant to the Service Agreement for the period from February 14, 1997 until the closing of the transaction, as a contribution of capital. As of June 30, 1997, the net amount due to Boston University from the Company in respect of the operating division's operating expenses for the period from February 14, 1997 to June 30, 1997, was approximately $1,215,160.

7. Subsequent Event

   On July 31, 1997, the Company entered into an evaluation license and option agreement (the "USSC License Agreement") with United States Surgical Corporation ("USSC") granting USSC an option on worldwide rights to the Company's DAB389EGF molecule (the "EGF Fusion Protein") for restenosis in cardiovascular applications. Leon C. Hirsch, who beneficially owns more than 5% of the Company's Common Stock, is the Chairman of USSC and beneficially owns 7.8% of the common stock of USSC. Turi Josefsen, who beneficially owns more than 5% of the Company's Common Stock, is a director of USSC and benefically owns 1.8% of the common stock of USSC. John R. Silber, a director of the Company, is a director of USSC and benefically owns .02% of the common stock of USSC. Pursuant to the USSC License Agreement, USSC made an initial payment to the Company of $5.0 million on July 31, 1997. Under the USSC License Agreement, USSC is entitled to acquire an exclusive license to the technology, at any time during a 15-month evaluation period, upon the payment to the Company of an additional $5.0 million. In addition, the Company issued to USSC a warrant for the purchase of 500,000 shares of the Company's Common Stock at a purchase price of $.5625 per share, the closing sale price for shares of the Company's Common Stock on the date prior to the date the warrant was issued. The Company will value this warrant and record it as a charge to general and administrative expense in the quarter ending September 30, 1997. USSC has agreed to fund trials associated with the development of EGF Fusion Protein for restenosis. If USSC's option to obtain any exclusive license of the EGF Fusion Protein technology is exercised, milestone payments will be payable by USSC to Seragen up to a maximum amount of $22.5 million. In addition, USSC will be obligated to pay Seragen royalties on commercial sales of the licensed product. In the event USSC chooses not to exercise the option, the USSC License Agreement will terminate, and, in exchange, USSC will receive $5.0 million worth of the Company's Common Stock valued at the average of the closing prices of the Company's Common Stock (i) for the ten trading days preceding the date of the USSC License Agreement or (ii) for the ten trading days preceding the date on which USSC chooses not to exercise the option, whichever is lower. The Company will record the $5.0 million initial payment from USSC as a liability. In the event that USSC exercises its option to license the EGF Fusion Protein, the $5.0 million will be recorded as revenue at that time. In the event that USSC chooses not to exercise the option, the $5.0 million will be recorded as stockholders' equity.

8. Restatement of 1996 Financial Statements

   In September 1997, the Company restated its 1996 financial statements to reflect a change in the accounting treatment for the Company's amended Sales and Distribution Agreement with Lilly on May 28, 1996. The restatement consists of (1) recording the $5.0 million payment by Lilly in 1994 as an advance against future purchases of bulk product by Lilly (the Company had previously recorded such amount as revenue in the quarter ended June 30,
1996), (2) capitalizing as a deferred expense $2,060,000 of commissions paid by the Company in connection with the $5.0 million payment from Lilly in 1994, and (3) reversing a $1.2 million expense accrual associated with providing the bulk material to Lilly (previously recorded by the Company in the fourth quarter of 1996). The following table presents the net loss, net loss applicable to common stockholders, and net loss per share as originally reported, and as restated.


                                               Three Months Ended                Six Months Ended
                                                 June 30, 1996                    June 30, 1996
                                               __________________                ________________
                                          As reported      As restated        As reported      As restated
Net loss                                 $(2,722,948)      $(5,662,948)       $(9,506,006)   $(12,446,006)

Net loss applicable to
common stockholders                       (2,749,615)       (5,689,615)        (9,532,673)    (12,472,673)

Net loss per share                            $(0.17)           $(0.34)            $(0.57)     $(0.75)


9. Unaudited Pro Forma Information

   The following unaudited pro forma financial information reflects the Company's balance sheet as of June 30, 1997 (as restated), assuming the transaction with Boston University described in Note 6 was consummated on February 14, 1997. If the transaction had been consummated on February 14, 1997, the Company's operating loss for the six months ended June 30, 1997, would have been reduced by approximately $2,185,000. (See Note (d) to the pro forma Balance Sheet.) The unaudited pro forma financial statement does not purport to be indicative of the results which would actually have been reported if the transaction had been effected on February 14, 1997, or which may be reported in the future.


                                               SERAGEN, INC.
                                    UNAUDITED PRO FORMA BALANCE SHEET
                                            AS OF JUNE 30, 1997

                         Assets                                         June 30, 1997     Adjustments      Pro Forma
                                                                       (As restated)
                                                                       __________      ___________      _________
Current assets:
   Cash and cash equivalents . . . . . .                             $   2,078,750   $   (715,160) a) $
1,363,590
   Restricted cash . . . . . . . . . . . . . . . . . . . . . .             610,318              -         610,318
   Contract receivable  . . . . . . . . . . . . . . . . . . .              512,126              -         512,126
   Unbilled contract receivable. . . . . . . . . . . . . . . .             773,866              -         773,866
   Prepaid expenses and other current assets . . . . . . . . .              97,613              -          97,613
                                                                        __________     ___________      _________
                        Total current assets . . . . . . .               4,072,673       (715,160)      3,357,513

Property and equipment, net. . . . . . . . . . . . . . . . . . .         4,163,141     (4,148,843) (b)     14,298
Deferred Commission. . . . . . . . . . . . . . . . . . . . . . .         2,060,000                      2,060,000
Other assets . . . . . . . . . . . . . . . . . . . . . . . . . .            38,239              -          38,239
                        Total assets . . . . . . . . . . .           $  10,334,053   $ (4,864,003)    $ 5,470,050
                                                                         ==========     ===========
==========

            Liabilities and Stockholders' (Deficit)
Current liabilities:
   Accounts payable. . . . . . . . . . . . . . . . . . . . . .             927,444              -         927,444
   Deposit received from Boston University . . . . . . . . . .           7,899,739     (7,899,739) (c)
-
   Accrued expenses. . . . . . . . . . . . . . . . . . . . . .           4,034,040              -       4,034,040
   Preferred stock redemption liability. . . . . . . . . . . .           1,122,619              -       1,122,619
   Short-term obligation . . . . . . . . . . . . . . . . . . .             800,000              -         800,000
                                                                         _________      _________       _________
                         Total current liabilities. . . . .             14,783,842     (7,899,739)      6,884,103
                                                                        __________      _________       _________
Non-current liabilities:
   Deferred Revenue . . . . . . . . . . . . . . . . . . . . .            5,000,000              -       5,000,000
   Long-term obligation. . . . . . . . . . . . . . . . . . . .           1,450,000              -       1,450,000
   Canadian affiliate put option liability . . . . . . . . . .           2,400,000              -       2,400,000
                                                                         _________      __________      _________
                        Total non-current liabilities. . .               8,850,000              -       8,850,000
                                                                         _________      __________      _________
Commitments and contingencies
Stockholders' (deficit);
  Preferred stock, $.01 par value; 5,000,000 shares authorized
  Convertible preferred stock, Series A, $.01 par value; issued and outstanding 1,500 shares at June 30, 1997, $151,406
  liquidation preference. . . . . . . . . . . .                            508,059              -          508,059
  Convertible preferred stock, Series B, $.01 par value; issued and outstanding 23,800 shares at June 30, 1997, $23,800,000
  liquidation preference. . . . . . . . . .                             23,800,000              -       23,800,000
  Convertible preferred stock, Series C, $.01 par value; issued and outstanding 5,000 shares at June 30, 1997, $5,300,000
  liquidation preference . . . . . . . . . . . . . . . .                 5,300,000              -        5,300,000
  Common stock, $.01 par value; 70,000,000 shares authorized;
  issued 20,034,050 shares at June 30, 1997 . . . . . . . . . .            200,340              -          200,340
Additional paid in capital . . . . . . . . . . . . . . . . . .         154,154,807      3,035,73)  (d)
157,190,543
Accumulated deficit. . . . . . . . . . . . . . . . . . . . . .        (197,260,664)             -     (197,260,664)
                                                                       ___________      _________      ___________
                                                                       (13,297,458)     3,035,736     (10,261,722)
Less-treasury stock (777 shares at cost at June 30, 1997). . .             ( 2,331)             -
(2,331)
                                                                        __________      _________        __________
                 Total stockholders' (deficit)  . .                    (13,299,789)     3,035,736     (10,264,053)
                                                                        __________      _________        __________
                 Total liabilities and stockholders' (deficit).       $ 10,334,053  $  (4,864,003)  $
5,470,050
                                                                       ============    ============
=============


                                   SERAGEN, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                 (Unaudited)
                                 __________


   The following pro forma adjustments are required to reflect the sale of the majority of the Company's property and equipment, the assignment of certain capital and operating leases to Boston University and the Company's Service Agreement with Boston University as discussed in Note 6. The net book value and estimated disposition costs are based on the estimated fair value, as determined by the management of the Company. Such allocation will be revised to reflect changes in assets through the date of closing and the determination of actual disposition costs.

Notes to pro forma Balance Sheet

(a) Reflects (i) $500,000 due to the Company from Boston University for the remaining purchase price and (ii) the net amount due to
        Boston University of $1,215,160.                           $ 715,160

(b)     Reflects a reduction in property and equipment for the net book value
        of assets sold.                                            $4,148,843

(c) Reflects the Boston University deposits of $4.5 million for the purchase price and the $3,399,739 for the operating costs as
        non-refundable payments upon closing.                      $7,899,739

(d) Reflects (i) the excess of the purchase price over the net book value of the assets sold of $851,157 and (ii) the difference between the amount reimburseable from Boston University and the amounts due to Boston University under the Service Agreement of $2,184,579.
                                                                   $3,035,736


                                          63

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Overview

   The Company is engaged in the discovery, research and development of pharmaceutical products for human therapeutic applications. Since 1985, the Company has focused substantially all of its efforts and resources on research and development of its fusion protein technology. The Company's fusion proteins were developed using proprietary technology and have potential applications in a wide range of human diseases. To date, the Company has not generated any revenues from the sale of fusion protein products, and the Company does not expect to receive any such revenues for several years. The Company has generated no profit since its inception and expects to incur additional operating losses over the next several years.

   In February 1997, the Company entered into an Asset Purchase Agreement to sell its manufacturing and clinical operations division to Boston University or a designated affiliate for $5.0 million and in connection therewith entered into a Service Agreement with Boston University pursuant to which Boston University will provide the Company with certain services related to product research, development, manufacturing, clinical trials, quality control and quality assurance. The terms of this transaction are discussed more fully below under "Liquidity and Capital Resources."

   On April 7, 1997, the Company entered into the Amendment to its Sales and Distribution Agreement and Development Agreement with Lilly pursuant to which Lilly had the development and marketing rights to the Company's lead molecule IL-2 Fusion Protein for all cancer and certain non-cancer indications. The terms of this transaction are discussed more fully below under "Liquidity and Capital Resources."

   On June 1, 1997, the Company entered into the Amendment to its License Agreement with Ajinomoto pursuant to which Ajinomoto granted the Company worldwide rights to certain IL-2 gene patents owned by the Japanese Foundation for Cancer Research and Ajinomoto for potential use in the development of the Company's lead product, IL-2 Fusion Protein. The terms of this transaction are discussed more fully below under "Liquidity and Capital Resources."

   On July 31, 1997, the Company entered into an evaluation license and option agreement with USSC granting USSC an option on worldwide rights to the Company's EGF Fusion Protein for restenosis in cardiovascular applications. USSC has acquired the option in exchange for an initial payment to the Company of $5.0 million. The terms of this transaction are discussed more fully below under "Liquidity and Capital Resources."

   Restatement of 1996 Financial Statements.  In September 1997, the
Company restated its 1996 financial statements to reflect a change in the accounting treatment for the Company's amended Sales and Distribution Agreement with Lilly on May 28, 1996. The restatement consists of
(1) recording the $5.0 million payment by Lilly in 1994 as an advance against future purchases of bulk product by Lilly (the Company had previously recorded such amount as revenue in the quarter ended June 30, 1996), (2) capitalizing as a deferred expense $2,060,000 of commissions paid by the Company in connection with the $5.0 million payment from Lilly in 1994, and (3) reversing a $1.2 million expense accrual associated with providing the bulk material to Lilly (previously recorded by the Company in the fourth quarter of 1996).
(See Note 8.)

Results of Operations

   Three Months Ended June 30, 1997 and 1996. The Company's net loss for the three-month period ended June 30, 1997 was $3.7 million compared to $5.7 million for the period ended June 30, 1996. The decrease in net loss during the second three months of 1997 was primarily due to an increase of $1.1 million in preferred stock dividends in 1997. The increase to the net loss was partially offset by a decrease in 1997 in operating expenses of $1.8 million, a reduction in the loss incurred in connection with the Company's Canadian affiliate of $472,000 in 1997, a decrease of $818,000 in 1997 of interest expense and an extraordinary gain of $2.1 million reflecting the restructuring of the Ajinomoto agreement in June 1997.

   The Company's revenues for the three months ended June 30, 1997 and 1996 were substantially unchanged and consisted primarily of contract revenue from Lilly for certain development costs of IL-2 Fusion Protein for CTCL.

   Total operating expenses for the three months ended June 30, 1997 increased by $0.3 million to $5.9 million in 1997 from $5.6 million in 1996. The cost of contract revenue was substantially unchanged for the three-month period ended June 30, 1997 as compared to the same period in 1996. Research and development expenses remained constant at $3.3 million in the three months ended June 30, 1997 in comparison to the three months ended June 30, 1996, however, there was an $800,000 increase in 1997 associated with the issuance of 1.0 million shares of Common Stock to Lilly in 1997. This increase was partially offset by $800,000 as a result of a reduction in the workforce and related expenses. General and administrative expenses increased by $0.3 million to $1.4 million in the second three months of 1997 as compared to $1.1 million in the second three months of 1996. This increase was primarily due to an increase in legal fees.

   The loss incurred in connection with the Company's Canadian affiliate decreased by $472,000 in the three months ended June 30, 1997 as compared to the three months ended June 30, 1996. The Company believes the current maximum obligation to the Canadian affiliate is $2.4 million, which was accrued as of December 31, 1996. Interest income decreased in the second quarter of 1997 as compared to the second quarter of 1996 reflecting lower cash balances. Interest expense decreased by $818,000 in the second quarter of 1997 as compared to the second quarter of 1996 due to the elimination of the lines of credit in exchange for Series B Preferred Stock which occurred in July 1996. The extraordinary income of $2.1 million in 1997 reflects the gain recorded in connection with the reduction in the amount payable to Ajinomoto as a result of the restructuring of the Ajinomoto license agreement.

   Preferred stock dividends and accretion increased by $1.1 million in the three months ended June 30, 1997 as compared to the three months ended June 30, 1996. This increase in 1997 is due to the accrual of dividends on the issuances of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in May 1996, July 1996 and September 1996, respectively. In addition, in the three months ended June 30, 1997, the Company recorded $356,653 representing the conversion discount on the Series A Preferred Stock conversions.

   Six Months Ended June 30, 1997 and 1996. The Company's net loss for the six-month period ended June 30, 1997 was $8.3 million compared to $12.5 million for the period ended June 30, 1996. The decrease in the net loss during the six months ended June 30, 1997 was primarily due to a reduction in operating expenses of $1.5 million, a reduction in the loss incurred in connection with the Company's Canadian affiliate of $1.6 million, a decrease of $1.4 million in interest expense and an extraordinary gain of $2.1 million reflecting the restructuring of the Ajinomoto license agreement. These decreases were partially offset by a $0.6 million reduction in revenue and an increase in preferred stock dividends of $1.8 million.

   The Company's revenues for the six months ended June 30, 1997 and 1996 were $2.2 million and $2.7 million, respectively. Contract revenue from Lilly decreased in the six months ended June 30, 1997 by $500,000 primarily due to the completion of certain clinical data management milestones in 1996 and the winding down of patient enrollment in 1997 for a Phase III clinical trial for IL-2 Fusion Protein for CTCL.

   Total operating expenses for the six months ended June 30, 1997 decreased by $1.5 million to $10.5 million in 1997 from $12.0 million in 1996. The cost of contract revenue was $2.1 million in the six months ended June 30, 1997 as compared to $2.6 million in the six months ended June 30, 1996, a decrease of $500,000, reflecting the completion of certain clinical data management milestones in 1996 and the winding down of patient enrollment in 1997 for a Phase III clinical trial for IL-2 Fusion Protein for CTCL.
Research and development expenses decreased by $1.1 million to $5.8 million in the six months ended June 30, 1997 from $6.9 million for the six months ended June 30, 1996. This decrease was primarily the result of a reduction in the workforce and related expenses of approximately $1.9 million. This decrease was partially offset by an $800,000 charge associated with the issuance of 1.0 million shares of common stock to Lilly in 1997 in conjunction with the Amendment. General and administrative expenses decreased by $0.1 million to $2.6 million in the six months ended June 30, 1997 as compared to $2.5 million in the six months ended June 30, 1996.

   The loss incurred in connection with the Company's Canadian affiliate decreased by $1.6 million in the six months ended June 30, 1997 as compared to the six months ended June 30, 1996. The Company believes the current maximum obligation to the Canadian affiliate is $2.4 million, which was accrued as of December 31, 1996. Interest income was substantially unchanged in the six months ended June 30, 1997 as compared to the six months ended June 30, 1996. Interest expense decreased by $1.4 million to $172,000 in the six months ended June 30, 1997 from $1.6 million in the six months ended June 30, 1996 due to the elimination of the lines of credit in exchange for Series B Preferred Stock which occurred in July 1996. The extraordinary gain of $2.1 million in 1997 reflects the gain recorded in connection with the reduction in the amount payable to Ajinomoto as a result of the restructuring of the Ajinomoto license agreement.

   Preferred stock dividends and accretion increased by $1.8 million in the six months ended June 30, 1997 as compared to the six months ended June 30, 1996. This increase in 1997 is due to the accrual of dividends on the issuances of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in May 1996, July 1996 and September 1996, respectively. In addition, in the six months ended June 30, 1997, the Company recorded $356,653 representing the conversion discount on the Series A Preferred Stock conversions.

   Restatement of 1996 Financial Statements.  In September 1997, the
Company restated its 1996 financial statements to reflect a change in the accounting treatment for the Company's amended Sales and Distribution Agreement with Lilly on May 28, 1996. The restatement consists of
(1) recording the $5.0 million payment by Lilly in 1994 as an advance against future purchases of bulk product by Lilly (the Company had previously recorded such amount as revenue in the quarter ended June 30, 1996), (2) capitalizing as a deferred expense $2,060,000 of commissions paid by the Company in connection with the $5.0 million payment from Lilly in 1994, and (3) reversing a $1.2 million expense accrual associated with providing the bulk material to Lilly (previously recorded by the Company in the fourth quarter of 1996). The following table presents the net loss, net loss applicable to common stockholders, and net loss per share as originally reported, and as restated. (See Note 8.)

                                               Three Months Ended                Six Months Ended
                                                 June 30, 1996                    June 30, 1996
                                               __________________                ________________
                                          As reported      As restated        As reported      As restated
Net loss                                 $(2,722,948)      $(5,662,948)       $(9,506,006)   $(12,446,006)

Net loss applicable to
common stockholders                       (2,749,615)       (5,689,615)        (9,532,673)    (12,472,673)

Net loss per share                            $(0.17)           $(0.34)            $(0.57)     $(0.75)






Liquidity and Capital Resources

   As of June 30, 1997, the Company had approximately $2.1 million in cash and cash equivalents, which was comprised of the remainder of the deposit made by Boston University with respect to the operating facility's operating costs of $3.4 million in connection with the sale of the Company's manufacturing and clinical operations to Boston University. Subsequent to June 30, 1997, the Company received $5.0 million from USSC pursuant to the USSC License Agreement.

   The Company expects to incur substantial additional research and development expenses as it continues development of its fusion proteins. The Company also expects to incur substantial administrative and commercialization expenses in the future. The Company's continuing operating losses and requirements for working capital will depend on many factors, including progress in and costs associated with its research, pre-clinical and clinical development efforts, and the level of resources which the Company must devote to obtaining regulatory approvals to manufacture and sell its products.

   The Company began assembling the components of the Company's operating division, which includes substantially all of the Company's assets and personnel other than (i) its patents (which have been previously pledged to secure certain dividend obligations) and other intellectual property, (ii) certain management personnel, and (iii) assets utilized by retained management personnel in the performance of their duties (collectively, the "Operating Division"), over five years ago. The Company developed the Operating
Division in a manner that provided excess capacity in order to meet anticipated commercial demand for the Company's products. Historically, the Operating Division has never operated at full capacity because the Company has not yet begun manufacturing product for commercial purposes and due to the limited financial resources that the Company has available to develop other products. The Company, however, maintained a relatively high level of staffing in order to comply with regulatory requirements. The Company maintained the Operating Division, despite its high costs, because of the delays and disruptions in the Company's product development and clinical trial efforts that the Board and management believed would have resulted had the Company discontinued the operations of the Operating Division and sought to obtain the services provided by the Operating Division from third parties. The Company does not now have adequate financial resources to maintain the Operating Division in accordance with its initial plans or to develop additional products utilizing the Operating Division. The Company did not provide services to third parties using the services of the Operating
Division due to regulatory guidelines that prevented it from doing so.
In recent years, the FDA has relaxed these guidelines. However, the Company chose not to contract out excess capacity because this would not have led to a substantial and rapid reduction in expenditures and because of the potential resulting distraction to key management.

   As of February 14, 1997, the Company entered into the Asset
Purchase Agreement to sell the Operating Division to Boston University or a designated affiliate for $5.0 million. The closing of the transaction is subject to, among other things, approval and ratification by the Company's stockholders. Boston University has paid the Company $4.5 million as a deposit and, from the time of execution of the agreement, has assumed responsibility for the operations of the Operating Division, including responsibility for operating costs. The Company is permitted to use the purchase price and operating costs deposits to fund its current operations although, as of June
30, 1997, such deposit was recorded as a liability. The net book value of the assets to be sold to Boston University was $4.2 million as of June 30, 1997. These assets represent substantially all of the Company's property and equipment and consist primarily of leasehold improvements to the Company's manufacturing facility, laboratory facilities and laboratory equipment.

   The Company expects that the transactions with Boston University discussed above will effectively outsource the Company's research and development activities and reduce the Company's cash needs, both for capital expenditures and operating expenses. The Company is subject to certain additional risks and expenditures, including termination of its contract service agreement if the Company does not reimburse Boston University for the losses in excess of $9.0 million in a contract year, provided that, after notice, the Company does not pay Boston University the difference between its actual losses for that year and $9.0 million. If the Company is unable to or chooses not to make the additional payments, it will be forced to change to a new service provider. This could adversely affect the Company's research and development efforts.

   Simultaneously with the execution of the Asset Purchase Agreement, the Company entered into the Service Agreement with Boston University providing for the purchase by the Company of certain services related to product research, development, manufacturing, clinical trials, quality control, and quality assurance. The Service Agreement expires in January 1999 and is subject to certain early termination provisions, including the option of Boston University to terminate the agreement if losses during a contract year exceed $9.0 million and the Company does not reimburse Boston University for the losses in excess of $9.0 million. The Service Agreement may be renewed for two successive one-year terms at the option of the Company. The Company has the option to repurchase the assets comprising the manufacturing and clinical operations facilities. The Company has agreed to pay Boston University fees of approximately $5.5 million and $6.6 million in years 1 and 2 of the Service Agreement, respectively. The fees can be increased or decreased by agreement of the parties, but may not be reduced to less than $4.3 million per contract year. The Service Agreement is expected to substantially reduce operating costs in research and development, as the Company will be contracting solely for the services that the Company requires for clinical and manufacturing purposes. The Company will give effect to this transaction in its financial statements after closing.

   At the closing, most of the Company's employees involved in the manufacturing and clinical operations will become employees of Boston University. Both the purchase price and the operating costs deposits are subject to refund to Boston University in the event that conditions for closing are not met. Upon the closing of this transaction, the Company will account for the gain and the sale of the operating facility and the excess of the reimbursed operating costs over the amount due to Boston University, pursuant to the Service Agreement for the period from February 14, 1997 until the closing of the transaction, as a contribution of capital. As of June 30, 1997, the net amount due to Boston University from the Company in respect of the operating facility's operating expenses for the period from February 14, 1997 to June 30, 1997 was approximately $1,215,160.

  On April 7, 1997, the Company entered into the Amendment to its Sales and Distribution Agreement and Development Agreement with Lilly pursuant to which Lilly had originally obtained the development and marketing rights to the Company's lead molecule IL-2 Fusion Protein for all cancer and certain non-cancer indications. Under the terms of the Amendment, subject to certain limitations, Lilly relinquished all other development and marketing rights to IL-2 Fusion Protein for non-cancer indications, as well as rights to other molecules. In addition, Lilly agreed to pay to Ajinomoto on behalf of the Company $4.3 million: Lilly paid $2.15 million to Ajinomoto for a license granted by Ajinomoto directly to Lilly; and Lilly has agreed to pay, subject to certain conditions, up to $2.15 million of the Company's $2.25 million obligation to Ajinomoto under the Company's restructured agreement with Ajinomoto. Pursuant to the Amendment, Lilly is permitted to credit $1.5 million of the amount paid by Lilly to Ajinomoto on behalf of the Company against the next $1.5 million milestone payment that falls due from Lilly to the Company under the Sales and Distribution Agreement between the Company and Lilly upon the submission by the Company of a BLA for CTCL to the FDA. Lilly is not obligated to make any further payments in respect of the Company's obligations to Ajinomoto if Lilly terminates the Sales and Distribution Agreement and Development Agreement between it and the Company as a result of a failure by the Company to meet specified clinical, regulatory and financial milestones and other requirements. Among the relevant milestones and requirements referenced in the preceding sentence are the Company's obtaining commitments for $5.0 million of new investment capital by July 1, 1997, and closing on the same by August 1, 1997, the Company obtaining $15.0 million of new investment capital by October 1, 1997, and the Company closing the sale of the Operating Division to Boston University by October 31,1997.

   In exchange, the Company issued to Lilly, in a private placement, 1.0 million shares of its common stock. In the quarter ended June 30, 1997, the Company has valued the 1.0 million shares of common stock issued to Lilly at $800,000 based on the April 7, 1997 Nasdaq closing price of $1.00, less 20% (because the shares are not registered), and has recorded it as research and development expense.

   The Company did not obtain $15.0 million of new investment capital by October 1, 1997, and did not close the sale of the Operating Division by October 31, 1997. As a result, Lilly has the right currently, with 30 days' notice, to terminate its agreements with the Company. The Company has received no indication from Lilly that Lilly intends to exercise that right. If Lilly were to terminate its agreements with the Company, the Company would be obligated to pay the $2.15 million payment to Ajinomoto that Lilly has agreed to make on the Company's behalf and Lilly's obligations under the agreements to provide financial support to the Company's clinical trial efforts would cease.

   On June 1, 1997, the Company restructured its License Agreement with Ajinomoto pursuant to which Ajinomoto had granted the Company worldwide rights to certain IL-2 gene patents owned by the Japanese Foundation for Cancer Research and Ajinomoto for potential use in the development of the Company's lead product, IL-2 Fusion Protein. Prior to the restructuring, the Company was obligated to pay Ajinomoto a license fee of $4.3 million payable upon the occurrence of certain specified events, but no later than March 31, 1997 (previously extended by agreement of Ajinomoto to May 31, 1997); and royalties ranging from 2% to 4% on sales of the licensed product by the Company or its sublicensees, but with minimum royalties of $100,000 for the third year of the agreement, $200,000 for the fourth year of the agreement, and $300,000 for the fifth and following years of the agreement. In addition, prior to the restructuring, the rights granted by Ajinomoto to the Company pursuant to the License Agreement were exclusive. Under the terms of the restructuring, the future license fees payable by the Company to Ajinomoto were reduced to the following amounts: a $2.25 million fee payable in the amount of $800,000 by June 30, 1998, or approval by the FDA of a BLA filed by the Company for the licensed product, whichever comes first, in the amount of $800,000 by June 30, 1999, and in the amount of $650,000 by March 31, 2000; and a reduced royalty of 1% on end user net sales of the licensed product by the Company or its sublicenses. The Company amended its agreements with Lilly whereby Lilly will pay license fees to Ajinomoto on behalf of the Company, subject to certain limitations. The restructuring provides that the license granted by Ajinomoto to the Company will be non-exclusive. Accordingly, in the quarter ended June 30, 1997, the Company reduced its obligation to Ajinomoto from $4.3 million to $2.25 million and recorded extraordinary income of $2,050,000 for the reduction of this liability.

   On July 31, 1997, the Company entered into the USSC License Agreement with USSC granting USSC an option on worldwide rights to the EGF Fusion Protein for restenosis in cardiovascular applications. Leon C. Hirsch, who beneficially owns more than 5% of the Company's Common Stock, is the Chairman of USSC and beneficially owns 7.8% of the common stock of USSC. Turi Josefsen, who beneficially owns more than 5% of the Company's Common Stock, is a director of USSC and benefically owns 1.8% of the common stock of USSC.
John R. Silber, a director of the Company, is a director of USSC and benefically owns .02% of the common stock of USSC. Pursuant to the USSC License Agreement, USSC made an initial payment to the Company of $5.0 million on July 31, 1997. Under the USSC License Agreement, USSC is entitled to acquire an exclusive license to the EGF Fusion Protein technology, at any time during a 15-month evaluation period, upon the payment to the Company of an additional $5.0 million. In addition, the Company issued to USSC a warrant for the purchase of 500,000 shares of the Company's Common Stock at a purchase price of $.5625 per share, the closing sale price for shares of the Company's Common Stock on the date prior to the date the warrant was issued. The Company will value this warrant and record it as a charge to general and administrative expense in the quarter ending September 30, 1997. USSC has agreed to fund trials associated with the development of EGF Fusion Protein for restenosis. If USSC's option to obtain any exclusive license of the EGF Fusion Protein technology is exercised, milestone payments will be payable by USSC to the Company up to a maximum amount of $22.5 million. In addition, USSC will be obligated to pay the Company royalties on commercial sales of the licensed product. In the event USSC chooses not to exercise the option, the USSC License Agreement will terminate, and, in exchange, USSC will receive $5.0 million worth of the Company's Common Stock valued at the average of the closing prices of the Company's Common Stock (i) for the ten trading days preceding the date of the USSC License Agreement or (ii) for the ten trading days preceding the date on which USSC chooses not to exercise the option, whichever is lower. The Company will record the $5.0 million initial payment from USSC as a liability. In the event that USSC exercises its option to license the EGF Fusion Protein, the $5.0 million will be recorded as revenue at that time. In the event that USSC chooses not to exercise the option, the $5.0 million will be recorded as stockholders' equity.

   On May 29, 1996, the Company issued 4,000 shares of Series A
Preferred stock ("Series A Shares"), to investors outside the United
States in reliance on Regulation S of the Securities Act, for gross proceeds of $4 million (approximately $3.8 million net of offering fees). Each Series A Share is convertible into shares of the Company's Common Stock at a conversion price equal to the lesser of $4.125 or 73 percent of the average closing bid prices for a five-day period prior to the conversion date, up to a maximum of 3,321,563 shares of Common Stock. Any share the investor is unable to convert due to this limitation may be exchanged for $1,150 per share in cash.
The holders of the Series A Shares also are entitled to receive cumulative dividends at an 8% annual rate upon conversion, payable in shares of Common Stock. Any Series A Shares remaining outstanding on November 29, 1997, will be automatically converted into shares of Common Stock. As of October 7, 1997, 2,865 Series A Shares had been converted into 3,156,445 shares of Common Stock. If the holders of the Series A Shares convert an additional 22 shares into Common Stock, the Company will be obligated to exchange any remaining Series A Shares for $1,150 per share in cash, which is currently estimated at approximately $1.3 million. There can be no assurance that the Company will have sufficient funds to pay these amounts to the holders of the Series A Shares.

   The Company has not paid the cash dividends due December 31, 1996, March 31, 1997, June 30, 1997, and September 30, 1997, on shares of its Series B Preferred stock ("Series B Shares"), nor has the Company made the royalty payments due to its subsidiary, Seragen Technology, Inc. ("STI"), on January 1, 1997, April 1, 1997, July 1, 1997, and October 1, 1997. Correspondingly, STI has not paid the dividends due January 1, 1997, April 1, 1997, July 1, 1997, and October 1, 1997, on shares of its Class B common stock ("Class B Shares"). The Company does not expect STI to make the dividend payments due on the Class B Shares on January 1, 1998. As a result, the holders of the Class B Shares have the right under an escrow agreement to seek delivery to them of a collateral assignment of the Company's patents. The holders of the Class B Shares have, however, agreed to forbear until March 1, 1998 from exercising their right to foreclose on the patents.

   The Company anticipates that existing cash and cash equivalents, the reimbursement of clinical costs for the development of IL-2 Fusion Protein for cancer therapy from Lilly, the reimbursement of operating costs by Boston University and the $5.0 million received by USSC for a license option will be sufficient to fund the Company's working capital requirements through approximately December 1997. In addition, the Company must complete the sale of its manufacturing and clinical operation facilities to Boston University or the $4.5 million deposit and the $3.4 million operating expenses that have been paid as of June 30, 1997, on such facility will be subject to refund to Boston University (See Note 6 in the "Notes to the Financial Statements" regarding significant future obligations). The Report of Independent Accountants on the Company's Financial Statements for the fiscal year ended December 31, 1996 includes an explanatory paragraph concerning uncertainties surrounding the Company's ability to continue as a going concern. This may adversely affect the Company's ability to raise additional capital. See Note A in the Annual Report on Form 10-K for the year ended December 31, 1996 in the "Notes to the Financial Statements." The Company's ability to finance its operations is dependent upon its ability to raise additional capital through debt or equity financings, possible additional payments under the strategic alliance with Lilly, or such other sources of financing, including strategic partnerships, as may be available.

   The Company's Common Stock was delisted from trading on the Nasdaq National Market on September 9, 1997, due to failure to comply with Nasdaq's minimum net tangible assets requirement. The delisting of the Common Stock from the Nasdaq National Market could have a material adverse effect on the Company's efforts to raise additional equity capital. In addition, as a result of the delisting of the Common Stock from the Nasdaq National Market, the investors in Seragen Biopharmaceuticals Ltd. ("SBL"), a company 49% owned by the Company, may claim that they are entitled to require the Company to purchase their shares in SBL for cash. The Company believes that it has meritorious defenses to assert against this potential claim. There is no assurance that the Company will have sufficient cash to purchase the investors' shares in SBL for cash. The Company intends to re-apply for listing on the Nasdaq National Market or the Nasdaq Small-Cap Market as soon as possible after the Company is able to satisfy applicable listing requirements. There is no assurance that the Company will be able to satisfy these requirements.

   The Company is exploring a possible equity offering, although the terms of such offering have not been finalized. There can be no assurance that the Company will be successful in an equity offering or that the amount raised will be sufficient to fund the Company's operating expenses until other sources of funds can be secured. Management of the Company believes that to be able to complete a new equity financing successfully, the holders of the Company's Series A, Series B and Series C preferred stock will be required to convert such securities in connection with the offering. Management is in discussions with such holders, but there is no assurance that such agreements can be reached on terms satisfactory to the Company. Any such offering would likely result in a significant dilution to holders of Common Stock.

   The Company also continues to seek additional funds through collaborative or other arrangements with corporate partners and others. There can be no assurance that the Company will be successful in securing collaborative or other arrangements with corporate partners or others on acceptable terms, if at all.

   If the Company does not consummate an equity financing or additional collaborative or other arrangements with corporate partners, then the Company's current cash position may not be sufficient to meet its financial obligations or to fund operations at the current level beyond December 1997. If adequate additional funds are not available, the Company may be required to delay, scale back or eliminate some or all of its clinical trials, manufacturing or development activities or certain other aspects of its business and may be required to cease operations. The Company also is exploring other alternatives that could result in a merger or sale of the Company.

Safe Harbor Information

   Some of the statements contained in this document are forward-looking, including statements relating directly or by implication to the Company's products, operations, strategic partnerships, and ability to fund its operations. These statements are based on current expectations and involve a number of uncertainties and risks, including (but not limited to) the Company's ability to proceed with successful development, testing, and licensing of its products and the Company's ability to enter into additional strategic partnerships and other collaborative arrangements or to raise additional capital on satisfactory terms, or to complete a merger or sale of the Company. For further information, refer to the "Business Outlook" section in the Company's Form 10-K as filed with the Securities and Exchange Commission. Actual results may differ materially from such expectations.